    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 1996

                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                               MEDPARTNERS, INC.
             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                            8099                           63-1151076
   (State or Other Jurisdiction           (Primary Standard                  (I.R.S. Employer
of Incorporation or Organization)      Industrial Code Number)            Identification Number)

                        3000 GALLERIA TOWER, SUITE 1000
                           BIRMINGHAM, ALABAMA 35244
                                 (205) 733-8996
              (Address, including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principal Executive Offices)
                               ------------------
                                 LARRY R. HOUSE
                                CHAIRMAN OF THE
                           BOARD, PRESIDENT AND CHIEF
                               EXECUTIVE OFFICER
                        3000 GALLERIA TOWER, SUITE 1000
                           BIRMINGHAM, ALABAMA 35244
                              TEL: (205) 733-8996
                              FAX: (205) 733-1568
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                               ------------------
                          COPIES OF COMMUNICATIONS TO:

                 J. BROOKE JOHNSTON, JR. ESQ.                                    ROBERT E. LEE GARNER, ESQ.
            SENIOR VICE PRESIDENT & GENERAL COUNSEL                            F. HAMPTON MCFADDEN, JR., ESQ.
                       MEDPARTNERS, INC.                                       HASKELL SLAUGHTER & YOUNG, LLC
                3000 GALLERIA TOWER, SUITE 1000                                  1200 AMSOUTH/HARBERT PLAZA
                BIRMINGHAM, ALABAMA 35244-2331                                     1901 SIXTH AVENUE NORTH
                      TEL: (205) 733-8996                                         BIRMINGHAM, ALABAMA 35203
                      FAX: (205) 982-7709                                            TEL: (205) 251-1000
                                                                                     FAX: (205) 324-1133

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                               ------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                         PROPOSED MAXIMUM
             TITLE OF EACH                              PROPOSED MAXIMUM     AGGREGATE
          CLASS OF SECURITIES            AMOUNT TO BE    OFFERING PRICE      OFFERING         AMOUNT OF
           TO BE REGISTERED               REGISTERED        PER SHARE          PRICE      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share
  (including the Common Stock Purchase
  Rights)..............................   1,271,601(1)      $22.25(2)     $28,293,122.25      $8,573.66
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) To be offered for the account of certain Selling Stockholders.
(2) Estimated solely for the purpose of calculating the registration fee, based upon the last sale price of the Company's Common Stock on the New York Stock Exchange, Inc. on October 1, 1996.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                1,271,601 SHARES

                           (LOGO) MEDPARTNERS (TM)

                                  COMMON STOCK
                           PAR VALUE $.001 PER SHARE

     In accordance with the applicable rules of the Securities and Exchange Commission (the "Commission"), this Prospectus may be used in connection with offerings of the Common Stock of MedPartners, Inc., a Delaware corporation ("MedPartners" or the "Company"). This Prospectus relates to the resale by the holders thereof ("Selling Stockholders") of up to 1,271,601 shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), in transactions not involving public offerings.

     The shares of Common Stock held by the Selling Stockholders may be offered from time to time in transactions on the New York Stock Exchange, Inc. ("NYSE"), in negotiated transactions or a combination of such methods of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and the purchasers of the shares for which such broker-dealer may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution".

     None of the proceeds from the sale of the shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration of the shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution".

     SEE "RISK FACTORS" AT PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                              ------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                              ------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1996

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement (the "Registration Statement") on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement which the Company has filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning certain documents are not necessarily complete, and in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (Commission File No. 0-27276), and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. and should be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Common Stock, is listed on the NYSE. The reports, proxy statements and certain other information of the Company can be inspected at the office of the NYSE, 20 Broad Street, New York, New York.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. The words "estimate", "project", "intend", "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward looking-statements. For a discussion of certain of such risks and uncertainties, see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, as used herein, the term "MedPartners" or the "Company" refers collectively to MedPartners, Inc. and its predecessor, also named MedPartners, Inc. (the "Original Predecessor"), and their respective subsidiaries and affiliates. Unless otherwise indicated, the information contained in this Prospectus gives effect to the consummation of the acquisitions (collectively, the "Acquisitions") of Caremark International Inc. ("Caremark") and New Management. See "Business -- Acquisition Program". In September 1996, the Company changed its name from MedPartners/Mullikin, Inc. ("MedPartners/Mullikin") to "MedPartners, Inc."

                                  THE COMPANY

GENERAL

     MedPartners, with annualized revenues of approximately $4.5 billion, is the largest physician practice management ("PPM") company in the United States. The Company develops, consolidates and manages integrated healthcare delivery systems. Through its network of affiliated group and independent practice association ("IPA") physicians, the Company provides primary and specialty healthcare services to prepaid managed care enrollees and fee-for-service patients. The Company also operates one of the largest independent prescription benefit management ("PBM") programs in the United States and provides disease management services and therapies for patients with certain chronic conditions. As of June 30, 1996, the Company operated in 54 markets in 25 states through affiliations with approximately 7,400 physicians, including approximately 2,470 in group practices, 4,180 through IPA relationships and 740 who were hospital-based, providing healthcare to approximately 1.5 million prepaid enrollees.

     The Company affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to managed care payor systems. The Company enhances clinic operations by centralizing administrative functions and introducing management tools, such as clinical guidelines, utilization review and outcomes measurement. The Company provides affiliated physicians with access to capital and advanced management information systems. In addition, MedPartners contracts with health maintenance organizations and other third-party payors that compensate the Company and its affiliated physicians on a prepaid basis (collectively, "HMOs"), hospitals and outside providers on behalf of its affiliated physicians. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and increase their patient flow.

     The Company offers medical group practices and independent physicians a range of affiliation models. These affiliations are carried out by the acquisition of PPM entities or practice assets, either for cash or through an equity exchange, or by affiliation on a contractual basis. In all instances, the Company enters into long-term practice management agreements with the affiliated physicians that provide for the management of their practices by the Company while at the same time providing for the clinical independence of the physicians.

     The Company also manages outpatient prescription drug benefit programs for more than 1,200 clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. The Company dispenses 42,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a network of approximately 53,000 retail pharmacies. The Company is in the process of integrating its PBM program with the PPM business by providing pharmaceutical services to affiliated physicians, clinics and HMOs. The Company's disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs that comprise drug therapies, physician support and patient education. The Company currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.

ACQUISITION STRATEGY

     The Company believes it is the leading consolidator in the PPM industry. The Company's acquisition strategy is to develop locally prominent, integrated healthcare delivery networks that provide high quality, cost-effective healthcare in selected geographic markets. The Company implements this strategy through growth in its existing markets, expansion into new markets through acquisitions and affiliations and through the implementation of comprehensive healthcare solutions for patients, physicians and payors. In pursuing its acquisition strategy, the Company creates strategic alliances with hospital partners and HMOs. As an integral element of these alliances, MedPartners utilizes sophisticated information systems to improve the operational efficiency of, and to reduce the costs associated with, operating the Company's networks and the practices of affiliated physicians. The Company's principal methods of expansion are the acquisition of PPM businesses and affiliations with physician and medical groups.

     In September 1996, the Company acquired Caremark, a publicly traded PPM and PBM company based in Northbrook, Illinois, in exchange for approximately 90.6 million shares of Common Stock having a total value of approximately $1.8 billion (the "Caremark Acquisition"), creating the largest PPM business in the United States. Caremark provides PPM services to approximately 1,000 affiliated physicians.

     In November 1995, the Company acquired Mullikin Medical Enterprises, L.P. ("MME"), a privately held PPM entity based in Long Beach, California, in exchange for approximately 13.5 million shares of Common Stock having a total value of approximately $413.2 million. MME provided PPM services to approximately 400 group and 2,600 IPA physicians. In February 1996, the Company acquired Pacific Physician Services, Inc. ("PPSI"), a publicly traded PPM company based in Redlands, California, in exchange for approximately 11.1 million shares of Common Stock having a total value of approximately $342.7 million. PPSI provided PPM services to approximately 710 group and 100 IPA physicians. PPSI had acquired Team Health, Inc. ("Team Health"), based in Knoxville, Tennessee in June 1995. Team Health primarily manages physicians and other healthcare professionals engaged in the delivery of emergency medicine and hospital-based primary care. In August 1996, the Company acquired New Management, a California general partnership, in exchange for approximately 348,000 shares of Common Stock having a total value of $7.0 million. New Management provided management and administrative services to West Hills Hospital, based in Los Angeles, California.

     The Company had affiliated with 190 physicians through December 31, 1994. As of June 30, 1996, after giving effect to the Caremark Acquisition, the Company had affiliated with approximately 7,400 physicians.

THE NOTES

     The Company has filed a Registration Statement with respect to $300 million principal amount of 7 3/8% Senior Notes due 2006 (the "Notes"). Interest on the Notes will be payable semi-annually on April 1 and October 1 of each year, commencing April 1, 1997. The Notes will mature on October 1, 2006. The Notes will not be redeemable by the Company prior to maturity and will not be entitled to the benefit of any mandatory sinking fund.

     The Notes will be general unsecured obligations of the Company ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all existing and future unsubordinated and unsecured obligations of the Company. The Notes will be effectively subordinated to all existing and future secured indebtedness of the Company and to all existing and future indebtedness and other liabilities of the Company's subsidiaries. As of June 30, 1996, after giving effect to the Offering and the use of proceeds therefrom and the Borrowings of the Company under its Credit Facility (as defined herein) and assuming that all of the outstanding Caremark Notes are purchased in the Debt Tender Offer, (as defined herein), the Company would have had approximately $760.9 million of indebtedness outstanding, $161.9 million of which would have effectively ranked senior in right of payment to the Notes and $149.0 million of which would have ranked pari passu with the Notes.

THE DEBT TENDER OFFER

     On September 26, 1996, the Company commenced a cash tender offer (the "Offer" and, together with the Solicitation (as defined below) , the "Debt Tender Offer") for all of the $100 million aggregate principal amount of the 6 7/8% Notes due August 15, 2003 of Caremark (the "Caremark Notes"). The purchase price to be paid for each Caremark Note tendered will be based upon a fixed spread of 37.5 basis points over the yield on the 5 3/4% U.S. Treasury Note due August 15, 2003. Using this formula, the purchase price for the Notes will be set at 2:00 p.m., New York City time, on October 24, 1996, the third business day prior to the scheduled expiration date of the Offer. For illustration purposes only, if calculated based upon a yield on October 2, 1996 on the referenced U.S. Treasury Note, the tender offer yield and purchase price per $1,000 principal amount of Caremark Note for settlement on October 7, 1996 would be 6.849% and $1,001.29, respectively. Such purchase price includes a $5.00 consent payment per $1,000 principal amount of Note.

     In conjunction with the Offer, the Company, on behalf of Caremark, is soliciting (the "Solicitation") the consent ("Consents") of the holders of the Caremark Notes to certain proposed amendments (the "Proposed Amendments") to the indenture (the "Caremark Indenture") governing the Caremark Notes. The Proposed Amendments will eliminate or modify certain covenants contained in the Caremark Indenture, including, among other things, the deletion of the limitations on (i) incurrence of indebtedness, (ii) sale and leaseback transactions and (iii) transfers of properties and assets to unrestricted subsidiaries of Caremark. Subject to the terms and conditions of the Solicitation, the Company is offering to pay each holder who consents to the Proposed Amendments an amount in cash equal to 0.5% of the principal amount of the Caremark Notes ($5.00 per $1,000 principal amount of Caremark Note).

     Holders who tender their Caremark Notes will be required to consent to the Proposed Amendments, however, holders of Caremark Notes may consent to the Proposed Amendments without tendering their Caremark Notes. Caremark Notes that are not purchased in the Debt Tender Offer will remain outstanding obligations of Caremark, and, upon receiving Consents from holders of a majority in aggregate principal amount of the Caremark Notes outstanding, such non-tendered Caremark Notes will be subject to the Proposed Amendments. The principal purpose of the Debt Tender Offer is to improve the operating and financial flexibility of the Company.

     The principal purpose of the Debt Tender Offer is to improve the operating and financial flexibility of the Company. The Debt Tender Offer will be funded by borrowings under the Credit Facility (as defined herein).

                                  THE OFFERING

Common Stock offered by the
  Selling Stockholders.....  1,271,601 shares

Common Stock outstanding
after the Offering.........  146,208,305 shares(1)

New York Stock Exchange
  symbol...................  MDM
---------------

(1) As of September 13, 1996, giving effect to the 90,585,168 shares issued in the Caremark Acquisition and excluding 18,155,041 shares of Common Stock reserved for issuance pursuant to the outstanding stock options. See "Management -- Stock Option Plans".

                                  RISK FACTORS

     See "Risk Factors" beginning on page 6 of this Prospectus for a discussion of certain factors related to the Company and the Common Stock offered hereby.

       SUMMARY PRO FORMA CONDENSED COMBINED FINANCIAL AND OPERATING DATA

     The following summary pro forma condensed combined financial and operating data is derived from the Pro Forma Condensed Combined Financial Statements found elsewhere in this Prospectus. Such pro forma condensed combined financial data is based upon the historical Consolidated Financial Statements of the Company, Caremark and New Management included elsewhere in this Prospectus, adjusted to reflect the Acquisitions as poolings of interests. The summary pro forma condensed combined financial data does not purport to represent the results of operations of the Company that actually would have occurred had the Acquisitions been consummated on the dates indicated or that may be obtained in the future. The summary pro forma condensed combined financial data should be read in conjunction with the Pro Forma Condensed Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                                                       SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                  JUNE 30,
                                                             ------------------------------------   -----------------------
                                                                1993         1994         1995         1995         1996
                                                             ----------   ----------   ----------   ----------   ----------
                                                                            (IN THOUSANDS, EXCEPT SHARE DATA
                                                                                  AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue................................................  $1,756,762   $2,593,329   $3,530,768   $1,669,100   $2,273,270
Operating expenses:
  Affiliated physician services............................     272,128      412,075      631,407      292,505      422,943
  Outside medical expenses.................................      70,427      102,496      149,185       64,556      156,506
  Clinic expenses..........................................     284,509      413,969      683,927      305,731      491,462
  Non-clinic goods and services............................     884,014    1,365,203    1,688,075      829,681      985,531
  General and administrative expenses......................     123,468      145,937      142,952       73,492       69,946
  Depreciation and amortization............................      25,464       40,816       57,643       26,875       41,182
  Net interest expense.....................................       7,021       14,885       17,447        8,451       12,100
  Merger expenses..........................................          --           --       66,564        1,051       34,448
  Loss on investments......................................          --           --       86,600           --           --
  Other, net...............................................      (1,574)        (143)        (192)        (401)        (373)
                                                               --------     --------   ----------   ----------   ----------
Net operating expenses.....................................   1,665,457    2,495,238    3,523,608    1,601,941    2,213,745
Income before income taxes and discontinued operations.....      91,305       98,091        7,160       67,159       59,525
Income tax expense (benefit)...............................      43,126       44,022      (15,966)      24,713       23,348
Cumulative effect of change in method of accounting for
  income taxes.............................................         298           --           --           --           --
                                                               --------     --------   ----------   ----------   ----------
Income from continuing operations..........................      47,881       54,069       23,126       42,446       36,177
Loss (income) from discontinued operations.................     (30,808)     (25,902)     136,528      139,531       66,799
                                                               --------     --------   ----------   ----------   ----------
Net income (loss)..........................................  $   78,689   $   79,971   $ (113,402)  $  (97,085)  $  (30,622)
                                                               ========     ========   ==========   ==========   ==========
Net income (loss) per share(1).............................  $     0.66   $     0.63   $    (0.85)  $    (0.73)  $    (0.22)
                                                               ========     ========   ==========   ==========   ==========
Number of shares used in net income (loss) per
  share(1)(2)..............................................     119,380      127,409      133,939      132,723      140,967
                                                               ========     ========   ==========   ==========   ==========
Income per share, excluding merger expenses, discontinued
  operations and extraordinary item........................  $     0.40   $     0.42   $     0.47   $     0.32   $      .41
OTHER FINANCIAL DATA:
EBITDA(3)..................................................  $  123,736   $  153,792   $   82,250   $  102,481   $  112,807
Capital expenditures.......................................      65,927      102,282      122,794       48,571       70,233
CERTAIN OPERATING DATA (AT PERIOD END):
  Group physicians.........................................         870        1,227        2,357        1,660        2,470
  States...................................................           7           19           20           19           25
  Prepaid enrollees........................................     726,256    1,057,308    1,290,455    1,042,215    1,461,000

                                                                                                      JUNE 30, 1996
                                                                                                      --------------
                                                                                                        PRO FORMA
                                                                                                      --------------
                                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............................................................                $  119,396
Working capital.........................................................................                   (85,480)
Total assets............................................................................                 1,987,262
Short-term debt and current portion of long-term debt...................................                   297,377
Long-term debt, less current portion....................................................                   551,519
Total stockholders' equity..............................................................                   643,395

                                                   (footnotes on following page)

---------------

(1) Net income (loss) per share is computed by dividing net income (loss) by the number of common equivalent shares outstanding during the periods in accordance with the applicable rules of the Commission. All stock options issued have been considered as outstanding common equivalent shares for all periods presented, even if anti-dilutive, under the treasury stock method. Shares of common stock of the Original Predecessor issued in February 1995 upon conversion of the then outstanding convertible preferred stock are assumed to be common equivalent shares for all periods presented.
(2) Number of shares used in net income (loss) per share gives effect to the Caremark Acquisition by using the exchange ratio of 1.21.
(3) EBITDA is defined as earnings before net interest expense, taxes, extraordinary items, depreciation and amortization and minority interest. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance. The Company believes EBITDA is helpful in understanding cash flow generated from operations that is available for debt service, taxes and capital expenditures. EBITDA should not be considered in isolation or as substitute for net income or other consolidated statement of operations or cash flow data prepared in accordance with generally accepted accounting principles ("GAAP") as a measure of the profitability or liquidity of the Company.

                                  THE COMPANY

     The Company was incorporated under the laws of Delaware in August 1995 as "MedPartners/Mullikin, Inc." to be the surviving corporation in the combination of the businesses of the Original Predecessor, incorporated under the laws of Delaware in 1993, and MME, a California limited partnership which, directly or through its predecessor entities, had operated since 1957. In September 1996, the Company changed its name to "MedPartners, Inc." The executive offices of MedPartners are located at 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244, and its telephone number is (205) 733-8996. See "Business".

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective purchasers of the Common Stock should consider carefully the factors listed below.

RISKS RELATING TO THE COMPANY'S GROWTH STRATEGY

     The Company intends to continue to pursue an aggressive growth strategy for the foreseeable future. The Company's strategy involves growth through acquisitions and internal development. The Company's ability to pursue new growth opportunities successfully will depend on many factors, including, among others, the Company's ability to identify suitable growth opportunities and successfully integrate acquired businesses and practices. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on its management, management information systems and physician network. Any failure by the Company to adapt its systems and procedures to those changing demands could have a material adverse effect on the operating results and financial condition of the Company.

     Competition for Expansion Opportunities. The Company is subject to the risk that it will be unable to identify and recruit suitable acquisition candidates in the future. The Company competes for acquisition, affiliation and other expansion opportunities with national, regional and local PPM companies and other physician management entities. In addition, certain companies, including hospitals and insurers, are expanding their presence in the PPM market. The Company's failure to compete successfully for expansion opportunities or to attract and recruit suitable acquisition candidates could have a material adverse effect on the operating results and financial condition of the Company. The Company is also subject to the risk that it will be unable to recruit and retain qualified physicians and other healthcare professionals to serve as employees or independent contractors of the Company and its affiliates. See "Business -- Competition".

     Integration Risks. Acquisitions of PPM companies and physician practices entail the risk that such acquisitions will fail to perform in accordance with expectations and that the Company will be unable to successfully integrate such acquired businesses and physician practices into its operations. The profitability of the Company is largely dependent on its ability to develop and integrate networks of physicians, to manage and control costs and to realize economies of scale from acquisitions of PPM companies and physician practices. The histories, geographic location, business models, including emphasis on managed care and fee-for-service, and cultures of acquired PPM businesses and physician practices may differ from the Company's past experiences. Dedicating management resources to the integration process may detract attention from the day-to-day business of the Company. Moreover, the integration of the acquired businesses and physician practices may require substantial capital and financial investments. These, together with other risks described herein, could result in the incurrence of substantial costs in connection with acquisitions that may never achieve revenue and profitability levels comparable to the Company's existing physician networks, which could have a material adverse effect on the operating results and financial condition of the Company.

     The major acquisitions carried out by the Company since January 1995, have been structured as poolings of interests. As a result, the operating income of the Company has been reduced by the merger expenses incurred in connection with those acquisitions, resulting in a net loss for the six months ended June 30, 1996. The expenses of the Caremark Acquisition are expected to result in a net loss for the year ended December 31, 1996. There can be no assurance that future merger expenses will not result in further net losses. Nor can there be any assurance that there will not be substantial future costs associated with integrating acquired companies; that the Company will be successful in integrating such companies; or that the anticipated benefits of such acquisitions will be realized fully. The unsuccessful integration of such companies or the failure of the Company to realize such anticipated benefits fully could have a material adverse effect on the operating results and financial condition of the Company. See "-- Risks Relating to Capital Requirements".

     Dependence on HMO Enrollee Growth. The Company is also largely dependent on the continued increase in the number of HMO enrollees who use its physician networks. This growth may come from development or acquisition of other PPM entities, affiliation with additional physicians, increased enrollment in HMOs currently contracting with the Company through its affiliated physicians and additional agreements with HMOs. There can be no assurance that the Company will be successful in identifying, acquiring and integrating additional medical groups or other PPM companies or in increasing the number of enrollees. A decline in enrollees in HMOs could have a material adverse effect on the operating results and financial condition of the Company. Moreover, because the Company is statutorily and contractually prohibited from controlling any medical decisions made by a healthcare provider, affiliated physicians may decline to enter into HMO agreements that are negotiated for them by the Company or may enter into contracts for the provision of medical services or make other financial commitments that are not intended to benefit the Company and which, accordingly, could have a material adverse effect on the operating results and financial condition of the Company. See "Business -- Operations".

     Risks Relating to Capital Requirements. The Company's growth strategy requires substantial capital for the acquisition of PPM businesses and assets of physician practices, and for their effective integration, operation and expansion. Affiliated physician practices may also require capital for renovation, expansion and additional medical equipment and technology. The Company believes that its existing cash resources, including the net proceeds from the sale of the Notes, the use of Common Stock for selected practice and other acquisitions, and available borrowings under the $1.0 billion credit facility (the "Credit Facility") with NationsBank, National Association (South), as administrative bank to a group of lenders, or any successor credit facility, will be sufficient to meet the Company's anticipated acquisition, expansion and working capital needs for the next twelve months. The Company expects from time to time to raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows in order to meet the capital needs of the Company. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing networks can be obtained. Such financings could result in increased interest and amortization expense, decreased income to fund future expansion and dilution of existing equity positions, which could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO CAPITATED NATURE OF REVENUES; CONTROL OF HEALTHCARE COSTS

     A substantial portion of the Company's revenue is derived from agreements with HMOs that provide for the receipt of capitated fees. Under these agreements, the Company, through its affiliated physicians, is generally responsible for the provision of all covered outpatient benefits, regardless of whether the affiliated physicians directly provide the medical services associated with the covered benefits. The Company is statutorily and contractually prohibited from controlling any medical decisions made by any healthcare provider. To the extent that enrollees require more care than is anticipated or require supplemental medical care that is not otherwise reimbursed by the HMO, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. If revenue is insufficient to cover costs, the operating results and financial condition of the Company could be materially adversely affected. As a result, the Company's success will depend in large part on the effective management of healthcare costs through various methods, including utilization management, competitive pricing for purchased services and favorable agreements with payors. Recently, many providers, including the Company, have experienced pricing pressures with respect to negotiations with HMOs. In addition, employer groups are becoming increasingly successful in negotiating reductions in the growth of premiums paid for their employees' health insurance, which tends to depress the reimbursement for healthcare services. At the same time, employer groups are demanding higher accountability from payors and providers of healthcare services with respect to measurable accessibility, quality and service. If these trends continue, the cost of providing physician services could increase while the level of reimbursement could grow at a lower rate or could decrease. There can be no assurance that these pricing pressures will not have a material adverse effect on the operating results and financial condition of the Company. In addition, changes in healthcare practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of healthcare could have a material adverse effect on the operating results and financial condition of the Company.

     The Company's financial statements include estimates of costs for covered medical benefits incurred by HMO enrollees, but not yet reported. While these estimates are based on information available at the time of calculation, there can be no assurance that actual costs will approximate the estimates of such amounts. If the actual costs significantly exceed the amounts estimated and accrued, such additional costs could have a material adverse effect on the operating results and financial condition of the Company.

     The HMO agreements often contain shared-risk provisions under which additional revenue can be earned or economic penalties can be incurred based upon the utilization of hospital and non-professional services by HMO enrollees. The Company's financial statements contain accruals for estimates of shared-risk amounts receivable from or payable to the HMOs that contract with their affiliated physicians. These estimates are based upon inpatient utilization and associated costs incurred by HMO enrollees compared to budgeted costs. Differences between actual contract settlements and amounts estimated as receivable or payable relating to HMO risk-sharing arrangements are generally reconciled annually. This may cause fluctuations from amounts previously accrued. To the extent that HMO enrollees require more care than is anticipated or require supplemental care that is not otherwise reimbursed by the HMOs, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. Any such insufficiency could have a material adverse effect on the operating results and financial condition of the Company.

     Physician groups that render services on a fee-for-service basis (as opposed to a capitated plan) typically bill various third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare services provided to their patients. A significant portion of the revenue of the Company is derived from payments made by these third-party payors. There can be no assurance that payments under governmental programs or from other third-party payors will remain at present levels. In addition, third-party payors can deny reimbursement if they determine that treatment was not performed in accordance with the cost-effective treatment methods established by such payors or was experimental or for other reasons. Any material decrease in payments received from such third-party payors could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO CERTAIN CAREMARK LEGAL MATTERS

     OIG Settlement and Related Claims. Caremark agreed in June 1995, to settle with the Office of the Inspector General (the "OIG") of the United States Department of Health and Human Services (the "DHHS"), Department of Justice ("DOJ"), the Veteran's Administration, the Federal Employee Health Benefits Program ("FEHBP"), the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") and related state investigative agencies in all 50 states and the District of Columbia a four-year-long investigation of Caremark (the "OIG Settlement"). Under the terms of the OIG Settlement, which covered allegations dating back to 1986, a subsidiary of Caremark pled guilty to two counts of mail fraud -- one each in Minnesota and Ohio -- resulting in the payment of civil penalties and criminal fines. The basis of these guilty pleas was Caremark's failure to provide certain information to CHAMPUS, FEHBP and federally funded healthcare benefit programs, concerning financial relationships between Caremark and a physician in each of Minnesota and Ohio. See
"Business -- Legal Proceedings".

     In its agreement with the OIG and DOJ, Caremark agreed to continue to maintain certain compliance-related oversight procedures. Should these oversight procedures reveal credible evidence of legal or regulatory violations, Caremark is required to report such violations to the OIG and DOJ. Caremark is, therefore, subject to increased regulatory scrutiny and, in the event it commits legal or regulatory violations, Caremark may be subject to an increased risk of sanctions or penalties, including disqualification as a provider of Medicare or

Medicaid services, which would have a material adverse effect on the operating results and financial condition of the Company.

     In connection with the matters described above relating to the OIG Settlement, Caremark is a party to various non-governmental claims and may in the future become subject to additional OIG-related claims. Caremark is a party to, or the subject of, various private suits and claims (including stockholder derivative actions and an alleged class action suit) being asserted in connection with matters relating to the OIG Settlement by Caremark's stockholders, patients who received healthcare services from Caremark and such patients' insurers. See "Business -- Legal Proceedings", Note 14 to the Consolidated Financial Statements of Caremark and Note 5 to the Unaudited Consolidated Financial Statements of Caremark included elsewhere in this Prospectus. In May 1996, three pharmacies, purporting to represent a class consisting of all of Caremark's competitors in the alternate site infusion therapy industry, filed a complaint against Caremark, a subsidiary of Caremark, and two other corporations in the United States District Court for the District of Hawaii alleging violations of the federal conspiracy laws, the antitrust laws and of California's unfair business practices statute. The complaint seeks unspecified treble damages, and attorneys' fees and expenses. The Company intends to defend this case vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance, that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     Private Payor Settlements. In March 1996, Caremark agreed to settle all disputes with a number of private payors. These disputes relate to businesses that were covered by the OIG Settlement. The settlements resulted in an after-tax charge of approximately $42.3 million. In addition, the Company will pay $23.3 million after-tax to cover the private payors' pre-settlement and settlement-related expenses. An after-tax charge for the above amounts was recorded in first quarter 1996 discontinued operations. The Company paid the settlement amounts in September 1996.

     As of June 30, 1996, the pre-tax reserve for the costs of settlement of the OIG Settlement and the settlement with the private payors referred to above and related matters was approximately $110.0 million. This reserve represented management's estimate of the ultimate costs relating to the disposition of these matters. The Company cannot determine at this time what costs may be incurred in connection with future disposition of non-governmental claims or litigation. Therefore there can be no assurance that the ultimate costs of these matters will not exceed such reserve or that additional costs, claims and damages will not occur. Such additional costs, if incurred, could have a material adverse effect on the operating results and financial condition of the Company. See "Business -- Legal Proceedings", Note 14 to the Consolidated Financial Statements of Caremark and Note 5 to the Unaudited Consolidated Financial Statements of Caremark included elsewhere in this Prospectus.

     Coram Litigation. On September 11, 1995, Coram Healthcare Corporation ("Coram") filed a complaint in the San Francisco Superior Court against Caremark and its subsidiary, Caremark Inc., and 50 unnamed individual defendants. The complaint, which arises from Caremark's sale to Coram of Caremark's home infusion therapy business in April 1995, for approximately $209.0 million in cash and $100.0 million in securities, alleges breach of the Asset Sale and Note Purchase Agreement, dated January 29, 1995, as amended April 1, 1995, between Coram and Caremark, breach of related contracts, fraud, negligent misrepresentation and a right to contractual indemnity. Requested relief in Coram's amended complaint includes specific performance, declaratory relief, injunctive relief and damages of $5.2 billion. Caremark filed counterclaims against Coram in this lawsuit and also filed a lawsuit in the United States District Court in Chicago claiming that Coram committed securities fraud in its sale to Caremark of its securities in connection with the sale of Caremark's home infusion business to Coram. The lawsuit filed in federal court in Chicago has been dismissed, and Caremark's appeal of the dismissal was argued on May 10, 1996 and is now under submission. Coram's lawsuit is currently in the discovery phase. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance, that the ultimate resolution of this matter, if adversely determined, would not materially adversely affect the operating results and financial condition of the Company.

     Caremark Acquisition Litigation. In May 1996, two stockholders, each purporting to represent a class, filed complaints against Caremark and each of its directors in the Court of Chancery of the State of Delaware alleging breaches of the directors' fiduciary duty in connection with Caremark's then proposed merger with the Company. The complaints seek unspecified damages, injunctive relief, and attorneys' fees and expenses. The Company believes these complaints will not have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO EXPOSURE TO PROFESSIONAL LIABILITY; LIABILITY INSURANCE

     In recent years, physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. Although the Company does not engage in the practice of medicine or provide medical services, or control the practice of medicine by its affiliated physicians or the compliance with regulatory requirements directly applicable to the affiliated physicians and physician groups, there can be no assurance that the Company will not become involved in such litigation in the future. Through the Company's ownership and operation of Pioneer Hospital ("Pioneer Hospital"), U.S. Family Care Medical Center ("USFMC") and Friendly Hills Hospital ("Friendly Hills"), the Company could be subject to allegations of negligence and wrongful acts arising out of providing nursing care, emergency room services, credentialing of medical staff members and other activities incident to the operation of acute care hospitals. In addition, through its management of clinic locations and provision of non-physician healthcare personnel, the Company could be named in actions involving care rendered to patients by physicians employed by or contracting with affiliated medical organizations and physician groups.

     The Company maintains professional and general liability insurance. Nevertheless, certain types of risks and liabilities are not covered by insurance and there can be no assurance that the limits of coverage will be adequate to cover losses in all instances. In addition, the Company's practice management agreements require the affiliated physicians to maintain professional liability insurance coverage on their practice and on each employee and agent of the practice, and the Company generally is indemnified under each of the practice management agreements by the affiliated physicians for liabilities resulting from the performance of medical services. There can be no assurance that a future claim or claims will not exceed the limits of available insurance coverages or that indemnification will be available for all such claims. See "Business -- Corporate Liability and Insurance".

GOVERNMENT REGULATION

     Federal and state laws regulate the relationships among providers of healthcare services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for recommendation, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services, as well as laws that impose significant penalties for false or improper billings for physician services. These laws also impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion and penalties, if applied to the Company's affiliated physicians, could result in significant loss of reimbursement.

     Moreover, the laws of many states, including California (from which a significant portion of the Company's revenues are derived), prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. As stated in Note 1 to the

Consolidated Financial Statements of the Company included elsewhere in this Prospectus, the Company believes that it has perpetual and unilateral control over the assets and operations of the various affiliated professional corporations. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the practice of medicine or other federal restrictions. Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of the Company and its contractual arrangements with affiliated physicians will not be successfully challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. There can be no assurance that review of the business of the Company and its affiliates by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the healthcare regulatory environment will not change so as to restrict existing operations or expansion thereof. In the event of action by any regulatory authority limiting or prohibiting the Company or any affiliate from carrying on its business or from expanding the operations of the Company and its affiliates to certain jurisdictions, structural and organizational modifications of the Company may be required, which could have a material adverse effect on the operating results and financial condition of the Company.

     In addition to the regulations referred to above, significant aspects of the Company's operations are subject to state and federal statutes and regulations governing workplace health and safety, the operation of pharmacies, repackaging of drug products, dispensing of controlled substances and the disposal of medical waste. The Company's operations may also be affected by changes in ethical guidelines and operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association and the Joint Commission on Accreditation of Healthcare Organizations. Accordingly, changes in existing laws and regulations, adverse judicial or administrative interpretations of such laws and regulations or enactment of new legislation could have a material adverse effect on the results of operations and financial condition of the Company. See "-- Risks Relating to Pharmacy Licensing and Operation".

     As of June 30, 1996, after giving effect to the Acquisitions, approximately 5% of the revenues of the Company's affiliated physician groups is derived from payments made by government-sponsored healthcare programs (principally, Medicare and state reimbursed programs). As a result, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of the Company. There are also state and federal civil and criminal statutes imposing substantial penalties (including civil penalties and criminal fines and imprisonment) on healthcare providers that fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. The Company believes it is in material compliance with such laws, but there can be no assurance that the Company's activities will not be challenged or scrutinized by governmental authorities or that any such challenge or scrutiny would not have a material adverse effect on the operating results and financial condition of the Company.

     Certain provisions of the Social Security Act, commonly referred to as the "Anti-kickback Statute", prohibit the offer, payment, solicitation, or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients. The Anti-Kickback Statute contains provisions prescribing civil and criminal penalties to which individuals or providers who violate such statute may be subjected. The criminal penalties include fines up to $25,000 per violation and imprisonment for five years or more. Additionally, the DHHS has the authority to exclude anyone, including individuals or entities, who has committed any of the prohibited acts from participation in the Medicare and Medicaid programs. If applied to the Company or any of its subsidiaries or affiliated physicians, such exclusion could result in a significant loss of reimbursement for the Company, up to a maximum of the approximately 5% of revenues derived from such programs, which could have a material adverse effect on the operating results and financial condition of the Company. Although the Company believes that it is not in violation of the Anti-kickback Statute or similar state statutes, its operations do not fit within any of the existing or proposed federal safe harbors.

     Significant prohibitions against physician referrals were enacted by the federal Omnibus Budget Reconciliation Act of 1993. Subject to certain exemptions, a physician or a member of his immediate family is prohibited from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. While the Company believes it is in compliance with such legislation, future regulations could require the Company to modify the form of its relationships with physician groups. Some states have also enacted similar self-referral laws, and the Company believes it is likely that more states will follow. The Company believes that its practices fit within exemptions contained in such statutes. Nevertheless, expansion of the operations of the Company to certain jurisdictions may require structural and organizational modifications of the Company's relationships with physician groups to comply with new or revised state statutes. Such structural and organizational modifications could materially adversely affect the operating results and financial condition of the Company.

     The Knox-Keene Health Care Service Plan Act of 1975 (the "Knox-Keene Act") and the regulations promulgated thereunder subject entities which are licensed as healthcare service plans in California to substantial regulation by the California Department of Corporations (the "DOC"). In addition, licensees under the Knox-Keene Act are required to file periodic financial data and other information (which generally become available to the public), maintain substantial tangible net equity on their balance sheets and maintain adequate levels of medical, financial and operational personnel dedicated to fulfilling the licensee's statutory and regulatory requirements. The DOC is empowered by law to take enforcement actions against licensees that fail to comply with such requirements. On March 5, 1996, the DOC issued to Pioneer Provider Network, Inc. ("PPN"), a wholly-owned subsidiary of the Company, a healthcare service plan license (the "Restricted License"). PPN is a recently created organization without an operating history, and there is no assurance that the DOC will view PPN's operations to be fully in compliance with applicable laws, including the Knox-Keene Act, and regulations. Any material non-compliance could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO PHARMACY LICENSING AND OPERATION

     The Company is subject to federal and state laws and regulations governing pharmacies. Federal controlled substance laws require the Company to register its pharmacies with the United States Drug Enforcement Administration and comply with security, record-keeping, inventory control and labeling standards in order to dispense controlled substances. State controlled substance laws require registration and compliance with the licensing, registration or permit standards of the state pharmacy licensing authority. State pharmacy licensing, registration and permit laws impose standards on the qualifications of the applicant's personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities. In general, pharmacy licenses are renewed annually. Pharmacists must also satisfy state licensing requirements. Any failure to satisfy such pharmacy licensing statutes and regulations could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO HEALTHCARE REFORM

     As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been, and other proposals may be, introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on the Company.

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the Company's Second Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), the Company's Second Amended and Restated By-laws (the "By-laws") and the DGCL could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company. These provisions include a classified Board of Directors and the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the Company's Common Stock. The Company also is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. In addition, the Company Rights Plan (as defined herein), which provides for discount purchase rights to certain stockholders of the Company upon certain acquisitions of 10% or more of the outstanding shares of the Company's Common Stock, may also inhibit a change in control of the Company. See "Management -- Classified Board of Directors", "Description of Capital Stock -- Certain Provisions of the Certificate of Incorporation and the DGCL" and "-- Stockholder Rights Plan".

POSSIBLE VOLATILITY OF STOCK PRICE

     There may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy, the financial markets or the healthcare industry, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years, the stock market and, in particular, the healthcare industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.

                          PRICE RANGE OF COMMON STOCK

     Prior to February 21, 1995, the effective date of the initial public offering of Original Predecessor, there was no public market for the Common Stock. The common stock of the Original Predecessor and then of MedPartners/Mullikin was traded on the Nasdaq National Market under the symbol "MPTR" from February 21, 1995 until February 21, 1996. On February 22, 1996, the Common Stock was listed on the NYSE under the symbol "MDM".

     The following table sets forth for the quarterly periods indicated the high and low reported bid prices for the Common Stock through February 21, 1996, as reported on the Nasdaq National Market. After February 21, 1996, the table sets forth the high and low last sale price as reported on the NYSE Composite Tape.

                                                                                HIGH     LOW
                                                                               ------   ------
1995
First Quarter (from February 21).............................................  $24.00   $14.75
Second Quarter...............................................................   24.50    17.75
Third Quarter................................................................   30.00    18.00
Fourth Quarter...............................................................   33.00    26.00
1996
First Quarter................................................................  $34.75   $28.50
Second Quarter...............................................................   30.25    20.13
Third Quarter................................................................   23.13    16.63
Fourth Quarter (through                     )................................

     There were approximately 743 holders of record of the Common Stock as of July 22, 1996.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and does not anticipate the payment of cash dividends in the foreseeable future. The Company anticipates that any future earnings will be retained to finance the growth and development of its business. The Company's Credit Facility restricts the payment of cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

                                 CAPITALIZATION

     The following table sets forth as of June 30, 1996, (i) the actual capitalization of the Company and (ii) the pro forma capitalization that gives effect to the Acquisitions (see "Pro Forma Condensed Combined Financial Information" included elsewhere in this Prospectus).

                                                                            JUNE 30, 1996
                                                                       -----------------------
                                                                        ACTUAL      PRO FORMA
                                                                       --------     ----------
                                                                           (IN THOUSANDS)
Short-term debt and current portion of long-term debt................  $  7,648     $  297,377
Long-term debt(1)....................................................    35,080        197,022
7 3/8% Senior Notes due 2006.........................................        --             --
Stockholders' equity:
  Preferred stock, $.001 par value, 9,500,000 shares authorized; no
     shares issued and outstanding...................................        --             --
  Series C Junior Participating Preferred Stock, $.001 par value;
     500,000 shares authorized; no shares issued and outstanding.....        --             --
  Common Stock, $.001 par value; 200,000,000 shares authorized;
     52,311,000, 146,313,000 and 146,313,000 shares issued and
     outstanding, respectively(2)....................................        52            143
  Additional paid-in capital(2)......................................   435,618        567,127
  Notes receivable from stockholders.................................    (1,818)        (1,818)
  Accumulated deficit................................................   (19,241)        77,943
                                                                       --------     ----------
          Total stockholders' equity.................................   414,611        643,395
                                                                       --------     ----------
          Total capitalization.......................................  $457,339     $1,137,794
                                                                       ========     ==========

---------------

(1) Excludes approximately $180.0 million borrowed since June 30, 1996 under the Credit Facility.
(2) Excludes 5,819,610 shares of Common Stock reserved for issuance pursuant to outstanding stock options at June 30, 1996. See "Management -- Stock Option Plans".

                       SELECTED HISTORICAL FINANCIAL DATA

SELECTED FINANCIAL DATA

     The selected historical financial data of the Company for, and as of the end of, each of the periods indicated in the five-year period ended December 31, 1995, have been derived from the audited consolidated financial statements of the Company. The selected historical financial data for each of the six months ended June 30, 1995 and 1996, and as of June 30, 1996, have been derived from the unaudited consolidated financial statements of the Company, which reflect, in the opinion of management of the Company, all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the financial data for such periods. The results for such interim periods are not necessarily indicative of the results for the full year. The selected financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                                                                  SIX MONTHS
                                                                                                                     ENDED
                                                                    YEAR ENDED DECEMBER 31,                        JUNE 30,
                                                     ------------------------------------------------------   -------------------
                                                       1991       1992       1993       1994        1995        1995       1996
                                                     --------   --------   --------   --------   ----------   --------   --------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue........................................  $266,447   $394,878   $549,695   $815,041   $1,153,557   $547,450   $703,683
Operating expenses:
  Cost of affiliated physician services............    97,364    167,488    224,770    349,036      506,811    240,225    301,280
  Clinic salaries, wages and benefits..............    66,596     89,439    112,489    159,010      216,119    105,133    116,600
  Outside hospitalization expense..................    17,411     27,842     59,861     86,974      109,934     50,364     83,516
  Clinic rent and lease expense....................     9,467     11,970     18,832     27,515       41,825     19,744     23,814
  Clinic supplies..................................    15,552     17,996     24,529     34,453       47,744     22,519     30,953
  Other clinic costs...............................    19,227     22,648     41,248     67,645       88,991     43,776     59,154
  General corporate expenses.......................    18,060     38,099     42,196     56,653       64,713     32,167     39,540
  Depreciation and amortization....................     6,404      9,575     14,057     21,892       29,088     13,962     16,482
  Net interest expense.............................     2,098      2,396      3,338      5,958        8,443      3,367      2,811
  Merger expenses..................................        --         --         --         --       66,564      1,051     34,448
  Loss (gain) from disposal of assets..............        (3)        --        122      1,627           --         --         --
                                                      -------   --------   --------   --------   ----------   ---------- ----------
  Income (loss) from continuing operations before
    pro forma income taxes and cumulative effect of
    change in method of accounting.................    14,271      7,425      8,253      4,278      (26,675)    15,142     (4,915)
  Pro forma income tax expense (benefit)(1)........     2,190      7,703      9,723      7,350      (27,233)     4,411        360
                                                      -------   --------   --------   --------   ----------   ---------- ----------
  Pro forma income (loss) from continuing
    operations before cumulative effect of change
    in method of accounting........................    12,081       (278)    (1,470)    (3,072)         558     10,731     (5,275)
  Cumulative effect of change in method of
    accounting for income taxes....................      (120)        --        298         --           --         --         --
                                                      -------   --------   --------   --------   ----------   ---------- ----------
  Pro forma income (loss) from continuing
    operations.....................................    12,201       (278)    (1,768)    (3,072)         558     10,731     (5,275)
  Loss from discontinued operations of clinics.....       279        702         --         --           --         --         --
                                                      -------   --------   --------   --------   ----------   ---------- ----------
  Pro forma net income (loss)......................  $ 11,922   $   (980)  $ (1,768)  $ (3,072)  $      558   $ 10,731   $ (5,275)
                                                      =======   ========   ========   ========   ==========   ========== ==========
Pro forma net income (loss) per share (1)(2).......  $   0.97   $  (0.06)  $  (0.06)  $  (0.08)  $     0.01   $   0.26   $  (0.11)
Number of shares used in pro forma net income
  (loss) per
  share (2)........................................    12,249     15,308     28,403     36,553       42,720     41,867     50,034

                                                                                     DECEMBER 31,                       JUNE 30,
                                                                 ----------------------------------------------------   ---------
                                                                   1991       1992       1993       1994       1995       1996
                                                                 --------   --------   --------   --------   --------   ---------
                                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents......................................  $ 23,677   $ 22,312   $ 43,367   $ 66,623   $ 55,328   $ 56,221
Working capital (deficit)......................................    11,425     (3,358)    13,023     75,605     91,892    101,038
Total assets...................................................   111,478    181,032    243,758    417,974    576,733    618,184
Short-term debt and current portion of long-term debt..........     3,741      9,209     11,641     12,656      9,149      7,648
Long-term debt, less current portion...........................    29,369     46,678     48,340    146,498    200,814     35,080
Total stockholders' equity.....................................    30,708     49,281     71,577    109,232    202,717    414,611

                                                   (footnotes on following page)

---------------

(1) Includes pro forma income tax provision giving effect to pooling with non-taxable entities. See Note 1 to the Consolidated Financial Statements of the Company.
(2) Pro forma net income (loss) per share is computed, after giving effect to the pro forma tax provision described above, by dividing net income (loss) by the number of common equivalent shares outstanding during the periods presented in accordance with the applicable rules of the Commission. All stock options issued have been considered as outstanding common equivalent shares for all periods presented, even if anti-dilutive, under the treasury stock method. Shares of the common stock of the Original Predecessor issued in February 1995, upon conversion of the then outstanding convertible preferred stock are assumed to be common equivalent shares for all periods presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

GENERAL

     The Original Predecessor was incorporated in January 1993, and affiliated with its initial physician practice in November 1993. MME was formed by the merger of several physician partnerships in 1994, and the original business was organized in 1957. The Company is the result of the business combination between the Original Predecessor and MME, which was consummated in November 1995. As described in Note 1 to the Audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus, the financial information referred to in this discussion reflects the combined operations of several entities. The Company combined with MEDCTR, Inc., Vanguard Healthcare Group, Inc., Texas Back Institute, Inc., MME, Cerritos Investment Group, Cerritos Investment Group II, and 5000 Airport Plaza, L.P. in 1995 and with PPSI in February 1996 in business combinations that were accounted for as poolings of interests (collectively, the "Mergers"). Prior to its acquisition by the Company, PPSI combined with Team Health in a business combination accounted for as a pooling of interests. In August and September 1996, the Company consummated the Acquisitions, which were also accounted for as poolings of interests. Accordingly, the financial statements of the Company for the year ended December 31, 1995 will be restated to reflect the results of operations and financial condition of Caremark and New Management.

     As a result of MedPartners' limited operating history, the business combinations described above and certain other factors, the Company does not believe that the period-to-period comparisons, percentage relationships within periods and apparent trends set forth below are meaningful. See "-- Factors that May Affect Future Results".

     The Company acquires existing medical practices and enters into long-term contractual relationships pursuant to practice management agreements, for periods ranging from 20 to 44 years, to provide management and administrative services. The Company believes that the practice management agreements convey to the Company perpetual, unilateral control over the assets and operations of the various affiliated professional corporations. Notwithstanding the lack of technical majority ownership of the stock of such entities, consolidation of the professional corporations is necessary to present fairly the financial position and results of operations of the Company because there exists a parent-subsidiary relationship by means other than record ownership of a majority of voting stock. Control by the Company is perpetual rather than temporary because of (i) the length of the original term of the agreements, (ii) the continuing investment of capital by the Company, (iii) the employment of the majority of the non-physician personnel, and (iv) the nature of the services provided to the professional corporations by the Company. The Company's financial relationship with each practice offers the physicians access to capital, management expertise, sophisticated information systems, and managed care contracts. The Company's revenue is derived from medical services provided by physicians under the practice management agreements, which revenue has been assigned to the Company. Approximately 50% of this revenue is derived through contracts for prepaid healthcare with HMOs. The Company contracts directly with the HMOs to provide medical services to HMO enrollees who have chosen the Company's affiliated physicians, or, in some cases, physicians who are members of the Company's IPAs. The Company also contracts with hospitals to provide medical staff for various hospital departments. The Company's profitability depends on enhancing operating efficiency, expanding healthcare services provided, increasing market share and assisting affiliated physicians in managing the delivery of medical care.

     The nature of the affiliated practices affects the cost of affiliated physician services, clinic salaries, wages and benefits, clinic supplies and depreciation and amortization. These expenses as a percentage of net revenue will vary based on the mix of primary care and office-based (i.e., non-surgery) practices to specialty care practices and the mix of capitated business. Primary care includes family practice, internal medicine, pediatrics and obstetrics/gynecology. Generally, primary care and office-based practices are less capital intensive but require a higher number of employees per physician to operate and maintain than specialty care practices. Typically, the Company endeavors to achieve an equal number of primary care physicians and specialists in each network. Institutional capitation increases revenues without a material impact on many of the clinic expenses.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of net revenue represented by the following items:

                                                                                 SIX MONTHS
                                                                                    ENDED
                                                  YEAR ENDED DECEMBER 31,         JUNE 30,
                                                 -------------------------     ---------------
                                                 1993      1994      1995      1995      1996
                                                 -----     -----     -----     -----     -----
    Net revenue(1).............................  100.0%    100.0%    100.0%    100.0%    100.0%
    Operating expenses:
      Cost of affiliated physician
         services(2)...........................   40.9      42.8      43.9      43.9      42.8
      Clinic salaries, wages and benefits......   20.5      19.5      18.7      19.2      16.6
      Outside hospitalization expense..........   10.9      10.7       9.5       9.2      11.9
      Clinic rent and lease expense............    3.4       3.4       3.6       3.6       3.4
      Clinic supplies..........................    4.5       4.2       4.1       4.1       4.4
      Other clinic costs.......................    7.5       8.3       7.7       8.0       8.4
      General corporate expenses...............    7.7       7.0       5.6       5.9       5.6
      Depreciation and amortization............    2.5       2.7       2.6       2.5       2.3
      Net interest expense.....................    0.6       0.7       0.7       0.6       0.4
      Merger expenses..........................    0.0       0.0       5.9       0.2       4.9
      Loss on disposal of assets...............    0.0       0.2       0.0       0.0       0.0
      Pro forma income tax expense (benefit)...    1.8       0.9      (2.3)      0.8       0.0
                                                 -----     -----     -----     -----     -----
              Pro forma net (loss) income......   (0.3)%    (0.4)%     0.0%      2.0%     (0.7)%
                                                 =====     =====     =====     =====     =====

---------------

(1) "Net revenue" means gross clinic charges less allowances for contractual adjustments.
(2) "Cost of affiliated physician services" consists solely of the total payments made to each of the affiliated practices for medical services rendered under its respective practice management agreement.

     The following table sets forth the breakdown of net revenue for the periods indicated:

                                                                                 SIX MONTHS
                                                                                    ENDED
                                                  YEAR ENDED DECEMBER 31,         JUNE 30,
                                                 -------------------------     ---------------
                                                 1993      1994      1995      1995      1996
                                                 -----     -----     -----     -----     -----
    Prepaid healthcare.........................   66.7%     62.5%     53.8%     53.4%     48.5%
    Fee-for-service............................   31.4      36.1      44.7      45.3      50.5
    Other......................................    1.9       1.4       1.5       1.3       1.0
                                                 -----     -----     -----     -----     -----
              Net revenue......................  100.0%    100.0%    100.0%    100.0%    100.0%
                                                 =====     =====     =====     =====     =====

  Enrollment

     The Company's prepaid healthcare revenue is reflective of the number of HMO enrollees for whom it receives monthly capitation payments. Enrollment is categorized as either "commercial enrollment" (enrollees generally under the age of 65 whose health coverage is sponsored by employers) or "senior enrollment" (enrollees over the age of 65 who are retired and whose coverage is sponsored by Medicare). The Company receives professional capitation to provide physician services and institutional capitation to provide hospital care and other non-professional services. The table below sets forth the changes in enrollment for professional and institutional capitation. Most of the enrollment growth is related to acquisitions and increased enrollment in the northern California operations.

                                                     COMMERCIAL      SENIOR                    TOTAL
                                                     ENROLLEES      ENROLLEES     OTHER      ENROLLEES
                                                     ----------     ---------     ------     ---------
PROFESSIONAL CAPITATION:
December 31, 1995..................................    607,772        60,345      14,427       682,544
December 31, 1994..................................    550,672        50,330       3,374       604,376
December 31, 1993..................................    500,229        44,563       1,239       546,031

                                                     COMMERCIAL      SENIOR                    TOTAL
                                                     ENROLLEES      ENROLLEES     OTHER      ENROLLEES
                                                     ----------     ---------     ------     ---------
INSTITUTIONAL CAPITATION:
December 31, 1995..................................    313,630        34,744       7,747       356,121
December 31, 1994..................................    235,174        20,014          --       255,188
December 31, 1993..................................    227,561        11,431          --       238,992
PROFESSIONAL CAPITATION:
June 30, 1996......................................    694,093        66,457      37,715       798,265
June 30, 1995......................................    551,176        56,133      55,194       662,503
INSTITUTIONAL CAPITATION:
June 30, 1996......................................    318,331        36,345      11,636       366,312
June 30, 1995......................................    258,305        32,681       7,223       298,209

  Six Months Ended June 30, 1996 and 1995

     For the six months ended June 30, 1996, net revenue was $703.7 million, compared to $547.5 million for the same period in 1995. The increase in net revenue partially resulted from the affiliation with new physician practices and the increase in prepaid enrollees, which accounted for $73.1 million and $48.7 million of the increase in net revenue, respectively. The remaining increase primarily related to existing clinic growth.

     Excluding non-recurring items related to the merger with PPSI, operating expenses, at the clinic level were $615.3 million, or 87.4% of net revenue for the six months ended June 30, 1996 compared to $481.8 million or 88.0% of net revenue for the six months ended June 30, 1995. Clinic salaries, wages and benefits decreased as a percentage of net revenue from the six months ended June 30, 1995 to the six months ended June 30, 1996 as certain operational efficiencies were implemented and the IPA business, which requires a low support staff ratio, continued to grow. Outside hospitalization expense increased from $50.4 million for the six months ended June 30, 1995 to $83.5 million for the six months ended June 30, 1996, and also increased as a percentage of net revenue from 9.2% for the six months ended June 30, 1995 to 11.9% for the six months ended June 30, 1996. This increase is directly related to the increase of the Company's global capitation and increase in IPA business. General corporate expenses increased from $32.2 million during the six months ended June 30, 1995 to $39.5 million during the six months ended June 30, 1996. As a percent of net revenue, general corporate expenses decreased from 5.9% in the six months ended June 30, 1995 to 5.6% in the six months ended June 30, 1996.

     Included in pre-tax loss for the six months ended June 30, 1996 were merger expenses totaling $34.4 million relating to the merger with PPSI. The major components of the $34.4 million included: $13.7 million for restructuring of operations, $6.6 million in brokerage fees, $5.9 million in severance costs, $2.6 million in professional fees, $1.4 million for the impairment of assets and $1.9 million in unamortized bond issue costs.

  Years Ended December 31, 1995 and 1994

     Net revenue for the year ended December 31, 1995 was $1,153.6 million, an increase of $338.5 million, or 41.5%, over the year ended December 31, 1994. The increase in net revenue primarily resulted from affiliation with physician groups in nine new markets and the increase in prepaid enrollees, which accounted for $75.6 million and $110.8 million of the increase in net revenue, respectively. The remaining increase primarily related to existing clinic growth and a full year of operations in 1995 for affiliations only in effect for a portion of 1994.

     Excluding nonrecurring items related to the Mergers, operating expenses at the clinic level were $1,011.4 million, or 87.7% of net revenue for the year ended December 31, 1995, compared to $724.6 million, or 88.9% of net revenue for 1994. Clinic salaries, wages and benefits decreased as a percentage of net revenue during 1995 as certain operational efficiencies were implemented and the IPA business, which requires a low support staff ratio, continued to grow. Outside hospitalization expense increased from $87.0 million for the year ended December 31, 1994 to $109.9 million for the year ended December 31, 1995, but decreased as a percentage of net revenue from 10.7% for the year ended December 31, 1994 to 9.5% for the year ended December 31, 1995. This percentage decrease related to the decline in the relationship of prepaid healthcare to total net revenue. General corporate expenses increased from $56.7 million during the year ended December 31, 1994 to $64.7 million during the year ended December 31, 1995. As a percentage of net revenue, however, general corporate expenses decreased from 7.0% in 1994 to 5.6% in 1995. Net income (excluding merger expenses) for the year ended December 31, 1995 was $25.3 million compared to a loss of $3.1 million for 1994.

     Including merger expenses, net income for the year ended December 31, 1995 was $.6 million compared to a net loss of $3.1 million for 1994. Included in operating expenses for 1995 are merger expenses totaling $66.6 million related to business combinations accounted for as poolings of interests. Approximately $55.6 million related to the business combination with MME and its real estate partnerships. The components of the total $66.6 million charge included: $8.8 million in investment banking fees, $7.3 million in professional fees, $5.0 million in other transaction costs and $45.5 million in restructuring charges. The major components of the restructuring charge included: $19.6 million in severance for identified employees, $8.1 million for impairment of assets, $6.4 million for abandonment of facilities, $2.6 million in noncompatible technology, $2.3 million in unamortized loan costs, $2.2 million related to conforming of accounting policies and $1.9 million in restructuring of benefit packages.

     As of December 31, 1995, the Company had a cumulative net operating loss carryforward for federal income tax purposes of approximately $57.0 million available to reduce future amounts of taxable income. If not utilized to offset future taxable income, the net operating loss carryforwards will expire on various dates through 2010. Approximately $1.0 million of the $57.0 million net operating loss carryforward (which was generated in 1993) is available at a reduced rate due to certain tax limitations.

     In 1994, the Company established a valuation allowance of $14.6 million because it was more likely than not that the deferred tax asset would not be utilized in future periods. The valuation allowance was decreased by $14.2 million in 1995 because the realization of the deferred tax asset is now more likely than not. The primary factor in the determination of the realization of the deferred tax asset is the profitability of the ongoing business of the Company ($25.3 million net income for 1995 excluding merger expenses).

  Years Ended December 31, 1994 and 1993

     For the year ended December 31, 1994, net revenue was $815.0 million compared to $549.7 million for the year ended December 31, 1993. The increase in net revenue resulted from the affiliation with 46 physician groups (representing 283 physicians) since December 31, 1993 and the enrollment growth of 58,000 lives under professional capitation and 16,000 lives under institutional capitation.

     The percentage increase in cost of affiliated physician services from 40.9% of net revenues in 1993 to 42.8% in 1994 was a result of the commencement of operations of the Company's clinics. The Company (exclusive of the Mergers) had a comparable percentage of 62.2%. The decrease in clinic salaries, wages and benefits from 20.5% of net revenues in 1993 to 19.5% in 1994 was also a result of the commencement of operations of the Company's clinics. The Company (exclusive of the Mergers) had a comparable percentage of 16.5%.

     Clinic rent and lease expense was 3.4% of net revenue for the years ended December 31, 1994 and December 31, 1993. Other clinic costs were 7.5% of net revenue for 1993 and 8.3% for 1994.

     Net interest expense (income) as a percentage of net revenue will vary based on the purchase price for the assets of additional practices, the interest rates for additional borrowings and the amount of excess cash available for investment. The increase in net interest expense in 1994 was the result of increased borrowings to fund acquisitions.

     Due to the Company's limited operating history and cumulative operating losses, a valuation allowance was established to eliminate deferred tax benefits generated through December 31, 1994.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     The future operating results and financial condition of the Company are dependent on the Company's ability to market its services profitably, successfully increase market share and manage expense growth relative to revenue growth. Additionally, the future operating results and financial condition of the Company may be affected by a number of other factors including: the Company's growth strategy which involves the ability to raise the capital required to support growth, competition for expansion opportunities, integration risks and dependence on HMO enrollee growth; the capitated nature of revenues and control of healthcare costs; exposure to professional liability; and pharmacy licensing, healthcare reform and government regulation. Changes in one or more of these factors could have a material adverse effect on the future operating results and financial condition of the Company. See "Risk Factors".

     The Company completed the Caremark Acquisition in early September 1996. There are various Caremark legal matters which, if materially adversely determined, could have a material adverse effect on the Company's operating results and financial condition. See "Risk Factors -- Risks Relating to Certain Caremark Legal Matters" and "Business -- Legal Proceedings".

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1996, the Company had working capital of $101.0 million, including cash and cash equivalents of $56.2 million. For the first six months of 1996, cash flow from operations, excluding $25.9 million cash paid during the six months for merger expenses, was $6.0 million. For the year ended December 31, 1995, cash flow used in operations was $13.5 million. This included $28.0 million in cash paid for merger expenses. Net of these expenses, the Company experienced cash flow from operations of $14.5 million. For the years ending December 31, 1993 and 1994, cash flow provided by operations was $30.6 million and $13.7 million, respectively. The Company has reduced the medical claims outstanding to levels below that required in its agreements with HMOs, and it does not expect this to have a negative impact on future cash flows from operations. On a monthly basis, the Company's most significant expenditure is for affiliated physician services. Payment is made on the fifteenth day of the month following the month in which the services were provided.

     For the six months ended June 30, 1996, the Company invested $29.7 million in acquisitions of the assets of physician practices, $21.8 million in equipment for the physician practices and the corporate office and $4.5 million in intangible assets related to corporate name/trademarks and other intangible assets. For the year ended December 31, 1995, the Company invested $61.5 million in acquisitions of the assets of physician practices, $39.4 million in equipment for the physician practices and the corporate office and $7.2 million in intangible assets related to debt issue costs, corporate name/trademarks and other intangible assets. For the year ended December 31, 1994, the Company's investing activities totaled $108.5 million, which primarily was composed of $57.6 million related to practice acquisitions and $32.1 million related to the purchase of property and equipment. These expenditures were funded from approximately $116.3 million from equity proceeds and $7.8 million in net incremental borrowings. For the year ended December 31, 1993, the Company's investing activities totaled $37.6 million of which $14.3 million related to practice acquisitions and $15.6 million related to the purchase of property and equipment. These expenditures were funded by $42.7 million derived from equity proceeds.

     In February 1995, the Original Predecessor completed a public offering of
5.1 million shares of Common Stock. Net proceeds of the offering were approximately $60.4 million, $30.4 million of which was applied to reduce the indebtedness then outstanding under the Original Predecessor's credit facility. In March 1996, the Company completed a public offering of 6.6 million shares of Common Stock. Net proceeds of the offering were approximately $194.0 million, $70.0 million of which was applied to reduce the indebtedness then outstanding under the Company's then-existing credit facility and $69.0 million of which was used to repay the outstanding convertible subordinated debentures of the Company.

     In September 1996, the Company replaced its $150.0 million credit facility with the Credit Facility. Interest on outstanding borrowings under the Credit Facility is initially paid quarterly based on LIBOR plus 7/8%. After December 31, 1996, interest on outstanding borrowings under the Credit Facility will be based on the Company's debt to EBITDA (as defined in the Credit Facility) ratio or the Company's public debt ratings, at the Company's option. Outstanding principal under the Credit Facility is payable at maturity in September 2001. As of September 10, 1996, after giving effect to the Acquisitions, approximately $350.0 million in borrowings were outstanding under the Credit Facility.

     The Credit Facility contains affirmative and negative covenants which, among other things, require the Company to maintain certain financial ratios (including minimum net worth, minimum fixed charge coverage ratio, maximum indebtedness to cash flow), limit the amount of additional subsidiary indebtedness, and set certain restrictions on investments, mergers and sales of assets. The Company also provided a negative pledge on substantially all of its assets under the Credit Facility.

     The Company intends to acquire the assets of additional physician practices and to fund this growth with existing cash and cash equivalents and borrowings under the Credit Facility. The Company believes that its existing cash resources (including the net proceeds from the Notes), the use of Common Stock for selected practice and other acquisitions, and available borrowings under the Credit Facility or any successor credit facility, will be sufficient to meet the Company's anticipated acquisition, expansion and working capital needs for the next twelve months. The Company expects from time to time to raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times and terms as management deems appropriate and the market allows, in order to meet the capital needs of the Company.

QUARTERLY RESULTS (UNAUDITED)

     The following table sets forth certain unaudited quarterly financial data for 1994, 1995 and 1996. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited information and includes all adjustments (consisting of normal recurring items) necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                      QUARTER ENDED
                        ---------------------------------------------------------------------------------------------------------
                        SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                            1994            1994         1995        1995         1995            1995         1996        1996
                        -------------   ------------   ---------   --------   -------------   ------------   ---------   --------
                                                                     (IN THOUSANDS)
Net revenue...........    $ 210,189       $234,422     $259,750    $287,700     $ 299,272       $306,835     $343,285    $360,398
Operating expenses:
  Cost of affiliated
    physician
    services..........       91,791         97,001      114,272     125,953       132,631        133,955      148,662     152,618
  Clinic salaries,
    wages and
    benefits..........       38,862         43,889       50,570      54,563        53,760         57,226       56,762      59,838
  Outside
    hospitalization
    expense...........       20,436         26,435       22,193      28,171        30,796         28,774       35,668      47,849
  Clinic rent and
    lease
    expense...........        7,094          8,370        9,717      10,027        10,518         11,563       11,693      12,121
  Clinic supplies.....        8,002         10,568       10,983      11,536        11,704         13,521       15,014      15,938
  Other clinic
    costs.............       15,953         21,005       20,711      23,065        23,661         21,554       31,285      27,868
  General corporate
    expenses..........       15,808         13,809       15,703      16,464        15,697         16,849       19,414      20,126
  Depreciation and
    amortization......        5,631          6,448        6,605       7,357         7,384          7,742        8,174       8,308
  Net interest
    expense...........        1,654          1,903        1,885       1,482         2,042          3,034        3,232        (421)
  Merger expenses.....           --             --           --       1,051         3,473         62,040       34,448          --
  Loss on disposal of
    assets............          412            413           --          --            --             --           --          --
                           --------       --------     --------    --------      --------       --------     --------    --------
Income (loss) before
  taxes...............        4,546          4,581        7,111       8,031         7,606        (49,423)     (21,067 )    16,153
Pro forma income tax
  expense (benefit)...        2,363          2,764        2,176       2,235         2,427        (34,071)      (5,769 )     6,129
                           --------       --------     --------    --------      --------       --------     --------    --------
Pro forma net income
  (loss)..............    $   2,183       $  1,817     $  4,935    $  5,796     $   5,179       $(15,352)    $(15,298 )  $ 10,024
                           ========       ========     ========    ========      ========       ========     ========    ========

     The Company's historical unaudited quarterly financial data have been restated to include the results of all businesses acquired prior to June 30, 1996, that were accounted for as poolings of interests. The Company's Quarterly Reports on Form 10-Q were filed prior to the Mergers and thus, differ from the amounts for the quarters included herein. The differences caused solely by the operation of the merged companies are summarized as follows:

                                                                       QUARTER ENDED
                                 -----------------------------------------------------------------------------------------
                                    MARCH 31, 1995         JUNE 30, 1995        SEPTEMBER 30, 1995       MARCH 31, 1996
                                 --------------------   --------------------   --------------------   --------------------
                                                AS                     AS                     AS                     AS
                                 FORM 10-Q   RESTATED   FORM 10-Q   RESTATED   FORM 10-Q   RESTATED   FORM 10-Q   RESTATED
                                 ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                      (IN THOUSANDS)
    Net revenue................   $45,667    $259,750    $57,272    $287,700    $76,019    $299,272   $332,549    $343,285
    Income (loss) before income
      taxes....................       765       7,111        820       8,031      2,265       7,606    (21,435 )   (21,067)
    Income tax expense
      (benefit)................       291       2,176        260       2,235        770       2,427     (5,935 )    (5,769)
    Net income (loss)..........       474       4,935        560       5,796      1,495       5,179    (15,500 )   (15,298)

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following Pro Forma Condensed Combined Financial Information reflects the Acquisitions and are based upon the historical Consolidated Financial Statements of the Company, Caremark and New Management included elsewhere in this Prospectus. The Pro Forma Condensed Combined Statements of Operations assume that the Acquisitions were consummated at the beginning of the earliest period presented. The Pro Forma Condensed Combined Balance Sheet assumes that the transactions were consummated on June 30, 1996.

     The Pro Forma Condensed Combined Financial Information contains no adjustments to conform the accounting policies of these companies because any such adjustments have been determined to be immaterial. The Pro Forma Condensed Combined Financial Information is presented for information purposes only and does not purport to represent the results of operations of the Company that actually would have occurred had the Acquisitions been consummated on the dates indicated or that may be obtained in the future.

                    SELECTED PRO FORMA FINANCIAL INFORMATION
                                  (UNAUDITED)

                                                                                                     SIX MONTHS ENDED JUNE
                                                                   YEAR ENDED DECEMBER 31,                    30,
                                                             ------------------------------------   -----------------------
                                                                1993         1994         1995         1995         1996
                                                             ----------   ----------   ----------   ----------   ----------
                                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue................................................  $1,756,762   $2,593,329   $3,530,768   $1,669,100   $2,273,270
Operating expenses:
  Affiliated physician services............................     272,128      412,075      631,407      292,505      422,943
  Outside medical expenses.................................      70,427      102,496      149,185       64,556      156,506
  Clinic expenses..........................................     284,509      413,969      683,927      305,731      491,462
  Non-clinic goods and services............................     884,014    1,365,203    1,688,075      829,681      985,531
  General and administrative expenses......................     123,468      145,937      142,952       73,492       69,946
  Depreciation and amortization............................      25,464       40,816       57,643       26,875       41,182
  Net interest expense.....................................       7,021       14,885       17,447        8,451       12,100
  Merger expenses..........................................          --           --       66,564        1,051       34,448
  Loss on investments......................................          --           --       86,600           --           --
  Other, net...............................................      (1,574)        (143)        (192)        (401)        (373)
                                                             ----------   ----------   ----------   ----------   ----------
Net operating expenses.....................................   1,665,457    2,495,238    3,523,608    1,601,941    2,213,745
Income before income taxes and discontinued operations.....      91,305       98,091        7,160       67,159       59,525
Income tax expense (benefit)...............................      43,126       44,022      (15,966)      24,713       23,348
Cumulative effect of change in method of accounting for
  income taxes.............................................         298           --           --           --           --
                                                             ----------   ----------   ----------   ----------   ----------
Income from continuing operations..........................      47,881       54,069       23,126       42,446       36,177
Loss (income) from discontinued operations.................     (30,808)     (25,902)     136,528      139,531       66,799
                                                             ----------   ----------   ----------   ----------   ----------
Net income (loss)..........................................  $   78,689   $   79,971   $ (113,402)  $  (97,085)  $  (30,622)
                                                             ==========   ==========   ==========   ==========   ==========
Net income (loss) per share(1).............................  $     0.66   $     0.63   $    (0.85)  $    (0.73)  $    (0.22)
                                                             ==========   ==========   ==========   ==========   ==========
Number of shares used in net income (loss) per share
  calculations(1)(2).......................................     119,380      127,409      133,939      132,723      140,967
                                                             ==========   ==========   ==========   ==========   ==========
Income per share, excluding merger expenses, discontinued
  operations and extraordinary item........................  $     0.40   $     0.42   $     0.47   $     0.32   $     0.41

                                                                                                     JUNE 30,
                                                                                                       1996
                                                                                                  --------------
                                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......................................................................    $  119,396
Working capital (deficit).......................................................................       (85,480)
Total assets....................................................................................     1,987,262
Short-term debt and current portion of long-term debt...........................................       297,377
Long-term debt, less current portion............................................................       197,022
Total stockholders' equity......................................................................       643,395

---------------

(1) Net income (loss) per share is computed by dividing net income (loss) by the number of common equivalent shares outstanding during the periods in accordance with the applicable rules of the Commission. All stock options issued have been considered as outstanding common equivalent shares for all periods presented, even if anti-dilutive, under the treasury stock method. Shares of common stock of the Original Predecessor issued in February 1995 upon conversion of the then outstanding convertible preferred stock are assumed to be common equivalent shares for all periods presented.
(2) Number of shares used in net income (loss) per share gives effect to the Caremark Acquisition by using the exchange ratio of 1.21.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)
                                 JUNE 30, 1996

                                                                  HISTORICAL
                                                     -------------------------------------
                                                                                   NEW        PRO FORMA        PRO FORMA
                                                     MEDPARTNERS    CAREMARK    MANAGEMENT   ADJUSTMENTS        COMBINED
                                                     -----------   ----------   ----------   -----------       ----------
                                                         (A)                    (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.........................  $  56,221    $   63,000    $    175     $      --        $  119,396
  Accounts receivable less allowance for bad
    debts...........................................    165,105       376,300          --            --           541,405
  Inventories.......................................     11,087        99,600          --            --           110,687
  Prepaid expenses and other current assets.........     23,839        23,800          59            --            47,698
  Deferred tax assets...............................      4,139        64,200          --        92,800 (C)       161,139
                                                       --------    ----------     -------     ---------        ----------
        Total current assets........................    260,391       626,900         234        92,800           980,325
Property and equipment, net.........................    167,502       366,700          --      (128,100)(C)       406,102
Intangible assets, net..............................    139,169       320,500          --            --           459,669
Deferred tax assets.................................     34,285            --          --            --            34,285
Other assets........................................     16,837        89,500         544            --           106,881
                                                       --------    ----------     -------     ---------        ----------
        Total assets................................  $ 618,184    $1,403,600    $    778     $ (35,300)       $1,987,262
                                                       ========    ==========     =======     =========        ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..................................  $  29,084    $  357,000    $      5     $  92,800 (C)    $  478,889
  Payable to physician groups.......................     28,616            --          --            --            28,616
  Accrued medical claims payable....................     44,235        29,700          --            --            73,935
  Other accrued expenses and liabilities............     49,770       137,200          18            --           186,988
  Short-term debt and current portion of long-term
    debt............................................      7,648       289,600         129            --           297,377
                                                       --------    ----------     -------     ---------        ----------
        Total current liabilities...................    159,353       813,500         152        92,800         1,065,805
Long-term debt, net of current portion..............     35,080       130,200       2,642        29,100 (C)       197,022
Other long-term liabilities.........................      9,140        71,900          --            --            81,040
Stockholders' equity (deficit):
  Common stock......................................         52        82,200          --       (82,109)(D)           143
  Additional paid-in capital........................    435,618       199,600          --        82,109 (D)       717,327
  Shares held in trust..............................         --      (150,200)         --            --          (150,200)
  Notes receivable from shareholders................     (1,818)           --          --            --            (1,818)
  Unrealized loss on marketable equity securities...         --            --          --            --                --
  Accumulated earnings (deficit)....................    (19,241)      256,400      (2,016)     (157,200)(C)        77,943
                                                       --------    ----------     -------     ---------        ----------
        Total stockholders' equity (deficit)........    414,611       388,000      (2,016)     (157,200)          643,395
                                                       --------    ----------     -------     ---------        ----------
        Total liabilities and stockholders' equity
          (deficit).................................  $ 618,184    $1,403,600    $    778     $ (35,300)       $1,987,262
                                                       ========    ==========     =======     =========        ==========

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1996

                                                         HISTORICAL
                                           --------------------------------------       PRO            PRO
                                                                          NEW          FORMA          FORMA
                                           MEDPARTNERS     CAREMARK    MANAGEMENT   ADJUSTMENTS      COMBINED
                                           ------------   ----------   ----------   -----------     ----------
                                               (A)          (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenue..............................    $703,683     $1,569,587     $1,314       $(1,314)(B)   $2,273,270
Operating expenses:
  Affiliated physician services..........     301,280        121,663         --            --          422,943
  Outside medical expenses...............      83,516         72,990         --            --          156,506
  Clinic expenses........................     252,765        238,697         --            --          491,462
  Non-clinic goods and services..........          --        985,531         --            --          985,531
  General and administrative expenses....      17,296         52,650        207          (207)(B)       69,946
  Depreciation and amortization..........      16,482         24,700         --            --           41,182
  Net interest expense...................       2,811          9,289        108          (108)(B)       12,100
  Merger expenses........................      34,448             --         --            --           34,448
  Other, net.............................          --           (373)        --            --             (373)
                                             --------       --------    -------         -----          -------
         Net operating expenses..........     708,598      1,505,147        315          (315)       2,213,745
                                             --------       --------    -------         -----          -------
Income (loss) before income taxes and
  discontinued operations................      (4,915)        64,440        999          (999)          59,525
Income tax expense.......................         360         22,988         --            --           23,348
                                             --------       --------    -------         -----          -------
Income (loss) from continuing
  operations.............................      (5,275)        41,452        999          (999)          36,177
Loss from discontinued operations........          --         66,799         --            --           66,799
                                             --------       --------    -------         -----          -------
Net income (loss)........................    $ (5,275)    $  (25,347)    $  999       $  (999)      $  (30,622)
                                             ========       ========    =======         =====          =======
Net income (loss) per share..............    $  (0.11)    $    (0.33)    $ 2.87                     $    (0.22)
                                             ========       ========    =======                        =======
Number of shares used in net income
  (loss) per share calculations..........      50,034         77,400        348(E)     13,185(F)       140,967
                                             ========       ========    =======         =====          =======

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1995

                                                        HISTORICAL
                                           -------------------------------------         PRO            PRO
                                                                         NEW            FORMA          FORMA
                                           MEDPARTNERS    CAREMARK    MANAGEMENT     ADJUSTMENTS      COMBINED
                                           -----------   ----------   ----------     -----------     ----------
                                               (A)          (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenue...............................  $ 547,450    $1,120,126     $1,524         $    --       $1,669,100
Operating expenses:
  Affiliated physician services...........    240,225        52,280         --              --          292,505
  Outside medical expenses................     50,364        14,192         --              --           64,556
  Clinic expenses.........................    209,885        95,846         --              --          305,731
  Non-clinic goods and services...........         --       829,681         --              --          829,681
  General and administrative expenses.....     13,454        59,890        148              --           73,492
  Depreciation and amortization...........     13,962        12,913         --              --           26,875
  Net interest expense....................      3,367         4,971        113              --            8,451
  Merger expenses.........................      1,051            --         --              --            1,051
  Other, net..............................         --          (401)        --              --             (401)
                                           -----------   ----------   ----------     -----------     ----------
         Net operating expenses...........    532,308     1,069,372        261              --        1,601,941
                                           -----------   ----------   ----------     -----------     ----------
Income before income taxes and
  discontinued
  operations..............................     15,142        50,754      1,263              --           67,159
Income tax expense........................      4,411        20,302         --              --           24,713
                                           -----------   ----------   ----------     -----------     ----------
Income from continuing operations.........     10,731        30,452      1,263              --           42,446
Loss from discontinued operations.........         --       139,531         --              --          139,531
                                           -----------   ----------   ----------     -----------     ----------
Net income (loss).........................  $  10,731    $ (109,079)    $1,263         $    --       $  (97,085)
                                           ===========   ==========   ===========    ===========     ==========
Net income (loss) per share...............  $    0.26    $    (1.47)    $ 3.63                       $    (0.73)
                                           ===========   ==========   ===========                    ==========
Number of shares used in net income (loss)
  per share calculations..................     41,867        74,800        348(E)       15,708(F)       132,723
                                           ===========   ==========   ===========    ===========     ==========

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995

                                                        HISTORICAL
                                           -------------------------------------       PRO              PRO
                                                                         NEW          FORMA            FORMA
                                           MEDPARTNERS    CAREMARK    MANAGEMENT   ADJUSTMENTS        COMBINED
                                           -----------   ----------   ----------   -----------       ----------
                                               (A)          (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenue..............................  $1,153,557    $2,374,263     $2,948            --         $3,530,768
Operating expenses:
  Affiliated physician services..........     506,811       124,596         --            --            631,407
  Outside medical expenses...............     109,934        39,251         --            --            149,185
  Clinic expenses........................     433,092       250,835         --            --            683,927
  Non-clinic goods and services..........          --     1,688,075         --            --          1,688,075
  General and administrative expenses....      26,300       116,338        314            --            142,952
  Depreciation and amortization..........      29,088        28,555         --            --             57,643
  Net interest expense...................       8,443         8,780        224            --             17,447
  Merger expenses........................      66,564            --         --            --             66,564
  Loss on investments....................          --        86,600         --            --             86,600
  Other, net.............................          --          (192)        --            --               (192)
                                           -----------   ----------   ----------   -----------       ----------
         Net operating expenses..........   1,180,232     2,342,838        538            --          3,523,608
                                           -----------   ----------   ----------   -----------       ----------
Income (loss) before income taxes and
  discontinued operations................     (26,675 )      31,425      2,410            --              7,160
Income tax expense (benefit).............     (27,233 )      11,267         --            --            (15,966)
                                           -----------   ----------   ----------   -----------       ----------
Income from continuing operations........         558        20,158      2,410            --             23,126
Loss from discontinued operations........          --       136,528         --            --            136,528
                                           -----------   ----------   ----------   -----------       ----------
Net income (loss)........................  $      558    $ (116,370)    $2,410       $    --         $ (113,402)
                                           ===========   ==========   ===========  ===========       ==========
Net income (loss) per share..............  $     0.01    $    (1.55)    $ 6.93                       $    (0.85)
                                           ===========   ==========   ===========  ===========       ==========
Number of shares used in net income
  (loss) per share calculations..........      42,720        75,100        348(E)     15,771(F)         133,939
                                           ===========   ==========   ===========  ===========       ==========

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1994

                                                            HISTORICAL
                                              --------------------------------------      PRO          PRO
                                                                             NEW          FORMA        FORMA
                                              MEDPARTNERS     CAREMARK    MANAGEMENT   ADJUSTMENTS    COMBINED
                                              ------------   ----------   ----------   -----------   ----------
                                                  (A)         (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenue.................................    $815,041     $1,775,203     $3,085       $    --     $2,593,329
Operating expenses:
  Affiliated physician services.............     349,036         63,039         --            --        412,075
  Outside medical expenses..................      86,974         15,522         --            --        102,496
  Clinic expenses...........................     321,360         92,609         --            --        413,969
  Non-clinic goods and services.............          --      1,365,203         --            --      1,365,203
  General and administrative expenses.......      25,543        120,174        220            --        145,937
  Depreciation and amortization.............      21,892         18,924         --            --         40,816
  Net interest expense......................       5,958          8,695        232            --         14,885
  Merger expenses...........................          --             --         --            --             --
  Other, net................................          --           (143)        --            --           (143)
                                                --------     ----------     ------       -------        -------
         Net operating expenses.............     810,763      1,684,023        452            --      2,495,238
                                                --------     ----------     ------       -------        -------
Income before income taxes and discontinued
  operations................................       4,278         91,180      2,633            --         98,091
Income tax expense..........................       7,350         36,672         --            --         44,022
                                                --------     ----------     ------       -------        -------
Income (loss) from continuing operations....      (3,072)        54,508      2,633            --         54,069
Income from discontinued operations.........          --        (25,902)        --            --        (25,902)
                                                --------     ----------     ------       -------        -------
Net income (loss)...........................    $ (3,072)    $   80,410     $2,633       $    --     $   79,971
                                                ========     ==========     ======       =======        =======
Net income (loss) per share.................    $  (0.08)    $     1.08     $ 7.57                   $     0.63
                                                ========     ==========     ======                      =======
Number of shares used in net income (loss)
  per share calculations....................      36,553         74,800        348(E)     15,708(F)     127,409
                                                ========     ==========     ======       =======        =======

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1993

                                                          HISTORICAL
                                             -------------------------------------       PRO            PRO
                                                                           NEW          FORMA          FORMA
                                             MEDPARTNERS    CAREMARK    MANAGEMENT   ADJUSTMENTS      COMBINED
                                             -----------   ----------   ----------   -----------     ----------
                                                 (A)         (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenue................................   $ 549,695    $1,203,957     $3,110       $    --       $1,756,762
Operating expenses:
  Affiliated physician services............     224,770        47,358         --            --          272,128
  Outside medical expenses.................      59,861        10,566         --            --           70,427
  Clinic expenses..........................     217,306        67,203         --            --          284,509
  Non-clinic goods and services............          --       884,014         --            --          884,014
  General and administrative expenses......      21,988       101,395         85            --          123,468
  Depreciation and amortization............      14,057        11,407         --            --           25,464
  Net interest expense.....................       3,338         3,444        239            --            7,021
  Merger expenses..........................          --            --         --            --               --
  Other, net...............................         122        (1,696)        --            --           (1,574)
                                               --------    ----------     ------     ---------       ----------
         Net operating expenses............     541,442     1,123,691        324            --        1,665,457
                                               --------    ----------     ------     ---------       ----------
Income before income taxes and discontinued
  operations...............................       8,253        80,266      2,786            --           91,305
Income tax expense.........................       9,723        33,403         --            --           43,126
Cumulative effect of change in method of
  accounting for income taxes..............         298            --         --            --              298
                                               --------    ----------     ------     ---------       ----------
Income (loss) from continuing operations...      (1,768)       46,863      2,786            --           47,881
Income from discontinued operations........          --       (30,808)        --            --          (30,808)
                                               --------    ----------     ------     ---------       ----------
Net income (loss)..........................   $  (1,768)   $   77,671     $2,786       $    --       $   78,689
                                               ========    ==========     ======     =========       ==========
Net income (loss) per share................   $   (0.06)   $     1.04     $ 8.01                     $     0.66
                                               ========    ==========     ======                     ==========
Number of shares used in net income (loss)
  per share calculations...................      28,403        74,900        348(E)     15,729(F)       119,380
                                               ========    ==========     ======     =========       ==========

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following adjustments are necessary to reflect the Acquisitions:

     A. These historical amounts for MedPartners for the years ended December 31, 1993, 1994 and 1995 do not agree with the full legal Form 10-K for the year ended December 31, 1995 filed with the Commission because the amounts have been restated to reflect the merger with PPSI, which was accounted for as a pooling of interests.

     B. To eliminate certain management fee revenue and expense.

     C. The pro forma combined statements of operations do not reflect nonrecurring costs and charges resulting directly from the Acquisitions. These costs and charges are estimated as follows:

                                           PROPERTY               LONG-TERM                  TOTAL
                               DEFERRED       AND      ACCOUNTS     DEBT,     ACCUMULATED    MERGER
                               TAX ASSET   EQUIPMENT   PAYABLE       NET       EARNINGS      CHARGE
                               ---------   ---------   --------   ---------   -----------   --------
                                                          (IN THOUSANDS)
    Caremark..................  $92,800    $(128,100)  $ 92,800    $29,100     $(157,200)   $250,000

     The following is a detail of the estimated merger expenses related to the Caremark Acquisition:

                                                                        (In thousands)
          Severance and related benefits..............................     $    62,700
          Operational restructuring...................................          47,000
          Lease abandonment...........................................          30,500
          Non-compatible technology...................................          27,000
          Brokerage fees..............................................          25,300
          Professional fees...........................................          24,900
          Other transaction related costs.............................          20,600
          Transition costs............................................           6,000
          Debt restructuring costs....................................           5,000
          Filing fees.................................................           1,000
                                                                              --------
                                                                           $   250,000
                                                                              ========

     The excess capacity, restructuring and market rationalization expenses primarily relate to computer hardware and software and leases that will be abandoned after the Caremark Acquisition. These assets are currently being utilized in the operations of Caremark but are not compatible with the planned operations for MedPartners. Severance and related benefits represent anticipated payments to identified employees, as required by their respective employment agreements, who will be terminated after the merger.

     D. To reflect the approximate number of shares of Common Stock exchanged for the stock or assets of the proposed acquirees as follows:

          Caremark....................................................    90,585,000
          New Management..............................................       348,000
                                                                         -----------
                                                                          90,933,000
                                                                         ===========

     E. Represents the approximate number of shares of Common Stock distributed in exchange for the partnership interests of New Management based on a trading price of $20.11 per share, $(7,000,000/$20.11) 348,000.

     F. To adjust pro forma amounts based on historical share amounts, converting each outstanding share of Caremark's Common Stock into shares of Common Stock based on a fixed exchange ratio of 1.21.

                                    BUSINESS

GENERAL

     The Company, with annualized revenues of approximately $4.5 billion, is the largest PPM company in the United States. The Company develops, consolidates and manages integrated healthcare delivery systems. Through its network of affiliated group and IPA physicians, the Company provides primary and specialty healthcare services to prepaid managed care enrollees and fee-for-service patients. The Company also operates one of the largest independent PBM programs in the United States and provides disease management services and therapies for patients with certain chronic conditions. As of June 30, 1996, MedPartners operated in 54 markets in 25 states and was affiliated with approximately 7,400 physicians, including approximately 2,470 in group practices, 4,180 through IPA relationships and 740 who were hospital-based, providing healthcare to approximately 1.5 million prepaid enrollees.

     The Company affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to managed care payor systems. The Company enhances clinic operations by centralizing administrative functions and introducing management tools, such as clinical guidelines, utilization review and outcomes measurement. The Company provides affiliated physicians with access to capital and to advanced management information systems. In addition, MedPartners contracts with HMOs, hospitals and outside providers on behalf of its affiliated physicians. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and to increase their patient flow.

     The Company's PPM revenue is derived from the provision of fee-for-service medical services and from contracts with HMOs that compensate the Company and its affiliated physicians on a prepaid basis. In the prepaid arrangements, the Company, through its affiliated physicians, typically is paid by the HMO a fixed amount per member ("enrollee") per month ("professional capitation") or a percentage of the premium per member per month ("percent of premium") paid by employer groups and other purchasers of healthcare coverage to the HMOs. In return, the Company, through its affiliated physicians, is responsible for substantially all of the medical services required by enrollees. In many instances, the Company and its affiliated physicians accept financial responsibility for hospital and ancillary healthcare services in return for payment from HMOs on a capitated or percent of premium basis ("institutional capitation"). In exchange for these payments (collectively, "global capitation"), the Company, through its affiliated physicians, provides the majority of covered healthcare services to enrollees and contracts with hospitals and other healthcare providers for the balance of the covered services.

     The Company offers medical group practices and independent physicians a range of affiliation models. These affiliations are carried out by the acquisition of PPM entities or practice assets, either for cash or through an equity exchange, or by affiliation on a contractual basis. In all instances, the Company enters into long-term practice management agreements with the affiliated physicians that provide for the management of the practices by the Company while at the same time providing for the clinical independence of the physicians.

     The Company also manages outpatient prescription drug benefit programs for more than 1,300 clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. The Company dispenses 42,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a network of approximately 53,000 retail pharmacies. The Company is in the process of integrating the PBM program with the PPM business by providing pharmaceutical services to affiliated physicians, clinics and HMOs. The Company's disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs that comprise drug therapies, physician support and patient education. The Company currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.

ACQUISITION PROGRAM

     The Company believes it is the leading consolidator in the PPM industry. The Company's strategy is to develop locally prominent, integrated healthcare delivery networks that provide high quality, cost-effective healthcare in selected geographic markets. The Company implements this strategy through growth in its existing markets, expansion into new markets through acquisitions and affiliations and through the implementation of comprehensive healthcare solutions for patients, physicians and payors. In pursuing its strategy, the Company creates strategic alliances with hospital partners and HMOs. As an integral element of these alliances, MedPartners utilizes sophisticated information systems to improve the operational efficiency of, and reduce the costs associated with, operating the Company's network and the practices of the affiliated physicians. The Company's principal methods of expansion are the acquisition of PPM businesses and affiliations with physician and medical groups.

     In September 1996, the Company acquired Caremark, a publicly traded PPM and PBM company based in Northbrook, Illinois, in exchange for approximately 90.6 million shares of Common Stock having a total value of approximately $1.8 billion, creating the largest PPM company in the United States. Caremark provides PPM services to approximately 1,000 affiliated physicians.

     In November 1995, the Company acquired MME, a privately held PPM entity based in Long Beach, California, in exchange for approximately 13.5 million shares of Common Stock having a total value of approximately $413.2 million. MME provides PPM services to approximately 400 group and 3,100 IPA physicians. In February 1996, the Company acquired PPSI, a publicly traded PPM company based in Redlands, California, in exchange for approximately 11.1 million shares of Common Stock having a total value of approximately $342.7 million. PPSI provided PPM services to approximately 710 group and 100 IPA physicians. PPSI acquired Team Health, based in Knoxville, Tennessee, in June 1995. Team Health primarily manages physicians and other healthcare professionals engaged in the delivery of emergency medicine and hospital based primary care. In August 1996, the Company acquired New Management, a California general partnership, in exchange for approximately 348,000 shares of Common Stock having a total value of $7.0 million. New Management provided management and administrative services to West Hills Hospital, based in Los Angeles, California.

     The Company had affiliated with 190 physicians through December 31, 1994. As of June 30, 1996, after giving effect to the Caremark Acquisition, the Company had affiliated with approximately 7,400 physicians.

THE NOTES

     The Company has filed a Registration Statement with respect to the Notes. Interest on the Notes will be payable semi-annually on April 1 and October 1 of each year, commencing April, 1997. The Notes will mature on October 1, 2006. The Notes will not be redeemable by the Company prior to maturity and will not be entitled to the benefit of any mandatory sinking fund.

     The Notes will be general unsecured obligations of the Company ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all existing and future unsubordinated and unsecured obligations of the Company. The Notes will be effectively subordinated to all existing and future secured indebtedness of the Company and to all existing and future indebtedness and other liabilities of the Company's subsidiaries. As of June 30, 1996, after giving effect to the Offering and the use of proceeds therefrom and the Borrowings (as defined herein in "Use of Proceeds") and assuming that all of the outstanding Caremark Notes are purchased in the Debt Tender Offer, (as defined herein), the Company would have had approximately $760.9 million of indebtedness outstanding, $161.9 million of which would have effectively ranked senior in right of payment to the Notes and $149.0 million of which would have ranked pari passu with the Notes.

THE DEBT TENDER OFFER

     On September 26, 1996, the Company commenced the Offer for all of the $100 million aggregate principal amount of the Caremark Notes. The purchase price to be paid for each Caremark Note tendered will be based upon a fixed spread of
37.5 basis points over the yield on the 5 3/4% U.S. Treasury Note due August 15, 2003. Using this formula, the purchase price for the Notes will be set at 2:00 p.m., New York City time, on October 24, 1996, the third business day prior to the scheduled expiration date of the Offer. For illustration purposes only, if calculated based upon a yield on October 2, 1996 on the referenced U.S. Treasury Note, the tender offer yield and purchase price per $1,000 principal amount of Caremark Note for settlement on October 7, 1996 would be 6.849% and $1,001.29, respectively. Such purchase price includes a $5.00 consent payment per $1,000 principal amount of Note.

     In conjunction with the Offer, the Company, on behalf of Caremark, is soliciting the Consents of the holders of the Caremark Notes to the Proposed Amendments to the indenture governing the Caremark Notes. The Proposed Amendments will eliminate or modify certain covenants contained in the Caremark Indenture, including, among other things, the deletion of the limitations on (i) incurrence of indebtedness, (ii) sale and leaseback transactions and (iii) transfers of properties and assets to unrestricted subsidiaries of Caremark. Subject to the terms and conditions of the Solicitation, the Company is offering to pay each holder who consents to the Proposed Amendments an amount in cash equal to 0.5% of the principal amount of the Caremark Notes ($5.00 per $1,000 principal amount of Caremark Note).

     Holders who tender their Caremark Notes will be required to consent to the Proposed Amendments, however, holders of Caremark Notes may consent to the Proposed Amendments without tendering their Caremark Notes. Caremark Notes that are not purchased in the Debt Tender Offer will remain outstanding obligations of Caremark, and, upon receiving Consents from holders of a majority in aggregate principal amount of the Caremark Notes outstanding, such non-tendered Caremark Notes will be subject to the Proposed Amendments.

     The principal purpose of the Debt Tender Offer is to improve the operating and financial flexibility of the Company. The Debt Tender Offer will be funded by borrowings under the Credit Facility.

INDUSTRY

     The Health Care Financing Administration ("HCFA") estimates that national healthcare spending in 1995 was in excess of $1 trillion, with physicians controlling more than 80% of the overall expenditures. The American Medical Association reports that approximately 565,000 physicians are actively involved in patient care in the United States, with a growing number participating in multi-specialty or single-specialty groups. Expenditures directly attributable to physicians is estimated at $200.0 billion.

     Concerns over the cost of healthcare have resulted in the increasing prominence of managed care. As markets evolve from traditional fee-for-service medicine to managed care, HMOs and healthcare providers confront market pressures to provide high quality healthcare in a cost-effective manner. Employer groups have begun to bargain collectively in an effort to reduce premiums and to bring about greater accountability of HMOs and providers with respect to accessibility, choice of provider, quality of care and other indicators of consumer satisfaction. The focus on cost-containment has placed small to mid-sized physician groups and solo practices at a disadvantage because they typically have higher operating costs and little purchasing power with suppliers, they often lack the capital to purchase new technologies that can improve quality and reduce costs and they do not have the cost accounting and quality management systems necessary for entry into sophisticated risk-sharing contracts with payors.

     Industry experts expect that the medical delivery system may evolve into a system where the primary care physician manages and directs healthcare expenditures. As a result of these developments, primary care physicians have increasingly become the conduit for the delivery of medical care by acting as "case managers" and directing referrals to certain specialists, hospitals, alternate-site facilities and diagnostic facilities. By contracting directly with payors, organizations that control primary care physicians are able to reduce the administrative overhead expenses incurred by HMOs and insurers and thereby reduce the cost of delivering medical services.

     As a result of the trends toward increased HMO enrollment and physician membership in group medical practices, healthcare providers have sought to reorganize themselves into healthcare delivery systems that are better suited to the managed care environment. Physician groups and IPAs are joining with hospitals, pharmacies and other institutional providers in various ways to create vertically integrated delivery systems that provide medical and hospital services ranging from community-based primary medical care to specialized inpatient services. These healthcare delivery systems agree with HMOs to provide hospital and medical services to enrollees pursuant to full risk contracts. Under these contracts, providers assume the obligation to provide both the professional and institutional components of covered healthcare services to the HMO enrollees.

     In order to compete effectively in such an emerging environment, the Company believes many physicians are concluding that they must obtain control over the delivery and financial impact of a broader range of healthcare services through global capitation. To this end, groups of independent physicians and medium to large medical groups are taking steps to assume responsibility and risk for healthcare services that they do not provide, such as hospitalization and pharmacy services. Physicians are increasingly abandoning traditional private practice in favor of affiliations with larger organizations, such as the Company, that offer skilled and innovative management, sophisticated information systems and capital resources. Many payors and their intermediaries, including governmental entities and HMOs, are increasingly looking to outside providers of physician and pharmacy services to develop and maintain quality outcomes, management programs and patient care data. In addition, such payors and intermediaries look to share the risk of providing healthcare services through capitation arrangements that provide for fixed payments for patient care over a specified period of time. While the acceptance of greater responsibility and risk provides the opportunity to retain and enhance market share and operate at a higher level of profitability, medical groups and independent physicians are concluding that the acceptance of global capitation carries with it significant requirements for infrastructure, information systems, capital, network resources and financial and medical management. Physicians are increasingly turning to organizations such as the Company to provide the resources necessary to function effectively in a managed care environment.

STRATEGY

     The Company's strategy is to develop locally prominent, integrated healthcare delivery networks that provide high quality, cost-effective healthcare in selected geographic markets. The key elements of this strategy are as follows:

          Expansion of Existing Markets. The Company's principal strategy for expanding its existing markets is through the acquisition of, or affiliation with, physicians and medical groups within those markets. The Company seeks to acquire or otherwise affiliate with physician groups, IPAs and other providers with significant market shares in their local markets and established reputations for providing quality medical care. The Company also develops multi-specialty physician networks that are designed to meet the specific medical needs of a targeted geographic market. The Company seeks to further enhance its existing market share by increasing enrollment and fee-for-service business in its existing affiliated practices and IPAs. The Company anticipates further internal growth by expanding more of its payor contracts to global capitation through PPN. Additionally, the Company believes that increasing marketing activities, enhancing patient service and improving the accessibility of care will also increase the Company's market share.

          Expansion into New Markets. The Company expands into new markets through the acquisition of or affiliation with other PPM entities and medical groups. The Company believes it is a leading consolidator in the PPM industry and that the MME acquisition was the first major consolidation in the industry, followed by the merger with PPSI and the Caremark Acquisition. As a result of the consolidation of physician practices and the entry of other PPM companies into the market, the Company's management has determined that it is important for the Company to continue its rate of expansion through acquisitions and mergers. The Company believes that by concentrating on larger acquisitions and continuing to expand its core of physician groups and IPAs, as well as its network of hospital affiliations, it will create vertically integrated healthcare delivery systems and enhance its competitive position. The Company continually reviews potential acquisitions and physician affiliations and is currently in preliminary negotiations with various candidates.

          Integration of PPM and PBM Services. The Company believes that there is significant opportunity for growth through the integration of the PBM program and the PPM business. The Company expects PBM activity to increase as payors seek to shift the responsibility of pharmacy services to PPM entities and physician groups, and such entities turn to prescription benefit managers to control pharmaceutical costs. The Company expects its PBM program to grow as enrollees and fee-for-service patients use the Company's mail-order and retail pharmacy networks. In addition, the Company expects to expand its PBM contracts with managed care organizations for capitated pharmaceutical services for its prepaid enrollees.

          Strategic Alliances. The Company believes that strategic alliances with hospitals and health plans improve the delivery of managed healthcare. The Company has entered into arrangements with various hospitals under which a portion of the capitation revenue received from HMOs for institutional care of enrollees assigned to designated Company clinics and IPA physicians is deposited into "subcapitated risk pools" managed by the Company. The Company believes that such arrangements can be enhanced through the implementation of the Restricted License held by PPN. Under these arrangements, the hospital is at risk in the event that the costs of institutional care exceed the available funds and the Company shares in cost savings and revenue enhancements. The Company believes that through these and other similar alliances, the providers will devote greater resources to ensuring the wellness of HMO enrollees, provide high-quality and cost-effective care and seek to retain and expand their respective market shares. As a result, it is anticipated that the overall cost of providing care will be contained, rendering both the Company and the participating providers more appealing to both HMOs and medical care consumers. The Company and its affiliated physicians have also established relationships with HMOs pursuant to which the Company and the HMOs share proportionately in the risks and rewards of market trends.

          Sophisticated Information Systems. The Company believes that information technology is critical to the growth of integrated healthcare delivery systems and that the availability of detailed clinical data is fundamental to quality control and cost containment. The Company develops and maintains sophisticated management information systems that collect and analyze clinical and administrative data. These systems allow the Company to effectively control overhead expenses, maximize reimbursement and provide effective utilization management. The Company evaluates the administrative and clinical functions of affiliated practices and re-engineers these functions as appropriate in conjunction with the implementation of the Company's management information systems to maximize the benefits of those systems.

          The Company also utilizes a sophisticated database to provide pharmaceutical-related information to participating physicians, payors, affiliated physician practices and other specialty service entities. The database is designed to provide a safe and effective method for distributing and administering drugs and drug therapies.

          Increased Operational Efficiencies and Cost Reductions. The Company is seeking to increase its operating efficiency through expansion of its market area and number of HMO enrollees, refinement of its utilization management programs that deliver information used by participating physicians to monitor and improve their practice patterns, increased specialization, development of additional in-house services and increased emphasis on outpatient care. The Company's physician networks attempt to achieve economies of scale through centralizing billing, scheduling, information management and other functions.

OPERATIONS

     Prior to affiliation with MME in November 1995, MedPartners concentrated its PPM development efforts in the southeastern United States, affiliating primarily with physician groups that practice on a fee-for-service basis. With the MME, PPSI and Caremark organizations, the Company acquired additional business models, specifically designed to operate efficiently in the capitated managed care environment. These business models, which are replicable and flexible, allow the Company to capitalize on the full range of market opportunities in the PPM industry and enable the Company to build integrated physician networks attractive to payors of all types. The Company has networks currently under development in 25 states.

     To meet payor demand for price competitive, quality services, the Company utilizes a market-based approach that incorporates primary care and specialty physicians into a network of providers serving a targeted geographic area. The Company engages in research activities and market analysis to determine the network configuration for a particular market. Primary care includes family practice, internal medicine, pediatrics and obstetrics/gynecology. Key specialties include orthopedics, cardiology, oncology, radiology, neurosciences, urology, surgery, ear, nose and throat and ophthalmology. At certain locations, affiliated physicians and support personnel operate centers for diagnostic imaging, urgent care, cancer management, mental health treatment and health education. Network physicians also treat fee-for-service patients on a per-occurrence basis. After-hours care is available in several of the Company's clinics. Each network is configured to contain, when complete, the physician services necessary to capture at least 20% of market share and to provide at least 90% of the physician services required by payors. The Company markets its networks to managed care and third-party payors, referring physicians and hospitals.

     Affiliated Physicians. The relationship between the Company and its affiliated physicians is set forth in asset purchase and practice management agreements. Through the asset purchase agreement, the Company acquires the assets utilized in the practice and may also assume certain leases and other contracts of the physician group. Under a practice management agreement, a physician group delegates to the Company administrative, management and support functions required in connection with its medical practice. The Company provides the physician group with the equipment and facilities used in its medical practice, manages practice operations and employs substantially all of the practice's non-physician personnel, except certain allied health professionals, such as nurses and physical therapists. See also Notes 1 and 10 to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

     Pursuant to the practice management agreement, the affiliated professional corporation assigns to the Company, or otherwise grants control over, all or substantially all its rights and interest in the revenue it receives. In return for providing services pursuant to such agreement, the physicians receive compensation, as negotiated, either as a fixed percentage of net revenues, a pre-determined salary and incentive arrangement, or an arrangement based directly on the profitability of the practice. The Company works closely with affiliated physicians in targeting and recruiting physicians and in merging sole practice or single specialty groups into the affiliated physician groups. The Company seeks to recognize and develop opportunities to provide services throughout a market by positioning its practices so that the entire market is covered geographically. This approach provides patients with convenient medical facilities and services and responds to coverage criteria essential to payors. See Note 1 to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

     IPAs. The Company's networks include approximately 4,180 primary care and specialist IPA physicians serving approximately 185,000 HMO enrollees. An IPA allows individual practitioners to access patients in their area through contracts with HMOs without having to join a group practice or sign exclusive contracts and also coordinates utilization review and quality assurance programs for its affiliated physicians. In addition to providing access to HMO contracts, an IPA offers other benefits to physicians seeking to remain independent, including economies of scale in the marketplace, enhanced risk-sharing arrangements and access to other strategic alliances. The Company identifies IPAs that need access to capitated HMO contracts, and such IPA organizations typically agree to assign their existing HMO contracts to the Company. The Company believes that the expansion of its IPAs will enable it to increase its market share with relatively low risk because of the low incremental investment required to recruit additional physicians.

     HMOs. The Company, through its affiliated physicians, began contracting with HMOs to provide healthcare on a capitated reimbursement basis in 1975 (through predecessors). Under these contracts, which typically are automatically renewed on an annual basis, the Company provides virtually all covered medical services and receives a fixed monthly capitation payment from HMOs for each member who chooses an affiliated physician as his or her primary care physician. The capitation amount may be fixed, based upon a percentage of premium, or adjusted based on the age and sex of the HMO enrollee. Contracts for prepaid healthcare with HMOs accounted for approximately 30.6% of the Company's pro forma combined net revenue for the six months ended June 30, 1996.

     To the extent that enrollees require more care than is anticipated or require supplemental medical care that is not otherwise reimbursed by HMOs or other payors, aggregate capitation payments may be insufficient to cover the costs associated with the treatment of enrollees. Stop-loss coverage is maintained, which mitigates the effect of occasional high utilization of healthcare services. As of June 30, 1996, after giving effect to the Acquisitions, over 1.5 million prepaid HMO enrollees were covered beneficiaries for professional services in the Company's network. These patients are covered under either commercial (typically employer-sponsored) or senior (Medicare-funded) HMOs. Higher capitation rates are typically received for senior patients because their medical needs are generally greater. Consequently, the cost of their covered care is higher. As of June 30, 1996, the Company's HMO enrollees comprised approximately 1.2 million commercial enrollees and approximately 107,000 senior (over age 65) enrollees. As of June 30, 1996, the Company was receiving institutional capitation payments for approximately 773,000 enrollees.

     Hospitals. The Company operates Pioneer Hospital, a 99-bed acute care hospital located in Artesia, California, USFMC, a 102-bed acute care hospital in Montclair, California, and Friendly Hills, a 274-bed acute care hospital in La Habra, California. Many of the physicians on professional staff rosters of these hospitals are either employed by an affiliated professional corporation or under contract with MedPartners' IPAs. The traditional hospital-based physicians, such as emergency room physicians, anesthesiologists, pathologists, radiologists and cardiologists provide services through contractual arrangements. Several of the Company's medical clinics are located sufficiently close to these hospitals to allow enrollees who utilize these clinics to also use these hospitals. Under the HMO contracts, MedPartners, through its affiliated medical groups or Knox-Keene licensee, is obligated to pay for inpatient hospitalization and related services. Over 50% of Pioneer Hospital's and approximately 85% of USFMC's daily census is made up of MedPartners' affiliated medical group enrollees. Approximately 87% of Friendly Hills' daily census is comprised of MedPartners' affiliated medical group enrollees. MedPartners, through its Knox-Keene licensee or affiliated medical groups, has entered into agreements with other hospitals in California for the delivery of hospital services to the remainder of its enrollees. In each instance, the institutional capitation payments received from HMOs are placed at risk for the benefit of the applicable hospital, MedPartners and its affiliated physicians, to the extent such services have not reached a stop-loss threshold. MedPartners and these providers split any savings realized if hospital utilization declines due to the success of MedPartners' programs for early intervention, wellness and outpatient treatment.

     Pharmaceutical Services. The Company manages outpatient PBM programs throughout the United States for corporations, insurance companies, unions, government employee groups and managed care organizations. Prescription drug benefit management involves the design and administration of programs for reducing the costs and improving the safety, effectiveness and convenience of prescription drugs. The Company has one of the largest independent PBM programs, dispensing 42,000 prescriptions daily from four mail service pharmacies. The Company also manages patients' immediate prescription needs through a network of approximately 53,000 retail pharmacies. Under the Company's PBM quality assurance program, the Company maintains rigorous quality assurance and regulatory policies and procedures. A computerized order processing system reviews each prescription order for a variety of potential concerns, including reactions with other drugs known to be prescribed to that patient, reactions with a patient's known allergies, duplication of therapies, appropriateness of dosage and early refill requests that may indicate overutilization or fraud. Each prescription is verified by a licensed pharmacist before shipment. The Company has retained the services of an independent national advisory panel of physician specialists that advises it on the clinical analysis of its intervention strategies and on cost-effective clinical procedures. The Company offers a full range of drug cost and clinical management services, including clinical case management, drug utilization review, formulary management and customized prescription programs for senior citizens.

     Disease Management. The Company delivers comprehensive long-term support for high-cost, chronic illnesses in an effort to improve outcomes for patients and to lower costs. The Company believes that these programs efficiently provide for a patient's entire healthcare needs. The programs utilize advanced protocols and eliminate unnecessary procedural steps. The Company provides therapies and services to individuals with

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

such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis. The Company estimates that there are over 200,000 patients in the United States suffering from these diseases. The Company's disease management services utilize the Company's integrated health data to develop therapies to manage the high cost of treating these patients.

     Hospital-Based Physician Operations. The Company's Hospital-Based Physician ("HBP") operations organize and manage physicians and other healthcare professionals engaged in the delivery of emergency, radiology and teleradiology services, hospital-based primary care and temporary staffing and support services to hospitals, clinics, managed care organizations and physician groups. NorthWest Emergency Physicians ("NEP"), is the largest provider of emergency physician contract management services to hospital-based emergency departments in the Pacific Northwest (Washington, Oregon and Alaska). NEP's emergency department contracts provide physician coverage for 15 hospital emergency departments, 24 hours-a-day throughout the year. Team Health operates primarily in the southeastern United States and currently serves 57 hospital emergency departments in Tennessee, Kentucky, Alabama, Arkansas, Virginia, Florida, New Jersey, Pennsylvania and Ohio, and 15 hospital radiology departments. Under contracts with hospitals and other clients, the Company's HBP operations identify and recruit physicians and other healthcare professionals for admission to a client's medical staff, monitor the quality of care and proper utilization of services and coordinate the ongoing scheduling of staff physicians who provide clinical coverage in designated areas of care. Hospitals have found it increasingly difficult to recruit, schedule, retain and appropriately compensate hospital-based physician specialists required to operate hospital emergency, radiology and other departments. As a consequence, a large number of hospitals have turned to contract management firms as a more cost-effective and reliable alternative to the development of in-house physician staffing.

INFORMATION SYSTEMS

     The Company develops and maintains integrated information systems to support its growth and acquisition plans. The Company's overall information systems design is open, modular and flexible. The Company has implemented a flexible individual patient electronic medical record ("EMR") that is continually updated to complement primary practice management and billing functions. The Company has configured its systems to give affiliated physicians and their staff efficient and rapid access to complex clinical data. The Company's use of the EMR enhances operational efficiencies through automation of many routine clinical functions, as well as the capacity to link "physician-specific" treatment protocols by diagnosis. This allows physicians to have treatments checked against pre-defined protocols at the time of service. The Company also utilizes a sophisticated database to provide pharmaceutical-related information to participating physicians, payors, affiliated physician practices and other specialty service entities. The database is designed to provide a safe and effective method for distributing and administering drugs and drug therapies.

     Effective and efficient access to key clinical patient and pharmaceutical data is critical in obtaining quality outcomes and improving costs as the Company enters into more capitation contracts. The Company utilizes its existing information systems to measure patient care satisfaction and outcomes of care, improve productivity, manage complex reimbursement procedures and integrate information from multiple facilities throughout the care spectrum. These systems allow the Company to analyze clinical and cost data to determine thresholds of profitability under various capitation arrangements.

INTERNATIONAL

     The Company has minimal operations in several European countries and Japan. The Company believes increasing healthcare costs, an expanding population base over age 65, advances in medical technology and the ability to provide improved quality of life while managing the cost of care will foster growth of healthcare services internationally as well as domestically. Accordingly, the Company is considering whether to expand its efforts in offering new approaches to healthcare delivery and management around the world.

COMPETITION

     The PPM industry is highly competitive and is subject to continuing changes in the provision of services and the selection and compensation of providers. The Company competes for acquisition, affiliation and other expansion opportunities with national, regional and local PPM companies and other PPM entities. In addition, certain companies, including hospitals and insurers, are expanding their presence in the PPM market. The Company also competes with prescription drug benefit programs, prescription drug claims processors, regional claims processors, providers of disease management services and insurance companies.

GOVERNMENT REGULATION

     As a participant in the healthcare industry, the Company's operations and relationships are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels. The Company believes its operations are in material compliance with applicable laws. Nevertheless, because the structure of the relationship with the physician groups is unique, many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation. Thus, there can be no assurance that a review of the Company's or the affiliated physicians' businesses by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or of the affiliated physicians. Nor can there be any assurance that the healthcare regulatory environment will not change so as to restrict the Company's or the affiliated physicians' existing operations or their expansion. Any significant restriction could materially adversely affect the operating results and financial condition of the Company.

     Approximately 5% of the revenues of the Company's affiliated physician groups is derived from payments made by government-sponsored healthcare programs (principally, Medicare and state reimbursed programs). As a result, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of the Company. There are also state and federal civil and criminal statutes imposing substantial penalties, including civil and criminal fines and imprisonment, on healthcare providers that fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. While the Company believes it is in material compliance with such laws, there can be no assurance that the Company's activities will not be challenged or scrutinized by governmental authorities.

     The laws of many states prohibit business corporations such as the Company from practicing medicine and employing physicians to practice medicine. The Company performs only non-medical administrative services. It does not represent to the public or its clients that it offers medical services, and the Company does not exercise influence or control over the practice of medicine by the physicians with whom it contracts. Accordingly, the Company believes that it is not in violation of applicable state laws relating to the practice of medicine. Numerous states also prohibit entities such as the Company from engaging in certain healthcare-related activities, such as fee-splitting with physicians.

     Certain provisions of the Social Security Act, commonly referred to as the "Anti-kickback Statute", prohibit the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients. Although the Company believes that it is in material compliance with the Anti-kickback Statute and similar state statutes, the Company's operations do not fit specifically within any of the existing or proposed federal safe harbors.

     Federal Referral Laws. Significant prohibitions against physician referrals were enacted by the United States Congress in the Omnibus Budget Reconciliation Act of 1993. Subject to certain exemptions, a physician or a member of his immediate family is prohibited from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. While the Company believes it is in compliance with such legislation, future regulations could require the Company to modify the form of its relationships with physician groups. Some states have also enacted similar self-referral laws, and the Company believes it is likely that more states will follow. The Company believes that its practices fit within exemptions contained in such statutes. Nevertheless, expansion of the Company's operations to new jurisdictions could require structural and organizational modifications of the Company's relationships with physician groups in order to comply with new or revised state statutes.

     The Company is subject to the laws and regulations that govern reimbursement under Medicare and Medicaid. Federal law prohibits, with some exceptions, an entity from filing a claim for reimbursement under the Medicare or Medicaid programs for certain designated services if the entity has a financial relationship with the referring physician. Federal law (the "Medicare Referral Payments Law") also prohibits the solicitation or receipt of remuneration in exchange for, or the offer or payment of remuneration to induce, the referral of Medicare or Medicaid beneficiaries. The OIG has promulgated regulatory "safe harbors" under the Medicare Referral Payments Law that describe payment practices between healthcare providers and referral sources that will not be subject to criminal prosecution and that will not provide the basis for exclusion from the Medicare and Medicaid programs. The Company retains healthcare professionals to provide advice and non-medical services to the Company in return for compensation pursuant to employment, consulting or service contracts. In addition, the Company manages physician practices in return for a management fee. The Company also enters into contracts with hospitals under which the Company provides products and administrative services for a fee. Many of the parties with whom the Company contracts refer or are in a position to refer patients to the Company. The breadth of these federal laws, the paucity of court decisions interpreting these laws, the limited nature of regulatory interpretations and the absence of court decisions interpreting the safe harbor regulations have resulted in ambiguous and varying interpretations of these federal laws and regulations. The OIG or the DOJ could seek a determination that the Company's past or current policies and practices regarding contracts and relationships with healthcare providers violate federal law. In such event, no assurance can be given that the Company's interpretation of these laws will prevail, except with respect to those matters that were the subject of the OIG investigation. See "Legal Proceedings". The failure of the Company's interpretation of these laws to prevail could materially adversely affect the operating results and financial condition of the Company.

     Caremark agreed, in its settlement agreement with the OIG and DOJ prior to the Caremark Acquisition, to continue to enforce certain compliance-related oversight procedures. Should the oversight procedures reveal violations of federal law, Caremark would be required to report such violations to the OIG and DOJ. Caremark is therefore subject to increased regulatory scrutiny and, in the event that Caremark commits legal or regulatory violations, it may be subject to an increased risk of sanctions or penalties, including disqualification as a provider of Medicare or Medicaid services which could materially adversely affect the operating results and financial condition of the Company.

     State Referral Payment Laws. The Company is also subject to state statutes and regulations that prohibit payments for referral of patients, splitting of professional fees by physicians and referrals by physicians to healthcare providers with whom the physicians have a financial relationship. State statutes and regulations generally apply to services reimbursed by both governmental and private payors. Violations of these laws may result in prohibition of payment for services rendered, loss of pharmacy or health provider licenses as well as fines and criminal penalties. State statutes and regulations that may affect the referral of patients to healthcare providers range from statutes and regulations that are substantially the same as the federal laws and the safe harbor regulations to a simple requirement that physicians or other healthcare professionals disclose to patients any financial relationship the physicians or healthcare professionals have with a healthcare provider that is being recommended to the patients. These laws and regulations vary significantly from state to state, are often vague, and, in many cases, have not been interpreted by courts or regulatory agencies. The Company is not materially dependent upon revenues derived from any single state. Adverse judicial or administrative interpretations of such laws in several states, taken together, could, however, materially adversely affect the operating results and financial condition of the Company.

     On March 5, 1996, the DOC issued the Restricted License to PPN in accordance with the requirements of the Knox-Keene Act. The Restricted License authorizes PPN to operate as a healthcare service plan in the State of California. The Company, through PPN, intends to utilize the Restricted License for purposes of contracting with HMOs for a broad range of healthcare services, including both institutional and professional medical services, through a consolidated contract with the HMO. The Knox-Keene Act and the regulations promulgated thereunder subject entities that are licensed as healthcare service plans in California to substantial regulation by the DOC. In addition, licensees under the Knox-Keene Act must file periodic financial data and other information (that generally become available to the public), maintain substantial tangible net equity on their balance sheets and maintain adequate levels of medical, financial and operational personnel dedicated to fulfilling the licensee's statutory and regulatory requirements. The DOC is empowered to take enforcement actions against licensees that fail to comply with such requirements. PPN is a recently created organization without an operating history, and there is no assurance that the DOC will view PPN's operations as being fully in compliance with applicable laws and regulations.

     The operation of Pioneer Hospital, USFMC and Friendly Hills is highly regulated, and each is accredited by the Joint Commission on Accreditation of Healthcare Organizations. Accreditation from the Joint Commission on Accreditation of Healthcare Organizations allows Pioneer Hospital to serve Medicare patients and provides authorization from the California Department of Health Services and the Los Angeles County Department of Health to operate as a licensed hospital facility. Each of Pioneer Hospital, USFMC and Friendly Hills is licensed and regulated as a general acute care hospital by the State of California Department of Health Services. Additionally, each of Pioneer Hospital, USFMC and Friendly Hills has a clinical laboratory license from the State of California Department of Health Services, a clinical laboratory license for its cardio-pulmonary laboratory and a pharmacy license for its inpatient pharmacy.

     Corporate Practice of Medicine Laws. The laws of many states prohibit corporations other than professional corporations or associations from practicing medicine and prohibit physicians from practicing medicine in partnership with, or as employees of, any person not licensed to practice medicine. These laws and their interpretations vary from state to state, and they are enforced by regulatory authorities that have broad discretionary authority. The Company does not employ physicians to practice medicine, does not represent to the public that it offers medical services and does not control the practice of medicine by its affiliated physician groups. There can, however, be no assurance that the Company's arrangements will not be successfully challenged as constituting the unauthorized practice of medicine.

     Antitrust Laws. In connection with the corporate practice of medicine laws referred to above, the physician practices with whom the Company is affiliated necessarily are organized as separate legal entities. As such, the physician practice entities may be deemed to be persons separate both from the Company and from each other under the antitrust laws and, accordingly, subject to a wide range of laws that prohibit anticompetitive conduct among separate legal entities. The Company believes it is in compliance with these laws and intends to comply with any state and federal laws that may affect its development of integrated healthcare delivery networks. There can be no assurance, however, that a review of the Company's business by courts or regulatory authorities would not adversely affect the operation of the Company and its affiliated physician groups.

     Insurance Laws. The assumption of risk on a prepaid basis by health provider networks is occurring with increasing frequency, and the practice is being reviewed by various state insurance commissioners as well as the National Association of Insurance Commissioners to determine whether the practice constitutes the business of insurance. The Company believes that it is currently in material compliance with the insurance laws in the states where it is operating and it intends to comply with interpretative and legislative changes as they may develop. There can be no assurance, however, that the Company's activities will not be challenged or scrutinized by governmental authorities.

     Pharmacy Licensing and Operation. The Company is subject to federal and state laws and regulations governing pharmacies. Federal controlled substance laws require the Company to register its pharmacies with the United States Drug Enforcement Administration and comply with security, record-keeping, inventory control and labeling standards in order to dispense controlled substances. State controlled substance laws require registration and compliance with the licensing, registration or permit standards of the state pharmacy licensing authority. State pharmacy licensing, registration and permit laws impose standards on the qualifications of the applicant's personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities. In general, pharmacy licenses are renewed annually. Pharmacists employed by each branch must also satisfy state licensing requirements.

     Several states have enacted legislation that requires mail service pharmacies located elsewhere to register with the state board of pharmacy prior to mailing drugs into the state and to meet certain operating and disclosure requirements. These statutes generally permit a mail service pharmacy to operate in accordance with the laws of the state in which it is located. In addition, various pharmacy associations and state boards of pharmacy have promoted enactment of laws and regulations directed at restricting or prohibiting the operation of out-of-state mail service pharmacies by, among other things, requiring compliance with all laws of certain states into which the mail service pharmacy dispenses medications whether or not those laws conflict with the laws of the state in which the pharmacy is located. To the extent that such laws or regulations are found to be applicable to the Company's operations, the Company would be required to comply with them. Some states have enacted laws and regulations which, if successfully enforced, would effectively limit some of the financial incentives available to plan sponsors that offer mail service prescription programs. With respect to self-insured plans, the United States Department of Labor has commented that such laws and regulations are pre-empted by the Employee Retirement Income Security Act of 1974, as amended. The Attorney General in one state has reached a similar conclusion and has raised additional constitutional issues. Finally, the Federal Trade Commission's ("FTC") Bureau of Competition has concluded that such laws and regulations may be anticompetitive and not in the best interests of consumers. To date, there have been no formal administrative or judicial efforts to enforce any of such laws against the Company. To the extent that any of the foregoing laws or regulations prohibit or restrict the operation of mail service pharmacies and are found to be applicable to the Company, they could have an adverse effect on the Company's prescription mail service operations. United States Postal Service regulations expressly permit the transmission of prescription drugs through the postal system. The United States Postal Service has authority to restrict such transmission.

     The PBM and disease management services of the Company are subject to state and federal statutes and regulations governing the operation of pharmacies, repackaging of drug products, dispensing of controlled substances, reimbursement under federal and state medical assistance programs, financial relationships between healthcare providers and potential referral sources, medical waste disposal, risk sharing by non-insurance companies and workplace health and safety. The Company's operations may also be affected by changes in ethical guidelines and operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association, the National Committee for Quality Assurance and the Joint Commission on Accreditation of Healthcare Organizations.

     Future Legislation and Regulation. As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on the Company.

LEGAL PROCEEDINGS

     The Company is named as a defendant in various legal actions arising primarily out of services rendered by physicians employed by its affiliated physician entities and Pioneer Hospital and USFMC, personal injury and employment disputes. In addition, certain of its affiliated medical groups are named as defendants in numerous actions alleging medical negligence on the part of their physicians. In certain of these actions, the Company's and the medical group's insurance carrier has either declined to provide coverage or has provided a defense subject to a reservation of rights. Management does not view any of these actions as likely to result in an uninsured award which would have a material adverse effect on the operating results and financial condition of the Company.

     In May 1996, two stockholders, each purporting to represent a class, filed complaints against Caremark and each of its directors in the Court of Chancery of the State of Delaware alleging breaches of the directors' fiduciary duty in connection with Caremark's then proposed merger with the Company. The complaints seek unspecified damages, injunctive relief, and attorneys' fees and expenses. The Company intends to defend these cases vigorously. Although the ultimate outcome of such litigation cannot be predicted, the Company does not believe such litigation, if adversely determined, would have a material adverse effect on the operating results and financial condition of the Company.

     In May 1996, three pharmacies, purporting to represent a class consisting of all of Caremark's competitors in the alternate site infusion therapy industry, filed a complaint against Caremark, a subsidiary of Caremark, and two other corporations in the United States District Court for the District of Hawaii alleging violations of the federal conspiracy laws, the antitrust laws and of California's unfair business practices statute. The complaint seeks unspecified treble damages and attorneys' fees and expenses. The Company intends to defend this case vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance, that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     In June 1995, Caremark agreed to settle a nearly four year long investigation with the DOJ, OIG, the Veterans Administration, the FEHBP, the CHAMPUS and related state investigative agencies in all 50 states and the District of Columbia. Under the terms of the OIG Settlement, which covered allegations dating back to 1986, a subsidiary of Caremark pled guilty to two counts of mail fraud -- one each in Minnesota and Ohio. The basis of these guilty pleas was Caremark's failure to provide certain information to CHAMPUS and FEHBP, federally funded healthcare benefit programs, concerning financial relationships between Caremark and a physician in each of Minnesota and Ohio. The OIG Settlement allows Caremark to continue participating in Medicare, Medicaid and other government healthcare programs.

     Under the OIG Settlement, Caremark agreed to make civil payments of $85.3 million to the federal government in installments and $44.6 million to the states. The plea agreement imposed $29.0 million in federal criminal fines. All of these fines and payments have been fully paid. In addition, Caremark has contributed $2.0 million to a grant program set up under the Ryan White Comprehensive AIDS Resources Emergency (CARE) Act. Caremark took an after-tax charge of $154.8 million in 1995 for these settlement payments, costs to defend ongoing derivative, security and other lawsuits, and other related costs. This charge has been reflected in Caremark's discontinued operations and will not materially affect the Company's ability to pursue its long-term business strategy. There can be no assurance, however, that the ultimate costs related to the OIG Settlement will not exceed these estimates or that additional costs, claims and damages will not occur, or if they occur, will not have a material adverse effect on the operating results and financial condition of the Company.

     In August and September 1994, stockholders, each purporting to represent a class, filed complaints against Caremark and certain officers and employees of Caremark in the United States District Court for the Northern District of Illinois, alleging violations of the Securities Act and the Exchange Act, and fraud and negligence and various state law claims in connection with public disclosures by Caremark regarding Caremark's business practices and the status of the OIG investigation. The complaints seek unspecified damages, declaratory and equitable relief, and attorneys fees and expenses. In June 1996, the complaint filed by one group of stockholders alleging violations of the Exchange Act only, was certified as a class. The parties to all of the complaints continue to engage in discovery proceedings. The Company intends to defend these cases vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance, that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     In August 1994 and July 1995, stockholders filed derivative actions on behalf of Caremark against Caremark, its directors and certain employees of Caremark in the Court of Chancery of the State of Delaware, the United States District Court for the Northern District of Illinois and the Circuit Court of Cook County in Chicago, Illinois. The actions alleged breaches of fiduciary duty, negligence in connection with Caremark's conduct of the business and lack of corporate controls, and sought unspecified damages and attorneys fees and expenses. In June 1996, the parties entered into a Stipulation and Agreement of Compromise and Settlement which established proposed terms for the settlement of the case. The Delaware court conducted a hearing on August 16, 1996 to consider the proposed settlement and entered an order on September 26, 1996 approving the settlement. The settlement does not provide for the payment of any damages by any defendant, although plaintiffs were awarded $869,500 in attorneys fees and expenses in conjunction with approval of the settlement. The Illinois and Cook County courts have entered stays of all proceedings in those actions pending resolution of the Delaware derivative action. The action in the Northern District of Illinois has now been dismissed, and the Company expects that the Cook County action will be dismissed.

     In late August 1994, certain patients of a physician who prescribed human growth hormone distributed by Caremark and the sponsor of the health insurance plan of one of those patients filed complaints against Caremark, employees of Caremark and others in the United States District Court for the District of Minnesota. Each complaint purported to be on behalf of a class and alleged violations of the federal mail and wire fraud statutes, the federal conspiracy statute and the state consumer fraud statute, as well as conspiracy to breach a fiduciary duty, negligence and fraud. Each complaint sought unspecified treble damages, and attorneys fees and expenses. In July 1996, these plaintiffs also served (but have not yet filed) a separate lawsuit in the Minnesota State Court in the County of Hennepin against a subsidiary of Caremark purporting to be on behalf of a class and alleging all of the claims contained in the complaint filed with the Minnesota federal court other than the federal claims contained therein. The complaint seeks unspecified damages, attorneys' fees and expenses and an award of punitive damages. In July 1995, another patient of this same physician filed a separate complaint in the District Court of South Dakota against the physician, Caremark and another corporation alleging violations of the federal laws prohibiting payment of remuneration to induce referral of Medicare and Medicaid beneficiaries, and the federal mail fraud and conspiracy statutes. The complaint also alleges the intentional infliction of emotional distress and seeks trebling of at least $15.9 million in general damages, attorneys fees and costs, and an award of punitive damages. In August 1995, the parties to the case filed in South Dakota agreed to a stay of all proceedings until final judgment has been entered in a criminal case that is presently pending against this physician. The Company intends to defend these cases vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance, that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     In September 1995, Coram filed a complaint in the San Francisco Superior Court against Caremark and its subsidiary, Caremark Inc. and 50 unnamed individual defendants. The complaint, which arises from Caremark's sale to Coram of Caremark's home infusion therapy business in April 1995 for approximately $209.0 million in cash and $100.0 million in securities, alleges breach of the Asset Sale and Note Purchase Agreement, dated January 29, 1995, as amended April 1, 1995, between Coram and Caremark, breach of related contracts, fraud, negligent misrepresentation and a right to contractual indemnity. Requested relief in Coram's amended complaint includes specific performance, declaratory relief, injunctive relief, and damages of $5.2 billion. Caremark filed counterclaims against Coram in this lawsuit and also filed a lawsuit in the U.S. District Court in Chicago claiming that Coram committed securities fraud in its sale to Caremark of its securities in connection with the sale of the company's home infusion business to Coram. The lawsuit filed in federal court in Chicago has been dismissed, and Caremark's appeal of the dismissal was argued on May 10, 1996 and is now under submission. Coram's lawsuit is currently in the discovery phase. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance, that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     Beginning in September 1994, Caremark was named as a defendant in a series of new lawsuits added to a pending group of actions (including a class action) brought in 1993 under the antitrust laws by local and chain retail pharmacies against brand name pharmaceutical manufacturers, wholesalers and prescription benefit managers other than Caremark. The new lawsuits, filed in federal district courts in at least 38 states (including the United States District Court for the Northern District of Illinois), allege that at least 24 pharmaceutical manufacturers provided unlawful price and service discounts to certain favored buyers and conspired among themselves to deny similar discounts to the complaining retail pharmacies (approximately 3,900 in number). The complaints charge that certain defendant prescription benefit managers, including Caremark, were favored buyers who knowingly induced or received discriminatory prices from the manufacturers in violation of the Robinson-Patman Act. Each complaint seeks unspecified treble damages, declaratory and equitable relief, and attorneys fees and expenses. All of these actions have been transferred by the Judicial Panel for Multidistrict Litigation to the United States District Court for the Northern District of Illinois for coordinated pretrial procedures. Caremark was not named in the class action. In April 1995, the Court entered a stay of pretrial proceedings as to certain Robinson-Patman Act claims in this litigation, including the Robinson-Patman Act claims brought against Caremark, pending the conclusion of a first trial of certain of such claims brought by a limited number of plaintiffs against five defendants not including Caremark. On July 1, 1996, the district court directed entry of a partial final order in the class action approving an amended settlement with certain of pharmaceutical manufacturers. The amended settlement provides for a cash payment of approximately $351.0 million to class members in settlement of conspiracy claims as well as a commitment from the settling manufacturers to abide by certain injunctive provisions. All class action claims against non-settling manufacturers as well as all opt out and other claims generally, including all Robinson-Patman Act claims against Caremark, remain unaffected by the settlement. The district court also certified to the court of appeals for interlocutory review certain orders relating to non-settled conspiracy claims against the pharmaceutical manufacturers and wholesalers. These interlocutory orders do not relate to any of the claims brought against Caremark. The Company intends to defend these cases vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance, that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     In December 1994, Caremark was notified by the FTC that it was conducting a civil investigation of the industry concerning whether acquisitions, alliances, agreements or activities between prescription benefit managers and pharmaceutical manufacturers, including Caremark's alliance agreements with certain drug manufacturers, violate Sections 3 or 7 of the Clayton Act or
Section 5 of the Federal Trade Commission Act. The specific nature, scope, timing and outcome of the investigation are not currently determinable. Under the statutes, if violations are found, the FTC could seek remedies in the form of injunctive relief to set aside or modify Caremark's alliance agreements and an order to cease and desist from certain marketing practices and from entering into or continuing with certain types of agreements. The Company intends to defend these cases vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance, that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

EMPLOYEES

     As of June 30, 1996, the Company, including its affiliated professional entities, employed approximately 20,000 people on a full-time equivalent basis.

CORPORATE LIABILITY AND INSURANCE

     The Company's business entails an inherent risk of claims of physician professional liability. To protect its overall operations from such potential liabilities, the Company has a multi-tiered corporate structure and preserves the operational integrity of each of its operating subsidiaries. In addition, the Company maintains professional liability insurance, general liability and other customary insurance on a claims-made and modified occurrence basis, in amounts deemed appropriate by management based upon historical claims and the nature and risks of the business, for all of the affiliated physicians, practices and operations. This insurance includes "tail" coverage for claims against the Company's affiliated medical organizations, including those acquired from Caremark, to cover incidents which were or are incurred but not reported during the periods for which the related risk was covered by "claims made" insurance. There can be no assurance that a future claim will not exceed the limits of available insurance coverage or that such coverage will continue to be available.

     Moreover, the Company requires each physician group with which it affiliates to obtain and maintain professional liability insurance coverage. Such insurance would provide coverage, subject to policy limits, in the event the Company were held liable as a co-defendant in a lawsuit for professional malpractice against a physician. In addition, generally, the Company is indemnified under the practice management agreements by the affiliated physician groups for liabilities resulting from the performance of medical services.

PROPERTIES

     The Company's corporate headquarters is located at 3000 Galleria Tower in Birmingham, Alabama and houses approximately 440 employees. Additionally, the Company has corporate offices in Long Beach, California and Northbrook, Illinois. The Company currently owns or leases facilities providing medical services in 25 states, Puerto Rico and six countries. The Company also leases, subleases or occupies, pursuant to certain acquisition agreements, the clinic facilities of the affiliated physician groups. The Company anticipates that, as the affiliated practices continue to grow and add new services, expanded facilities will be required.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about the executive officers and directors of the Company as of September 15, 1996:

                        NAME                      AGE            POSITION WITH THE COMPANY
    --------------------------------------------  ---   --------------------------------------------
    Larry R. House(1)...........................  53    Chairman of Board, President and Chief
                                                        Executive Officer and Director
    Mark L. Wagar...............................  45    President -- Western Operations
    John J. Gannon..............................  58    President -- Eastern Operations
    James G. Connelly, III......................  50    President -- Caremark
    H. Lynn Massingale, M.D.....................  43    President -- Team Health
    Harold O. Knight, Jr........................  38    Executive Vice President and Chief Financial
                                                          Officer
    Tracy P. Thrasher...........................  33    Executive Vice President of Administration
                                                          and Secretary
    William R. Dexheimer........................  39    Executive Vice President and Chief Operating
                                                          Officer -- East
    J. Rodney Seay..............................  49    Executive Vice President of Mergers and
                                                          Acquisitions
    J. Brooke Johnston, Jr......................  56    Senior Vice President and General Counsel
    Peter J. Clemens, IV........................  31    Vice President of Finance and Treasurer
    Richard M. Scrushy..........................  44    Director
    Larry D. Striplin, Jr.(2)...................  66    Director
    Charles W. Newhall III(1)...................  51    Director
    Ted H. McCourtney(1)........................  57    Director
    Walter T. Mullikin, M.D.....................  78    Director
    John S. McDonald, J.D.(1)...................  63    Director
    Rosalio J. Lopez, M.D.(2)...................  43    Director
    Richard J. Kramer...........................  53    Director
    C.A. Lance Piccolo..........................  56    Director
    Roger L. Headrick...........................  60    Director
    Thomas W. Hodson(2).........................  49    Director
    Harry M. Jansen Kraemer, Jr.(1).............  41    Director

---------------

(1) Member of the Compensation Committee
(2) Member of the Audit Committee

     Larry R. House has been President and Chief Executive Officer of the Company since August 1993, and has been Chairman of the Board since January 1993. From 1985 to 1992, he was Chief Operating Officer of HEALTHSOUTH Rehabilitation Corporation, now HEALTHSOUTH Corporation, a publicly traded provider of rehabilitative healthcare services ("HEALTHSOUTH"). From 1992 to 1993, Mr. House was President of HEALTHSOUTH International, Inc. Mr. House is a member of the Board of Directors of each of HEALTHSOUTH, Capstone Capital Corporation ("Capstone"), a publicly traded real estate investment trust, and the American Sports Medicine Institute.

     Mark L. Wagar has been President-Western Operations of the Company since July 1996. From December 1995 until July 1996, Mr. Wagar was Executive Vice President and Chief Operating Officer -- West. From January 1995 through December 1995, Mr. Wagar was Chief Operating Officer of MME. From March 1994 to December 1994, he was the President of CIGNA HealthCare of California, a healthcare plan serving enrollees in California, Oregon and Washington, from January 1993 through February 1994, was a Vice President of CIGNA HealthCare of California, an HMO. From November 1989 to December 1992, he was the President of Managed Care Partners, Inc., a private consulting management company specializing in managed care services. He has been involved in healthcare management for over 20 years, including 10 years in managed care companies.

     John J. Gannon has been President-Eastern Operations of the Company since July 1996. For 23 years, Mr. Gannon was a Partner with KPMG Peat Marwick. His most recent position with KPMG was that of National Partner-in-Charge of Strategy and Marketing, Healthcare and Life Sciences. He served as one of the firm's designated industry review specialists for healthcare financial feasibility studies.

     James G. Connelly, III has been President of Caremark since August 1992. Mr. Connelly was the President of a subsidiary of Caremark from April 1992 to November 1992. From May 1990 to November 1992, Mr. Connelly was a Group Vice President of Baxter International, Inc., a publicly traded company that is a leading manufacturer and marketer of healthcare products and services ("Baxter"). Prior to 1990, he was a Corporate Vice President of Baxter, responsible for its hospital supply business group. Mr. Connelly also serves as a director of Boise Cascade Office Products Corporation, a publicly traded company.

     H. Lynn Massingale, M.D. has been President of Team Health since its formation in March 1994. Dr. Massingale has served as President of Southeastern Emergency Physicians, Inc., a subsidiary of Team Health, since 1980. A graduate of the University of Tennessee Center for Health Sciences in Memphis, Dr. Massingale is certified by the National Board of Medical Examiners, Tennessee Board of Medical Examiners and American Board of Emergency Medicine. Dr. Massingale's professional memberships include the Knoxville Academy of Medicine, Tennessee Medical Association, American Medical Association and American College of Emergency Physicians.

     Harold O. Knight, Jr. has been Executive Vice President and Chief Financial Officer of the Company since November 1994. Mr. Knight was Senior Vice President of Finance and Treasurer of the Company from August 1993 to November 1994, and from March 1993 to August 1993, Mr. Knight served as Vice President of Finance of the Company. From 1980 to 1993, Mr. Knight was with Ernst & Young LLP, most recently as Senior Manager. Mr. Knight is a member of the Alabama Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

     Tracy P. Thrasher has been Executive Vice President of the Company since July 1996 and has been Secretary since March 1994. Ms. Thrasher was Executive Vice President of Administration from November 1994 to July 1996. Ms. Thrasher was Senior Vice President of Administration from March 1994 to November 1994, and from January 1993 to March 1994, she served as Corporate Comptroller and Vice President of Development. From 1990 to 1993, Ms. Thrasher was the Audit and Health Care Management Advisory Service Manager with Burton, Canady, Moore & Carr, P.C., independent public accountants. Ms. Thrasher began her career with Ernst & Young LLP in 1985, and became a certified public accountant in 1986.

     William R. Dexheimer has been Executive Vice President and Chief Operating Officer-East of the Company since August 1993. From 1989 to 1993, Mr. Dexheimer was a principal stockholder and Chief Executive Officer of Strategic Health Resources of the South, Inc., a healthcare development and consulting firm. From 1986 to 1989, Mr. Dexheimer was employed by AMI Brookwood Medical Center as Senior Vice President of Development and Chief Executive Officer of AMI Brookwood Primary Care Centers, Inc.

     J. Rodney Seay has been Executive Vice President of Mergers and Acquisitions of the Company since April 1995. From August 1993 to April 1995, he served as Executive Vice President of Development of the Company. Mr. Seay was also Secretary of the Company from August 1993 to March 1994. From 1992 to 1993, he was Vice President of Finance of HEALTHSOUTH. From 1988 to 1992, Mr. Seay was a Senior Manager with KPMG Peat Marwick. From 1982 to 1988, he served as Chief Executive Officer of Medical Data Services, a physician practice management company with over 650 employees and over 1,500 physician clients.

     J. Brooke Johnston, Jr. has been Senior Vice President and General Counsel of the Company since April 1996. Prior to that, Mr. Johnston was a senior principal of the law firm of Haskell Slaughter Young & Johnston, Professional Association, Birmingham, Alabama where he practiced corporate and securities law for over seventeen years. Prior to that Mr. Johnston was engaged in the practice of law in New York, New York and at another firm in Birmingham. Mr. Johnston is a member of the Alabama State Bar and the New York and American Bar Associations. Mr. Johnston is a member of the Board of Directors of United Leisure Corporation, a publicly traded leisure time company.

     Peter J. Clemens, IV has been Vice President of Finance and Treasurer of the Company since April 1995. From 1991 to 1995, Mr. Clemens worked in Corporate Banking with Wachovia Bank of Georgia, N.A. Mr. Clemens began his career with AmSouth Bank, N.A. in 1987, and received a Masters Degree in Business Administration from Vanderbilt University in 1991.

     Richard M. Scrushy has been a member of the Company's Board of Directors since January 1993. Since 1984, Mr. Scrushy has been Chairman of the Board and Chief Executive Officer of HEALTHSOUTH. Mr. Scrushy is also a member of the Board of Directors of Capstone.

     Larry D. Striplin, Jr. has been a member of the Company's Board of Directors since January 1993. Since December 1995, Mr. Striplin has been the Chairman and Chief Executive Officer of Nelson-Brantley Glass Contractors, Inc. and Chairman and Chief Executive Officer of Clearview Properties, Inc. Until December 1995, Mr. Striplin had been Chairman of the Board and Chief Executive Officer of Circle "S" Industries, Inc., a privately owned bonding wire manufacturer. Mr. Striplin is a member of the Board of Directors of Kulicke & Suffa, Inc. a publicly traded manufacturer of electronic equipment, and of Capstone.

     Charles W. Newhall III has been a member of the Company's Board of Directors since September 1993. He has been a general partner of New Enterprise Associates, a venture capital firm, since 1978. Mr. Newhall is a member of the Board of Directors of HEALTHSOUTH, Integrated Health Services, Inc. and OPTA Food Ingredients, Inc., all publicly traded companies. He is founder and Chairman of the Mid-Atlantic Venture Association, which was organized in 1988.

     Ted H. McCourtney has been a member of the Company's Board of Directors since August 1993. He has been a general partner of Venrock Associates, a venture capital firm, since 1970. Mr. McCourtney is a member of the Board of Directors of Cellular Communications, Inc., Cellular Communications of Puerto Rico, Inc., Cellular Communications International, Inc., International CabelTel Incorporated, SBSF, Inc. and Structural Dynamics Research Corporation, all publicly traded companies.

     Walter T. Mullikin, M.D., a surgeon, has been a member of the Company's Board of Directors since November 1995. Dr. Mullikin was Chairman of the Board of the general partner of MME from 1989 to 1995. He founded Pioneer Hospital and the predecessors to MME's principal professional corporation in 1957. He was also the Chairman of the Board, President and a shareholder of Mullikin Independent Practice Association ("MIPA"), until November 1995. Dr. Mullikin is a member of the Board of Directors of Health Net, a publicly traded HMO, and was one of the founders and a past chairman of the Unified Medical Group Association.

     John S. McDonald, J.D. has been a member of the Company's Board of Directors since November 1995. Mr. McDonald was the Chief Executive Officer of the general partner of MME from March 1994 to 1995, and he was an executive of Pioneer Hospital and their related entities since 1967. Mr. McDonald was also a director, the Secretary and a shareholder of MME's general partner. Mr. McDonald is on the Board of Directors of the Truck Insurance Exchange and is a past president of the Unified Medical Group Association.

     Rosalio J. Lopez, M.D. has been a member of the Company's Board of Directors since November 1995. Mr. Lopez had been a director of the general partner of MME since 1989. Dr. Lopez joined MME's principal professional corporation in 1984 and serves as the Chairman of its Medical Council and Family Practice and Managed Care committees. He also acted as a director and a Vice President of MME's principal professional corporation. He is also a director and shareholder of MIPA.

     Richard J. Kramer has been a member of the Company's Board of Directors since November 1995. Mr. Kramer is President/Chief Executive Officer and a director of Catholic Healthcare West ("CHW"). Before joining CHW in September 1989, Mr. Kramer served as the Executive Vice President of LifeSpan, Inc., a multi-hospital/healthcare system headquartered in Minneapolis, which he joined in 1971, serving in a variety of capacities, including Vice President of Planning and Marketing and administrator for Abbott-Northwestern Hospital. Mr. Kramer is currently a member of the Board of Directors of the California Association of Hospitals and Health Systems and the Hospital Council of Northern and Central California, the Board of Directors of the California Chamber of Commerce, the Governing Council of the American Hospital Association Section on Health Systems and the House of Delegates of the American Hospital Association, the Advisory Council for the Center for Clinical Integration and the Board of Directors of the Alumni Association of the University of Minnesota Program in Health Care Administration.

     C.A. Lance Piccolo has been Vice Chairman of the Company's Board of Directors since September 1996. From August 1992 to September 1996, he was Chairman of the Board of Directors and Chief Executive Officer of Caremark. From 1987 until November 1992, Mr. Piccolo was an Executive Vice President of Baxter and from 1988 until November 1992, he served as a director of Baxter. Mr. Piccolo also serves as a director of Crompton & Knowles Corporation ("Crompton") and Baxter, each of which is publicly traded.

     Roger L. Headrick has been a member of the Company's Board of Directors since September 1996 and has been President and Chief Executive Officer of the Minnesota Vikings Football Club since 1991. Additionally, since June 1989, Mr. Headrick has been president and chief executive officer of ProtaTek International, Inc., a bio-process and biotechnology company that develops and manufactures animal vaccines. Prior to 1989, he was Executive Vice President and Chief Financial Officer of The Pillsbury Company, a food manufacturing and processing company. Mr. Headrick also serves as a director of Crompton.

     Thomas W. Hodson has been a member of the Company's Board of Directors since September 1996, and was the Senior Vice President and Chief Financial Officer of Caremark from August 1992 until September 1996. Mr. Hodson was a Group Vice President of Baxter, from April 1992 to November 1992, and from 1990 to 1992 he was a Senior Vice President of Baxter responsible for financial relations, strategic planning, acquisitions and divestitures and corporate communications. From 1988 to 1990, Mr. Hodson was a corporate vice president of Baxter. Mr. Hodson also serves as a director of APACHE Medical Systems, Inc., a provider of clinically-based decision support information systems to the healthcare industry.

     Harry M. Jansen Kraemer, Jr. has been a member of the Company's Board of Directors since September 1996, and is a Vice President and Chief Financial Officer of Baxter, having served in that capacity since November 1993. He was promoted to Baxter's three-member Office of the Chief Executive in June 1995, and appointed to Baxter's Board of Directors in November 1995. In addition to his duties as its chief financial officer he is responsible for Baxter's Global Hospital Business, Global Renal Business, and the Baxter Japan subsidiary. Mr. Kraemer has been an employee of Baxter since 1982 serving in a variety of positions, including Vice President, Group Controller for Baxter's hospital and alternate-site businesses, president of Baxter's Hospitex Division and Vice President Finance and Operations for Baxter's global-business group.

CLASSIFIED BOARD OF DIRECTORS

     Pursuant to the terms of the Certificate of Incorporation and the By-laws of the Company, the Board of Directors is divided into three classes, with each class being as nearly equal in number as reasonably possible. One class holds office for a term that will expire at the Annual Meeting of Stockholders to be held in 1997, a second class holds office for a term that will expire at the Annual Meeting of Stockholders to be held in 1998 and a third class holds office for a term that will expire at the Annual Meeting of Stockholders to be held in 1999. Each director holds office for the term to which he is elected and until his successor is duly elected and qualified. At each annual meeting of stockholders of the Company, the successors to the class of directors whose terms expire at such meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Messrs. Scrushy, McCourtney and Piccolo and Dr. Lopez have terms expiring in 1997, Messrs. House, McDonald, Kramer, Newhall and Headrick have terms expiring in 1998, and Messrs. Striplin, Kraemer and Hodson and Dr. Mullikin have terms expiring in 1999. The Company's Board of Directors elects officers annually and such officers serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors currently has two committees: the Audit Committee and the Compensation Committee.

     The Audit Committee has the responsibility for reviewing and supervising the financial controls of the Company. The Audit Committee makes recommendations to the Company's Board of Directors with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of overall accounting and financial controls of the Company. The Audit Committee consists of Messrs. Striplin and Hodson and Dr. Lopez.

     The Compensation Committee has the responsibility for reviewing the performance of the officers of the Company and recommending to the Company's Board of Directors annual salary and bonus amounts for all officers of the Company. The Compensation Committee consists of Messrs. House, Newhall, McCourtney, McDonald and Headrick.

EXECUTIVE OFFICER COMPENSATION

     Executive Officer Compensation. The following table presents certain information concerning compensation paid or accrued for services rendered to the Company in all capacities during the years ended December 31, 1995 and 1994, for the chief executive officer and the four other most highly compensated executive officers of the Company whose total annual salary and bonus in the last fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                    ANNUAL COMPENSATION(1)   ------------
                                                                              SECURITIES     ALL OTHER
                                                    ----------------------    UNDERLYING    COMPENSATION
     NAME AND PRINCIPAL POSITION HELD        YEAR   SALARY ($)   BONUS ($)   OPTIONS (#)        ($)
-------------------------------------------  -----  ----------   ---------   ------------   ------------
Larry R. House(2)..........................  1995    $ 349,908   $ 600,000      828,000       $ 28,335(3)
  Chairman of the Board, President and       1994      335,000          --      457,000         25,474(4)
  Chief Executive Officer
Harold O. Knight, Jr.......................  1995      132,920     102,230      200,000         12,227(5)
  Executive Vice President and Chief         1994       90,000          --       30,000          3,541(6)
  Financial Officer
William R. Dexheimer.......................  1995      172,996       2,196       55,000         12,254(7)
  Executive Vice President and Chief         1994      162,940          --       15,000          6,596(8)
  Operating Officer -- East
Mark L. Wagar(9)...........................  1995      346,601          --      250,000         30,485(10)
  President -- Western Operations
Tracy P. Thrasher..........................  1995      115,250      42,240      185,000         12,145(11)
  Executive Vice President of                1994       83,000          --       50,000          3,510(12)
  Administration and Secretary

---------------

 (1) Dollar value of perquisites and other benefits were less than the lesser of $50,000 or 10% of total salary and bonus for each Named Executive Officer.
 (2) Pursuant to a reimbursement agreement, the Company paid HEALTHSOUTH the sum of $150,195 as reimbursement for services rendered by Mr. House from January 1, 1994 to August 31, 1994, when the agreement terminated. See
     "-- Compensation Committee Interlocks and Insider Participation".
 (3) Represents $585 that was paid with respect to life, long-term disability, health, dental and accidental death insurance; $2,750 that was paid with respect to automobile allowance; and $25,000 that was paid with respect to split premium life insurance for Mr. House for 1995.
 (4) Represents $434 that was paid with respect to life, long-term disability, health, dental and accidental death insurance; $2,200 that was paid with respect to automobile allowance; and $22,840 that was paid with respect to split premium life insurance for Mr. House for 1994.
 (5) Represents $477 that was paid with respect to life, long-term disability, health, dental and accidental death insurance; $1,750 that was paid with respect to automobile allowance; and $10,000 that was paid with respect to split premium life insurance for Mr. Knight for 1995.

 (6) Represents $391 that was paid with respect to life, long-term disability, health, dental and accidental death insurance; and $3,150 that was paid with respect to automobile allowance for Mr. Knight for 1994.
 (7) Represents $504 that was paid with respect to life, long-term disability, health, dental and accidental death insurance; $1,750 that was paid with respect to automobile allowance; and $10,000 that was paid with respect to split premium life insurance for Mr. Dexheimer for 1995.
 (8) Represents $2,396 that was paid with respect to life, long-term disability, health, dental and accidental death insurance; and $4,200 that was paid with respect to automobile allowance for Mr. Dexheimer for 1994.
 (9) Mr. Wagar commenced employment in January 1995.
(10) Represents $5,084 that was paid with respect to life, long-term disability, health, dental and accidental death insurance; $1,548 that was paid as a flex allowance; and $23,853 that was paid as an executive life insurance benefit for Mr. Wagar for 1995.
(11) Represents $395 that was paid with respect to life, long-term disability, health, dental and accidental death insurance; $1,750 that was paid for automobile allowance; and $10,000 that was paid with respect to split premium life insurance for Ms. Thrasher for 1995.
(12) Represents $360 that was paid with respect to life, long-term disability, health, dental and accidental death insurance; and $3,150 that was paid with respect to automobile allowance for Ms. Thrasher for 1994.

     Option Grants in 1995. The following table contains information concerning the grant of stock options under the Option Plans (as defined herein) to the Named Executive Officers in 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUALS GRANTS(1)                      POTENTIAL REALIZABLE
                            --------------------------------------------------------   VALUE AT ASSUMED ANNUAL
                              NUMBER OF      PERCENT OF                                 RATES OF STOCK PRICE
                             SECURITIES     TOTAL OPTIONS                              APPRECIATION FOR OPTION
                             UNDERLYING      GRANTED TO     EXERCISE OR                        TERM(1)
                               OPTIONS      EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------
           NAME             GRANTED(#)(2)    FISCAL YEAR      ($/SH)         DATE        5%($)        10%($)
--------------------------  -------------   -------------   -----------   ----------   ----------   ----------
Larry R. House............     328,000(3)        11.9%        $ 12.00        2005      $2,475,329   $6,272,970
                               500,000(3)        18.1           27.25        2005       8,568,689   21,714,741
Harold O. Knight, Jr. ....      50,000            1.8           12.00        2005         377,337      956,245
                               150,000            5.4           27.25        2005       2,570,607    6,514,422
William R. Dexheimer......      15,000            0.5           12.00        2005         113,201      286,874
                                40,000            1.4           27.25        2005         685,495    1,737,179
Mark L. Wagar.............     150,000            5.4           28.25        2005       2,664,941    6,753,484
                               100,000(3)         3.6           28.25        2005       1,776,627    4,502,322
Tracy P. Thrasher.........      85,000            3.1           12.00        2005         641,473    1,625,617
                               100,000            3.6           27.25        2005       1,713,738    4,342,948

---------------

(1) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.
(2) The vesting of each option is cumulative and no vested portion expires until the expiration of the option. Unless otherwise noted, options vest at the rate of 20% per year over a five-year period beginning on the date of grant.
(3) These options are 100% vested.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table provides information with respect to options exercised by the Named Executive Officers during 1995 and the number and value of securities underlying unexercised options held by the Named Executive Officers as of December 31, 1995.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                            SHARES ACQUIRED      VALUE        OPTIONS AT FY-END(#)           AT FY-END($)(1)
           NAME             ON EXERCISE(#)    REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
--------------------------  ---------------   -----------   -------------------------   -------------------------
Larry House...............      402,000       $ 5,226,000        883,000/0                $11,567,000/$0
Harold O. Knight, Jr. ....       72,000         1,417,000         40,000/218,000              382,500/3,432,400
William R. Dexheimer......        3,000            39,000         14,000/53,000               207,400/731,200
Mark L. Wagar.............           --                --        130,000/120,000              747,528/570,000
Tracy P. Thrasher.........       32,000           567,500         37,000/186,000              472,000/3,134,400

---------------

(1) Based on the $33.00 per share closing sale price of the Common Stock on December 29, 1995.

DIRECTOR COMPENSATION

     Directors of the Company who are not also employed by the Company are paid directors' fees of $2,500 for each meeting of the Company's Board of Directors attended in person, $500 for each meeting of the Company's Board of Directors attended by phone, and $1,000 for each meeting of the Audit Committee or the Compensation Committee attended in person. In addition, directors are reimbursed for travel costs and other out-of-pocket expenses incurred in attending each directors' meeting and committee meeting. Outside directors are eligible to receive the grant of stock options under the Company's Option Plans. In November 1995, each of Messrs. Scrushy, Striplin, Newhall, Meadow, McCourtney, McDonald and Kramer and Dr. Mullikin were granted ten-year options to purchase 10,000 shares of Common Stock and Dr. Lopez was granted a ten-year option to purchase 20,000 shares, all at an exercise price of $28.25 per share, the market price on the date of grant. See " -- Executive Officer Compensation -- Option Grants in Last Fiscal Year" and "Principal Stockholders".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. House, Newhall and McCourtney served on the Compensation Committee of the Company's Board of Directors during 1995, joined by Mr. McDonald in November 1995 and Mr. Headrick in September 1996. Mr. House also served as Chairman of the Board, President and Chief Executive Officer of the Company while serving on the Compensation Committee.

     On August 31, 1993, MedPartners entered into a Reimbursement Agreement with HEALTHSOUTH to allow Mr. House to serve as President of HEALTHSOUTH International, Inc. (the "Reimbursement Agreement"). The Reimbursement Agreement provided for the reimbursement by MedPartners to HEALTHSOUTH of one-half of Mr. House's compensation and benefits. Under the Reimbursement Agreement, MedPartners paid HEALTHSOUTH the sum of $150,195 for the period from January 1, 1994 to August 31, 1994, when the Reimbursement Agreement terminated. On September 1, 1994, MedPartners entered into a consulting agreement, terminated in February 1995, with HEALTHSOUTH, under which MedPartners agreed to make available to HEALTHSOUTH from time to time at reasonable times and upon reasonable requests the services of Mr. House as a consultant in connection with the activities of HEALTHSOUTH International, Inc. In exchange for such services, HEALTHSOUTH paid MedPartners a consulting fee equal to one-half of Mr. House's compensation and benefits.

     In connection with the sale of the convertible preferred stock described below, the Company entered into a non-competition and severance agreement with Mr. House. Mr. House's agreement was terminated upon his entry into the employment agreement described below.

     In September 1993 and March 1994, the Original Predecessor issued shares of Series A and Series B Convertible Preferred Stock in private transactions. Entities affiliated with Messrs. House, Newhall and McCourtney purchased shares in each transaction. See "Certain Transactions -- Financings".

     In connection with the acquisition of MME described under "Business -- Acquisition Program", the Company entered into Termination and Consulting Agreements with Mr. McDonald. Under the Termination Agreement, Mr. McDonald's employment agreement with MME was terminated in consideration of which Mr. McDonald received a lump sum payment of $796,000, continuation of certain fringe benefits and perquisites under the former employment agreement for 36 months, access to an office and support staff until death or disability, payments from the Company and a trust set up by the Company to fund the remainder of MME's pension obligations to Mr. McDonald, and payment of all health and medical care (including prescriptions) for Mr. McDonald for the remainder of his life through a Company-sponsored health insurance plan. The Company and Mr. McDonald entered into a five-year Consulting Agreement whereby Mr. McDonald will receive in consideration for his services a consulting fee of $2,230,000, to be paid over five years with an initial payment of $669,000 in November 1995 and equal payments of $390,250 on each anniversary of such date, access to an office and support staff and certain other benefits. See "Certain Transactions -- Acquisition-Related Agreements". See also "Certain Transactions".

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Messrs. House, Wagar and Knight and Ms. Thrasher (individually, the "Executive" and collectively, the "Executives"). Mr. House's employment agreement, which has a term of five years, provides that Mr. House shall be employed as the Chairman of the Board, President and Chief Executive Officer and shall be nominated as a director of the Company during such term. The agreement provides for a base salary of $935,700, an annual incentive bonus of up to $776,700, based on the achievement of certain performance standards established by the Compensation Committee, and eligibility for other benefits normally found in executive employment agreements. The employment agreements for each of Messrs. Wagar and Knight and Ms. Thrasher provide for base salaries of $350,000, $250,000 and $235,000, respectively, and for annual incentive and performance bonuses of up to 75% of base salary in addition to employee benefits similar to those provided in Mr. House's agreement. Each of the employment agreements is automatically extended for an additional year on the anniversary thereof unless MedPartners shall give prior notice of non-extension.

     The Executives are entitled to certain compensation upon termination of their employment agreement prior to its expiration. If the Company terminates the agreement for "Cause" (as defined) or if the Executive terminates without "Good Reason" (as defined), the Executive will receive a lump sum payment of six months base salary (12 months in the case of Mr. House) plus certain employment benefits. If the agreement terminates due to the Executive's death, disability or retirement, the Executive will receive a lump sum payment of six months base salary (12 months in the case of Mr. House), accrued bonus and immediate vesting of all stock options. If the Executive terminates the agreement for "Good Reason" and no "Change in Control" (as defined) of the Company has occurred, the Executive will receive continued salary and bonus payments for three years (or, if greater, for the remainder of the contract term in the case of Mr. House), continued participation in employee benefit plans for such period and immediate vesting of all stock options. If the Company terminates the agreement without Cause after a Change in Control or if the Executive terminates after a Change in Control for Good Reason, the Executive shall receive a lump sum payment equal to three times the Executive's base salary and bonus at the time of termination, continued benefits for a term of three years and immediate vesting of all stock options. The agreements provide that any payment by the Company to the Executive which is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), shall be "grossed up" such that the Executive retains an amount of the "gross up" payment equal to the excise tax imposed on the original payment.

NON-COMPETITION AND SEVERANCE AGREEMENTS

     In September 1993, the Company entered into non-competition and severance agreements with Mr. House and Mr. Dexheimer, each of which contains the terms described above under "-- Compensation Committee Interlocks and Insider Participation" related to the agreement with Mr. House. The Company also entered into non-competition, nondisclosure and development agreements with each of Messrs. Knight, Seay and Dexheimer and Ms. Thrasher pursuant to which each has agreed not to disclose any of the Company's confidential information or assist or work for any of the Company's competitors for a period of one year after termination of employment. In addition, each of such executive officers agreed to assign any rights in any design, invention, software, process, trade secret or intellectual property that relates to or resulted from work performed at the Company.

STOCK OPTION PLANS

     The Company has a 1993 Stock Option Plan (the "1993 Option Plan") and a 1995 Stock Option Plan (the "1995 Option Plan", together with the 1993 Option Plan, the "Option Plans"). The objectives of Option Plans are to attract and retain qualified personnel, to provide incentives to employees, officers and directors of the Company and to promote the success of the Company. A total of 1,555,000 shares of Common Stock, including 1,055,000 shares of Common Stock for issuance upon the exercise of options granted to officers, directors, consultants and employees of the Company and 500,000 shares of Common Stock for issuance upon the exercise of options issued in connection with the acquisition of the assets of physician practices, are covered by the 1993 Option Plan. A total of 7,099,150 shares of Common Stock are covered by the 1995 Option Plan. Additionally, the 1995 Option Plan contains a provision whereby the number of shares of Common Stock for which options may be granted under the 1995 Option Plan shall automatically increase on the first trading day of each calendar year during the term of the 1995 Option Plan by an amount equal to 1% of the shares of Common Stock outstanding on December 31 of the immediately preceding year. However, such additional shares shall be available only for the grant of non-qualified stock options and not for the grant of incentive options. The Option Plans authorize the grant of options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Code and the grant of options that do not qualify as Incentive Options ("Non-Qualified Options") under Section 422 of the Code.

     The Option Plans are administered by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"). The Compensation Committee, subject to the approval of the Company's Board of Directors and the provisions of the Option Plans, has full power to select the individuals to whom awards will be granted, to fix the number of shares that each optionee may purchase, to set the terms and conditions of each option, and to determine all other matters relating to the Option Plans. The Option Plans provide that the Compensation Committee will select grantees from among full-time employees, officers, directors and consultants of the Company or its subsidiaries, and individuals or entities subject to an acquisition or management agreement with the Company.

     The option exercise price of each option shall be determined by the Compensation Committee, but shall not be less than 100% of the fair market value of the shares on the date of grant in the case of Incentive Options and not less than 85% of the fair market value of the shares on the date of grant in the case of Non-Qualified Options granted to employees. No Incentive Option may be granted to any employee who owns at the date of grant stock representing in excess of 10% of the combined voting power of all classes of stock of the Company or a parent or a subsidiary unless the exercise price for stock subject to such options is at least 110% of the fair market value of such stock at the time of grant and the option term does not exceed five years. The aggregate fair market value of stock with regard to which Incentive Options are exercisable by an individual for the first time during any calendar year may not exceed $100,000.

     The term of each option shall be fixed by the Committee and may not exceed ten years from the date of grant. If a participant who holds options ceases to be an employee, consultant or director or otherwise affiliated with the Company (the "Termination"), for cause (as defined in the Option Plans), and such person shall not have fully exercised any option granted under the Option Plans, the option or the remaining portion thereof will expire on the date of Termination. Any option or portion thereof which has not expired or been exercised on or before the date of Termination, without cause, expires 90 days after the date of Termination. Notwithstanding the foregoing, in the event of Termination due to the optionee's death or incapacity, the option will terminate 12 months following the date of such optionee's death or incapacity. Options granted under the Option Plans may be exercisable in installments.

     Upon the exercise of options, the option exercise price must be paid in full, either in cash or other form acceptable to the Committee, including delivery of a full recourse promissory note, delivery of shares of Common Stock already owned by the optionee or delivery of other property. Unless terminated earlier, the 1993 Option Plan will terminate in 2003 and the 1995 Option Plan will terminate in 2005.

     As of June 30, 1996, the Company had outstanding options at exercise prices ranging from $0.20 to $19.25 to acquire 647,170 shares of Common Stock under the 1993 Option Plan. At the same date, there were outstanding options under the 1995 Option Plan to acquire 5,172,440 shares of Common Stock at exercise prices ranging from $12.00 to $33.00 per share.

     In connection with the Caremark Acquisition, the Company assumed and adopted the Caremark International Inc. 1992 Incentive Compensation Plan (the "Caremark Incentive Plan"), renaming it the "MedPartners Incentive Compensation Plan" (the "Incentive Plan"). The purpose of the Incentive Plan is to increase stockholder value and to advance the interests of the Company by awarding equity and performance-based incentives designed to attract, retain and motivate employees. A total of 13,253,789 shares of Common Stock are covered by the Incentive Plan. The Incentive Plan is administered by the Board of Directors of the Company, which has the authority to manage the operation of the Incentive Plan, prescribe rules relating to the Incentive Plan, make awards under the Incentive Plan as it deems appropriate, modify the terms of outstanding awards and take all other actions as it deems necessary or desirable for the implementation and administration of the Incentive Plan.

     The Incentive Plan authorizes the grant of options to purchase Common Stock. The term of each option is fixed by the terms of its grant and may not exceed ten years from the date of grant. Under the Incentive Plan, the price of each option shall not be less than the fair market value of the Common Stock on the date of the grant. The Incentive Plan also authorizes the grant of stock appreciation rights, restricted stock and performance shares. Immediately prior to consummation of the Caremark Acquisition, giving effect to the conversion of the options and restricted shares outstanding immediately prior to the Caremark Acquisition, there were options to purchase 8,294,019 shares of Common Stock and 69,766 shares of restricted stock outstanding under the Incentive Plan, leaving 4,890,004 shares available for future grant. No stock appreciation rights or performance shares are outstanding under the Incentive Plan.

CAREMARK BENEFIT PLANS

     Caremark maintains several benefit plans which may be deemed "discriminatory" for purposes of the Code and may be considered "excess benefit plans" within the meaning of Section 3(36) of Employee Retirement Income Security Act of 1974, as amended. The following plans are included in this category: the Caremark International Inc. Non-Employee Director Stock Option Plan, the Caremark International Inc. 401 CARE Excess Plan, the Caremark International Inc. Deferred Compensation Plan and the Caremark International Inc. Supplemental Pension Plan (collectively, the "Caremark Benefit Plans"). The Company is currently determining whether such plans will be terminated or modified. The Caremark Benefit Plans have been filed as exhibits to the Registration Statement. Reference is hereby made to the exhibits of the Registration Statement for further information concerning the Caremark Benefit Plans.

                              CERTAIN TRANSACTIONS

ACQUISITION AGREEMENTS

     In connection with the acquisition of MME and the Caremark Acquisition described under "Business -- Acquisition Program", the Company entered into certain termination and consulting agreements with Dr. Mullikin and Messrs. McDonald, Piccolo and Hodson.

     Termination Agreements. In November 1995, the Company and each of Dr. Mullikin and Mr. McDonald entered into a Termination Agreement that terminated their previous employment agreements with MME, in consideration of which they received, or shall receive, a lump sum payment of $1,064,000, in the case of Dr. Mullikin, and $796,000 in the case of Mr. McDonald, continuation of certain fringe benefits and perquisites for 36 months, payments from the Company and a trust set up by the Company to fund the remainder of MME's pension obligations to Dr. Mullikin or to Dr. Mullikin's spouse, should she survive him, and Mr. McDonald, payment of all health and medical care (including prescriptions) for Dr. Mullikin and his spouse and Mr. McDonald for the remainder of their lives through the Company sponsored health insurance plan, a death payment benefit to be paid to Dr. Mullikin's designated beneficiary or estate of $2,700,000, and certain other benefits. See "Management -- Compensation Committee Interlocks and Insider Participation".

     Consulting Agreements. In November 1995, the Company and each of Dr. Mullikin and Mr. McDonald entered into five-year Consulting Agreements whereby each will receive in consideration for his services: consulting fees of $2,480,000 to Dr. Mullikin, to be paid over five years with an initial payment of $744,000 in

November 1995, and equal payments of $434,000 on each anniversary of such date, and $2,230,000 to Mr. McDonald, to be paid over five years with an initial payment of $669,000 in November 1995, and equal payments of $390,250 on each anniversary thereof, access to an office and support staff and certain other benefits.

     In September 1996, the Company and each of Messrs. Piccolo and Hodson entered into a consulting agreement (the "Piccolo Agreement" and "Hodson Agreement", respectively). The term of the Piccolo Agreement is ten years, unless terminated sooner. Over the course of such ten- year period, Mr. Piccolo will be paid consulting fees totaling approximately $5.4 million. Upon commencement of the term of the Piccolo Agreement, Mr. Piccolo's employment with Caremark was terminated entitling him to a severance payment of $2,805,426 and the other benefits provided for in his severance agreement and the "gross up" provisions of that agreement will apply to payments made pursuant to the Piccolo Agreement in the event such consulting payments are determined to be "excess parachute" payments. Mr. Piccolo will be eligible to participate in all health and medical employee benefit plans and programs available, from time to time, to employees of the Company and Caremark until he reaches the age of 65. In the event Mr. Piccolo dies prior to age 65, his spouse will be entitled to receive these benefits until she reaches the age of 65. After age 65, Mr. Piccolo and his spouse will be provided with a prescription drug program comparable to that provided Caremark employees through Caremark's prescription drug benefit program. Mr. Piccolo will be provided with an adequate office and secretarial support, as well as reimbursement of reasonable expenses, and will be subject to certain non-compete and confidentiality restrictions.

     The term of the Hodson Agreement is one year, unless terminated sooner. Over the term, Mr. Hodson will be paid consulting fees of $318,856. The Hodson Agreement may be extended on the same terms for an additional one-year period. Upon commencement of the term of the Hodson Agreement, Mr. Hodson's employment with Caremark was terminated, entitling him to a severance payment of $1,052,138, and the other benefits provided for in his severance agreement. The "gross up" provisions of that severance agreement will apply to payments made pursuant to the Hodson Agreement in the event such consulting payments are determined to be "excess parachute" payments.

FINANCINGS

     In September 1993 and February 1994, the Original Predecessor issued an aggregate of 4,000,562 shares of Series A Convertible Preferred Stock in a private placement transaction for aggregate consideration of $8,001,124. Certain directors and officers of the Company, or entities affiliated with such individuals, purchased shares of Series A Convertible Preferred Stock as follows: New Enterprise Associates VI, L.P. -- 875,000 shares; New Venture Partners III, L.P. -- 125,000 shares; Venrock Associates -- 750,000 shares; Frontenac Venture VI, L.P. -- 1,000,000 shares; HEALTHSOUTH -- 157,500 shares; and Ms. Thrasher -- 11,250 shares.

     In March 1994 and May 1994, the Original Predecessor issued an aggregate of 3,000,000 shares of Series B Convertible Preferred Stock in a private placement transaction for aggregate consideration of $12,000,000. Certain directors and officers of the Original Predecessor, or entities affiliated with such individuals, purchased shares of Series B Convertible Preferred Stock as follows: New Enterprise Associates, VI, L.P. -- 625,000 shares; New Venture Partners III, L.P. -- 37,500 shares; Venrock Associates -- 500,000 shares; Frontenac Venture VI, L.P. -- 625,000 shares; HEALTHSOUTH -- 250,000 shares; Mr. Scrushy -- 100,000 shares; Mr. Striplin -- 25,000 shares; and Ms.
Thrasher -- 10,000 shares.

     All the shares of convertible preferred stock were automatically converted into shares of the Original Predecessor's common stock upon the consummation of its initial public offering in February 1995. See "Principal Stockholders" for information about affiliations between directors and executive officers of the Company and certain of the entities who purchased shares of the convertible preferred stock.

     The Mullikin Family Trust, a trust formed for the benefit of Dr. Mullikin and his spouse, was the holder of two notes issued in November 1992 by 5000 Airport Plaza, a California limited partnership which is controlled by the Company, one in the principal amount of $2,975,000, having a 20-year term and bearing an interest rate of 10% per annum, and the other in the principal amount of $850,000, having a 10-year term and bearing an interest rate of 10% per annum, each secured by the 5000 Airport Plaza building, where the Company's western executive offices are located. These notes were paid in full in April 1996.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial stock ownership of the Company as of September 15, 1996: (i) each director and Named Executive Officer of the Company, (ii) all directors and executive officers as a group, and (iii) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, each person or entity listed below has sole voting and investment power with respect to all shares shown to be beneficially owned by him or it except to the extent such power is shared by a spouse under applicable law. Shares of Common Stock subject to options held by directors and executive officers that are exercisable within 60 days of September 15, 1996, are deemed outstanding for the purpose of computing such director's or executive officer's beneficial ownership and the beneficial ownership of all directors and executive officers as a group.

                                                                  NUMBER OF SHARES OF    PERCENTAGE
                                                                     THE COMPANY'S        OF COMMON
             NAME                         POSITION HELD               COMMON STOCK       STOCK OWNED
-------------------------------  -------------------------------  --------------------   -----------
Larry R. House.................  Chairman, President and Chief          3,605,000(1)         2.42%
                                   Executive Officer and
                                   Director
Mark L. Wagar..................  President -- Western Operations          233,005(2)          *
Harold O. Knight, Jr...........  Executive Vice President and             198,000(3)          *
                                   Chief Financial Officer
William R. Dexheimer...........  Executive Vice President and             258,000(4)          *
                                   Chief Operating
                                   Officer -- East
Tracy P. Thrasher..............  Executive Vice President and             173,800(5)          *
                                   Corporate Secretary
Larry D. Striplin, Jr..........  Director                                  99,100(6)          *
Richard M. Scrushy.............  Director                               1,915,500(7)         1.31
Charles W. Newhall III.........  Director                               1,502,000(8)         1.03
Ted H. McCourtney..............  Director                                  56,841(9)          *
Walter T. Mullikin, M.D........  Director                                 432,424(10)         *
John S. McDonald...............  Director                                 303,281(11)         *
Richard J. Kramer..............  Director                               1,869,674(12)        1.28
Rosalio J. Lopez, M.D..........  Director                                  99,069(13)         *
C.A. Lance Piccolo.............  Director                               1,422,611(14)         *
Roger L. Headrick..............  Director                                  86,938(15)         *
Thomas W. Hodson...............  Director                                 707,910(16)         *
Harry M. Jansen Kraemer, Jr.     Director                                     565(17)         *
All executive officers and
  directors as a group (23
  persons).....................                                        14,253,929(18)        9.36

---------------

   * Less than 1%.
 (1) Includes options to purchase 2,428,000 shares.
 (2) Includes options to purchase 230,000 shares.
 (3) Includes options to purchase 136,000 shares.
 (4) Includes options to purchase 44,000 shares and 1,000 shares held in trust.
 (5) Includes options to purchase 118,000 shares, 2,000 shares held in trust for a minor child, and 11,250 shares held jointly with spouse.
 (6) Includes options to purchase 2,000 shares.
 (7) Includes options to purchase 17,000 shares, 250,000 shares held in trust for minor children, and 1,098,500 shares owned by HEALTHSOUTH. Mr. Scrushy is Chairman of the Board, President and Chief Executive Officer of HEALTHSOUTH and disclaims beneficial ownership of the shares owned by HEALTHSOUTH.

 (8) Includes options to purchase 2,000 shares, and 1,500,000 shares owned of record by New Enterprise Associates VI, Limited Partnership ("NEA"), of which Mr. Newhall is the general partner. Mr. Newhall shares voting and investment power with respect to such shares owned by NEA.
 (9) Includes options to purchase 2,000 shares.
(10) Includes options to purchase 2,000 shares and 430,424 shares held by the Mullikin Family Trust U/D/T, dated February 10, 1976.
(11) Includes options to purchase 2,000 shares and 301,281 shares held by certain trusts for the benefit of Mr. McDonald.
(12) Includes options to purchase 2,000 shares and 1,867,674 shares owned of record by DCNHS-West Partnership, L.P. ("DCNHS"). Mr. Kramer is the President and Chief Executive Officer of CHW, which is the sole general partner of DCNHS. Mr. Kramer disclaims beneficial ownership of the shares owned by DCNHS.
(13) Includes options to purchase 10,000 shares and 89,069 shares held by certain trusts for the benefit of Dr. Lopez and members of his family.
(14) Includes options to purchase 1,422,611 shares, 10,399 shares held as joint tenants with spouse, and 26,511 shares held in the Company's 401(k) plan.
(15) Includes options to purchase 54,208 shares and 1,210 held by spouse.
(16) Includes options to purchase 648,635 shares, 18,534 shares held in the Company's 401(k) plan and 8,396 shares held jointly with spouse.
(17) Includes 50 shares held in spouse's individual retirement account.
(18) Includes options to purchase a total of 5,884,034 shares.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The Certificate of Incorporation currently provides that the Company may issue 9,500,000 shares of Preferred Stock, par value $.001 per share ("the Preferred Stock"), 500,000 shares of Series C Preferred Stock, par value $.001 per share, and 200,000,000 shares of the Common Stock.

COMMON STOCK

     Holders of the Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders and do not have preemptive rights. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company's Board of Directors out of funds legally available therefor. All outstanding shares of Common Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of any outstanding shares of Preferred Stock.

PREFERRED STOCK

     The Company's Board of Directors, without further stockholder authorization, is authorized to issue shares of Preferred Stock in one or more series and to determine and fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends on the Common Stock and one or more series of Preferred Stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, dissolution or winding up, including preferences over the Common Stock and one or more series of Preferred Stock. Although the Company has no present plans to issue any shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND THE DGCL

     Classified Board of Directors. The Certificate of Incorporation and the By-Laws provide for the Company's Board of Directors to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms [so that directors' terms expire either at the 1997, 1998 or 1999 annual meeting of stockholders of the Company.] See
"Management -- Classified Board of Directors".

     The Company believes that a classified board of directors will help to assure the continuity and stability of the Company's Board of Directors and the Company's business strategies and policies as determined by the Company's Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this, in turn, will permit the Company's Board of Directors to more effectively represent the interests of stockholders.

     With a classified board of directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Company's Board of Directors. As a result, a provision relating to a classified Company's Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the Common Stock because its provisions could operate to prevent obtaining control of the Company's Board of Directors in a relatively short period of time. The classification provision could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. Under the DGCL, unless the certificate of incorporation otherwise provides, a director on a classified board may be removed by the stockholders of the corporation only for cause. The Certificate of Incorporation does not provide otherwise.

     Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. The By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Company's Board of Directors or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of the Company (the "Business Procedure").

     The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for the Company's Board of Directors to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman of the Company's Board of Directors determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

     Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman of the Company's Board of Directors determines that the other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

     Although the By-laws do not give the Company's Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the By-laws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

     Delaware Takeover Statute. The Company is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or
(b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

STOCKHOLDERS' RIGHTS PLAN

     The following is a description of the Company's Stockholders' Rights Plan ("the Company Rights Plan"). The description thereof set forth below is qualified in its entirety by reference to the Company Rights Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information".

     The Company Rights Plan provides that one right (a "Right") will be issued with each share of the Common Stock (whether originally issued or from the Company's treasury) prior to the Rights Distribution Date (as defined herein). The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business on the date which is 10 years from the date of the distribution unless previously redeemed by the Company as described below. When exercisable, each Right will entitle the owner to purchase from the Company one one-hundredth of a share of Series C Preferred Stock at a purchase price of $52.00 per share. The Series C Preferred Stock may be issued in fractional shares.

     Except as described below, the Rights will be evidenced by all the Common Stock certificates and will be transferred with the Common Stock certificates, and no separate Rights certificates will be distributed. The Rights will separate from the Common Stock and a "Rights Distribution Date" will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding Common Stock (the "Stock Acquisition Date") and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

     After the Rights Distribution Date, Rights certificates will be mailed to holders of record of shares of the Common Stock as of the Rights Distribution Date and thereafter the separate Rights certificates alone will represent the Rights.

     The Series C Preferred Stock issuable upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment of $.001 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared for each share of Common Stock. In the event of liquidation, the holders of the Series C Preferred Stock will be entitled to a minimum preferential liquidation payment of $52.00 per share and will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of the Series C Preferred Stock will have 100 votes and will vote together with the shares of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are changed or exchanged, each share of Series C Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions. The Series C Preferred Stock will, if issued, be junior to any other series of Preferred Stock which may be authorized and issued by the Company, unless the terms of any such other series provide otherwise. The Series C Preferred Stock will not be redeemable. Once the shares of Series C Preferred Stock are issued, the Certificate of Incorporation may not be amended in a manner which would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of the Series C Preferred Stock, voting separately as a class. Because of the nature of the Series C Preferred Stock dividend, liquidation and voting rights, the value of a share of the Series C Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     In the event that (i) a person becomes an Acquiring Person (except pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Company's Board of Directors who are not officers of the Company and who are not representatives, nominees, affiliates or associates of an Acquiring Person, to be (a) at a price which is fair to the Company's stockholders and (b) otherwise in the best interests of the Company and its stockholders (a "Qualifying Offer")), (ii) an Acquiring Person engages in certain self-dealing transactions involving the Company, such as, (a) merging or consolidating into or with the Company where the Company survives and the Common Stock remains outstanding, (b) transferring assets to the Company in exchange for the Company's securities, or acquiring securities from the Company other than on the same basis as from all other stockholders, (c) transferring assets to or from the Company on terms less favorable than arm's length, (d) transferring to or from the Company's assets having a fair market value in excess of $5,000,000,
(e) receiving unusual compensation or (f) receiving any other financial benefit not provided to all other stockholders, or (iii) during such time as there is an Acquiring Person, there is any reclassification of securities, recapitalization, merger or consolidation which increases by more than 1% the amount of the Common Stock beneficially owned by the Acquiring Person, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price, shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any such events, all Rights that are, or (under certain circumstances specified in the Company Rights Plan) were, beneficially owned by any Acquiring Person (or certain related parties), will be null and void. However, Rights are not exercisable following the occurrence of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or the Common Stock is changed or exchanged (other than a merger which follows an Qualifying Offer and satisfied certain other requirements), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive upon the exercise thereof at the then current exercise price, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

     At any time until ten days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right. Immediately upon the action of the Company's Board of Directors ordering redemption of the Rights, the Rights will terminate, and the only right of the holders of the Rights will be to receive the $.001 redemption price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for shares of the Company Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Plan may be amended by the Company's Board of Directors prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Company's Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement, provided that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     The Rights have certain anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in the Company without the prior approval of the Company's Board of Directors. The effect of the Rights may be to inhibit a change in control of the Company (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to the Company stockholders.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

     The Certificate of Incorporation contains a provision eliminating or limiting director liability to the Company and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the DGCL making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Company's Board of Directors protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the Certificate of Incorporation and the By-laws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of the Company who by reason of the fact that he or she is a director, officer, employee, or agent of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

REGISTRATION RIGHTS

     Pursuant to a Registration Agreement entered into in August 1993 and amended in March 1994 (the "Registration Agreement"), the prior holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, which Convertible Preferred Stock has now been converted into Common Stock, were entitled to certain rights with respect to the registration under the Securities Act of the 7,000,562 shares of Common Stock into which the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock were converted. The shares of Common Stock covered by the foregoing registration rights are now eligible for resale either under Rule 144 of the Securities Act or without restriction. Accordingly, at the request of the Company, most of the holders of the Common Stock, have agreed to terminate their rights with respect to the Registration Agreement, leaving approximately 1,200,000 shares that are presently covered by the Registration Agreement.

     The Company has entered into a Registration Rights Agreement with certain of the holders of Common Stock pursuant to which such persons will have the right to require that the Company register shares of the Company's Common Stock owned by them for sale, at one year intervals up to three times during 1997, 1998 and 1999. Unlimited piggyback registration rights have also been granted. The holders of these registration rights are Walter T. Mullikin, M.D., John S. McDonald, Rosalio J. Lopez, M.D. and DCNHS, who we the only persons deemed to be "affiliates" of MedPartners/Mullikin, following the combination of MedPartners and MME. In the March 1996 public offering carried out by the Company, 1,358,921 shares of the Company's Common Stock were sold by Drs. Mullikin and Lopez and Mr. McDonald at $30.25 per share pursuant to the rights granted under the Agreement. See "Principal Stockholders".

     In addition, from time-to-time, the Company will grant registration rights, both on a contractual and a piggyback basis to various persons in connection with acquisitions made on a private placement basis. At June 30, 1996, a total of 2,207,318 shares of Common Stock were subject to such registration rights.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York, New York, New York.

                              SELLING STOCKHOLDERS

     The following table shows the names of the Selling Stockholders, the number of shares of the Common Stock beneficially owned by them and to be sold by them under this Prospectus as of the date of this Prospectus.

                                                   NUMBER          NUMBER            NUMBER         PERCENT OF
                                                 OF SHARES        OF SHARES        OF SHARES       OUTSTANDING
                                                BENEFICIALLY   COVERED BY THIS     TO BE HELD      SHARES AFTER
             SELLING STOCKHOLDERS                  OWNED         PROSPECTUS      AFTER OFFERING      OFFERING
----------------------------------------------  ------------   ---------------   --------------   --------------
James R. Andrews, M.D.........................        50,000         50,000                  0        --     %
Ferdinand J. Beernink, M.D....................        18,444          8,444             10,000         *
Scott L. Blumenthal...........................        16,291         16,291                  0        --
Robert B. Berkowitz, M.D......................        49,711         19,850             29,861         *
James Brennen Byrne, Jr., M.D.................       161,262         71,234             90,028         *
Bert M. Brown.................................        31,095          7,773             23,322         *
Canterbury Trust Company as Trustee for
  Cardiovascular Assoc. of North Alabama, P.C.
  Pension Plan FBO Phillip C. Watkins.........        12,500         12,500                 --        --
M. Scott Carroll, M.D.........................        51,865         20,000             31,865         *
Aaron Chinn, M.D..............................        28,086         14,000             14,086         *
Dwight W. Clark, M.D..........................        35,087          8,500             26,587         *
Wilfred Q. Cole, III, M.D.....................        39,709          7,924             31,785         *
Natalia Nadel Cruz............................        21,878          5,469             16,409         *
John M. Dobrowski.............................        34,550          8,637             25,913         *
Mark A. Doyne, M.D............................        13,033         13,033                  0        --
East Bay Fertility OB-GYN Medical Group.......        18,780         18,780                  0        --
Michael J. Grady, D.O.........................        16,715          3,178             13,537         *
Phillip J. Fagan..............................         1,777            444              1,333         *
Karen L. Ferguson, M.D........................        18,024          4,506             13,518         *
Toribio C. Flores.............................        15,548          3,887             11,661         *
Gregory Gordon Gaar...........................        21,878          5,469             16,409         *
James E. George, M.D..........................     1,218,441        304,610            913,831         *
F.M. Gerard, M.D..............................         8,038          2,009              6,029         *

                                                   NUMBER          NUMBER            NUMBER         PERCENT OF
                                                 OF SHARES        OF SHARES        OF SHARES       OUTSTANDING
                                                BENEFICIALLY   COVERED BY THIS     TO BE HELD      SHARES AFTER
             SELLING STOCKHOLDERS                  OWNED         PROSPECTUS      AFTER OFFERING      OFFERING
----------------------------------------------  ------------   ---------------   --------------   --------------
Allan R. Goldstein, M.D. and Sherron
  Goldstein, M.D..............................        18,280         18,280                  0        --
Vincent A. Griffeth, Jr., M.D.................        19,740          4,935             14,805         *
Gary L. Groves, M.D...........................     1,215,425         34,425          1,181,000         *
Richard D. Guyer, M.D.........................        16,291         16,291                  0        --
James Van Hillman.............................       118,552         29,638             88,914         *
Heather Irwin, M.D............................        25,571         12,785             12,786         *
Regina M. Kaufmann, M.D.......................        15,878          3,969             11,909         *
Gary M. Krulik, M.D...........................         8,038          2,009              6,029         *
Lawrence J. Lemak, M.D........................        50,000         50,000                  0        --
Howard L. Levine..............................        27,640          6,910             20,730         *
Gary Z. Lotner, M.D...........................        55,411         20,000             35,411         *
J. Vince Lyons................................        12,715          3,178              9,537         *
H. Frank Martin, M.D..........................        35,087          8,772             26,315        --
Michael P. Massey, M.D........................       161,262         71,234             90,028         *
Matthew C. McDonnell..........................        12,957          3,239              9,718         *
Erin Mintz....................................        12,715          3,178              9,537         *
Stephen Mintz.................................         4,000          1,000              3,000         *
Robert E. Morris, M.D.........................       161,262         53,000            108,262         *
C. Mario Oliveira, M.D........................        21,457          5,364             16,093         *
One Doubles, Ltd..............................       190,762         47,690            143,072         *
Michael J. Papsidero..........................        39,733          9,933             29,800         *
Lenin J. Peters...............................        76,633         19,158             57,475         *
Ralph F. Rashbaum, M.D........................        16,291         16,291                  0        --
John J. Regan, M.D............................        16,291         16,291                  0        --
Sandra K. Roberson, M.D.......................        37,945         15,100             22,845         *
Richard N. Rudd, M.D..........................        25,571         12,785             12,786         *
Carlos A. Salup, M.D..........................        10,728          2,682              8,046         *
Kathleen A. Sheenin, M.D......................        33,730         13,492             20,238         *
Alexis P. Shelokov, M.D.......................        16,291         16,291                  0        --
Howard J. Silk, M.D...........................        43,017         17,200             25,817         *
Dennis L. Spangler, M.D.......................        48,596         19,000             29,596         *
David D. Tanner, M.D..........................        41,137         16,455             24,682         *
Sanford M. Timen..............................        11,229          2,807              8,422         *
Christopher J. Troiano, M.D...................         8,038          2,009              6,029         *
Phillip Watkins...............................         1,250          1,250                  0        --
C. Douglas Witherspoon, M.D...................       161,262         71,234             90,028         *
John A. Zora, M.D.............................        42,970         17,188             25,782         *

---------------

 * Less than one percent.

     None of the Selling Stockholders listed above had any position, office or material relationship within the past three years with the Company or any of its affiliates.

                              PLAN OF DISTRIBUTION

     The Common Stock may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

     In connection with distributions of the Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with selling stockholders. The Selling Stockholders may also sell Common Stock short and redeliver the Common Stock to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Common Stock registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The Selling Stockholder may also loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned, or upon a default, the broker-dealer may effect sales of the pledged Common Stock pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act. In connection with such sales, any commission, discount or concession may be deemed to be an underwriting discount or commission under the Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     All costs, expenses and fees in connection with the registration of the Common Stock will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Common Stock will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Act. The Company and the Selling Stockholders have agreed to indemnify certain persons including broker-dealers or agents against certain liabilities in connection with the offering of the Common Stock, including liabilities arising under the Act.

                                    EXPERTS

     The consolidated financial statements of MedPartners/Mullikin, Inc. and the financial statements of New Management for the indicated periods detailed in the Index to Financial Statements appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Caremark International Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus and Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon by Haskell Slaughter & Young, L.L.C., Birmingham, Alabama.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                      NUMBER
                                                                                      ------
MEDPARTNERS/MULLIKIN, INC.
Report of Independent Auditors......................................................    F-3
Consolidated Balance Sheets as of December 31, 1994 and 1995........................    F-4
Consolidated Statements of Operations for the years ended December 31, 1993, 1994
  and 1995..........................................................................    F-5
Consolidated Statements of Stockholders' Equity for the years ended December 31,
  1993, 1994 and 1995...............................................................    F-6
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994
  and 1995..........................................................................    F-7
Notes to Consolidated Financial Statements..........................................    F-8
MEDPARTNERS/MULLIKIN, INC. (UNAUDITED)
Consolidated Balance Sheet as of June 30, 1996 (unaudited)..........................   F-22
Consolidated Statements of Operations for the six months ended June 30, 1995 and
  1996 (unaudited)..................................................................   F-23
Consolidated Statements of Cash Flows for the six months ended June 30, 1995 and
  1996 (unaudited)..................................................................   F-24
Notes to Unaudited Consolidated Financial Statements................................   F-25
CAREMARK INTERNATIONAL INC.(1)
Report of Independent Accountants...................................................   F-29
Consolidated Balance Sheets as of December 31, 1994 and 1995........................   F-30
Consolidated Statements of Operations for the years ended December 31, 1993, 1994
  and 1995..........................................................................   F-31
Consolidated Statements of Stockholders' Equity for the years ended December 31,
  1993, 1994, and 1995..............................................................   F-32
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994,
  and 1995..........................................................................   F-33
Notes to Consolidated Financial Statements..........................................   F-34
CAREMARK INTERNATIONAL INC. (UNAUDITED)(1)
Consolidated Balance Sheet as of June 30, 1996 (unaudited)..........................   F-50
Consolidated Statements of Operations for the six months ended June 30, 1995 and
  1996 (unaudited)..................................................................   F-51
Consolidated Statements of Cash Flows for the six months ended June 30, 1995 and
  1996 (unaudited)..................................................................   F-52
Notes to Consolidated Financial Statements (unaudited)..............................   F-53
NEW MANAGEMENT(1)
Report of Independent Auditors......................................................   F-57
Balance Sheets as of December 31, 1994 and 1995.....................................   F-58
Statements of Income for the years ended December 31, 1994 and 1995.................   F-59
Statements of Partners' Deficiency for the years ended December 31, 1994 and 1995...   F-60
Statements of Cash Flows for the years ended December 31, 1994 and 1995.............   F-61
Notes to Financial Statements.......................................................   F-62

                                                                                       PAGE
                                                                                      NUMBER
                                                                                      ------
NEW MANAGEMENT (UNAUDITED)(1)
Balance Sheet as of December 31, 1993 (unaudited)...................................   F-64
Statement of Income for the year ended December 31, 1993 (unaudited)................   F-65
Statement of Cash Flows for the year ended December 31, 1993 (unaudited)............   F-66
Notes to Unaudited Financial Statements.............................................   F-67
Condensed Balance Sheet as of June 30, 1996 Unaudited)..............................   F-69
Condensed Statements of Income for the six months ended June 30, 1995 and 1996
  (unaudited).......................................................................   F-70
Condensed Statements of Cash Flows for the six months ended June 30, 1995 and 1996
  (unaudited).......................................................................   F-71
Note to Unaudited Condensed Financial Statements....................................   F-72

---------------

(1) These entities were combined with MedPartners, Inc. prior to September 30, 1996.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
MedPartners/Mullikin, Inc.

     We have audited the accompanying consolidated balance sheets of MedPartners/Mullikin, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MedPartners/Mullikin, Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Birmingham, Alabama
February 22, 1996

                           MEDPARTNERS/MULLIKIN, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                           -------------------
                                                                             1994       1995
                                                                           --------   --------
                                                                             (IN THOUSANDS)
                                         ASSETS
Current assets:
  Cash and cash equivalents..............................................  $ 66,623   $ 55,328
  Marketable equity securities...........................................    37,689     35,567
  Accounts receivable, less allowances for bad debts of
     $21,504,000 and $29,777,000.........................................    88,340    135,176
  Inventories............................................................     5,543      9,779
  Income taxes...........................................................        --        977
  Prepaid expenses and other current assets..............................     8,759     19,214
                                                                           --------   --------
          Total current assets...........................................   206,954    256,041
Property and equipment, net..............................................   122,023    155,376
Intangible assets, net...................................................    74,933    111,971
Deferred tax asset.......................................................     1,267     35,002
Other assets.............................................................    12,797     18,343
                                                                           --------   --------
          Total assets...................................................  $417,974   $576,733
                                                                           ========   ========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................................  $ 21,980   $ 32,158
  Payable to physician groups............................................    24,669     31,810
  Accrued compensation...................................................    15,557     15,949
  Other accrued expenses and liabilities.................................     9,834     31,650
  Accrued medical claims payable.........................................    44,924     43,433
  Income taxes payable...................................................     1,729         --
  Current portion of long-term liabilities...............................    12,656      9,149
                                                                           --------   --------
          Total current liabilities......................................   131,349    164,149
Long-term debt, net of current portion...................................   146,498    200,814
Other long-term liabilities..............................................     5,936      6,272
Estimated malpractice liability..........................................     4,958      2,781
Redeemable convertible preferred stock:
  Series A $.001 par value; 4,500,000 shares authorized; 4,001,000 shares
     issued..............................................................     8,001         --
  Series B $.001 par value; 3,500,000 shares authorized; 3,000,000 shares
     issued..............................................................    12,000         --
Stockholders' equity:
  Common stock, $.001 par value; 75,000,000 shares authorized; issued --
     28,123,000 in 1994 and 42,508,000 in 1995...........................        28         42
  Additional paid-in capital.............................................   116,240    214,422
  Notes receivable from stockholders.....................................    (2,349)    (1,930)
  Unrealized gain (loss) on marketable equity securities, net of deferred
     taxes...............................................................        14         (7)
  Unamortized deferred compensation......................................    (3,552)    (2,682)
  Accumulated deficit....................................................    (1,149)    (7,128)
                                                                           --------   --------
          Total stockholders' equity.....................................   109,232    202,717
                                                                           --------   --------
          Total liabilities and stockholders' equity.....................  $417,974   $576,733
                                                                           ========   ========

See accompanying notes to consolidated financial statements.

                           MEDPARTNERS/MULLIKIN, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                          1993           1994            1995
                                                        --------       --------       ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenue...........................................  $549,695       $815,041       $1,153,557
Operating expenses:
  Cost of affiliated physician services...............   224,770        349,036          506,811
  Clinic salaries, wages and benefits.................   112,489        159,010          216,119
  Outside hospitalization expense.....................    59,861         86,974          109,934
  Clinic rent and lease expense.......................    18,832         27,515           41,825
  Clinic supplies.....................................    24,529         34,453           47,744
  Other clinic costs..................................    41,248         67,645           88,991
  General corporate expenses..........................    42,196         56,653           64,713
  Depreciation and amortization.......................    14,057         21,892           29,088
  Net interest expense................................     3,338          5,958            8,443
  Merger expenses.....................................        --             --           66,564
  Loss on disposal of assets..........................       122          1,627               --
                                                        --------       --------       ----------
          Net operating expenses......................   541,442        810,763        1,180,232
                                                        --------       --------       ----------
Income (loss) before income taxes and cumulative
  effect of change in method of accounting............     8,253          4,278          (26,675)
Income tax expense (benefit)..........................     4,685          5,071          (27,233)
                                                        --------       --------       ----------
Income (loss) before cumulative effect of change in
  method of accounting................................     3,568           (793)             558
Cumulative effect of change in method of accounting
  for income taxes....................................       298             --               --
                                                        --------       --------       ----------
Net income (loss).....................................     3,270           (793)             558
Pro forma income taxes................................     5,038          2,279               --
                                                        --------       --------       ----------
Pro forma net income (loss)...........................  $ (1,768)      $ (3,072)      $      558
                                                        ========       ========        =========
Pro forma net income (loss) per share.................  $  (0.06)      $  (0.08)      $     0.01
                                                        ========       ========        =========
Number of shares used in pro forma net income (loss)
  per share...........................................    28,403         36,553           42,720
                                                        ========       ========        =========

See accompanying notes to consolidated financial statements.

                           MEDPARTNERS/MULLIKIN, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                            UNREALIZED
                                                               NOTES        GAIN/(LOSS)
                              COMMON STOCK     ADDITIONAL    RECEIVABLE    ON MARKETABLE   UNAMORTIZED   RETAINED       TOTAL
                             ---------------    PAID-IN         FROM          EQUITY        DEFERRED     EARNINGS   STOCKHOLDERS'
                             SHARES   AMOUNT    CAPITAL     STOCKHOLDERS    SECURITIES        COMP.      (DEFICIT)     EQUITY
                             ------   ------   ----------   ------------   -------------   -----------   --------   -------------
                                                                        (IN THOUSANDS)
Balances at December 31,
  1992.....................  15,709    $ 16     $ 33,466      $ (2,042)        $  --         $   (11)    $ 14,166     $  45,595
  Capital contributions....   5,219       5       32,326            --            --              --           --        32,331
  Capital distributions....     (76)     --         (389)           --            --              --           --          (389)
  Dividends and
    distributions
    paid...................      --      --           --            --            --              --      (13,114)      (13,114)
  Net change in notes
    receivable from
    stockholders...........      --      --           --          (354)           --              --           --          (354)
  Unrealized loss on
    marketable equity
    securities, net of
    deferred taxes.........      --      --           --            --          (166)             --           --          (166)
  Expenses related to
    offering...............      --      --          (71)           --            --              --           --           (71)
  Purchase of Medical
    Business Solutions,
    Inc....................      60      --           60            --            --              --           --            60
  Redemption of shares at
    par on September 1,
    1993...................    (675)     (1)          --            --            --              --           --            (1)
  Pro forma tax provision
    of pooled entities.....      --      --           --            --            --              --        5,038         5,038
  Stock options............     251      --        2,287            --            --              --           --         2,287
  Amortization of deferred
    compensation...........      --      --           --            --            --              11           --            11
  Pro forma net loss.......      --      --           --            --            --              --       (1,768)       (1,768)
                             ------   ------   ----------   ------------      ------       -----------   --------   -------------
Balances at December 31,
  1993.....................  20,488      20       67,679        (2,396)         (166)             --        4,322        69,459
  Capital contributions....   7,605       8       47,052            --            --              --           --        47,060
  Capital distributions....     (42)     --       (3,594)           --            --              --           --        (3,594)
  Dividends and
    distributions
    paid...................      --      --           --            --            --              --       (4,678)       (4,678)
  Net change in notes
    receivable from
    stockholders...........      --      --           --            47            --              --           --            47
  Unrealized gain on
    marketable equity
    securities, net of
    deferred taxes.........      --      --           --            --           180              --           --           180
  Expenses related to
    redeemable convertible
    preferred stock........      --      --          (49)           --            --              --           --           (49)
  Pro forma tax provision
    of pooled entities.....      --      --           --            --            --              --        2,279         2,279
  Deferred compensation on
    issuance of options....      --      --        4,350            --            --          (4,350)          --            --
  Stock options............      72      --          802            --            --              --           --           802
  Amortization of deferred
    compensation...........      --      --           --            --            --             798           --           798
  Pro forma net loss.......      --      --           --            --            --              --       (3,072)       (3,072)
                             ------   ------   ----------   ------------      ------       -----------   --------   -------------
Balances at December 31,
  1994.....................  28,123      28      116,240        (2,349)           14          (3,552)      (1,149)      109,232
Balance for immaterial
  pooling-of-interests
  entities.................      --      --            2            --            --              --         (308)         (306)
  Capital contributions....   6,605       6       77,532            --            --              --           --        77,538
  Capital distributions....     (26)     --         (470)           --            --              --           --          (470)
  Dividends and
    distributions
    paid...................      --      --           --            --            --              --       (6,229)       (6,229)
  Net change in notes
    receivable from
    stockholders...........      --      --           --           419            --              --           --           419
  Unrealized loss on
    marketable equity
    securities, net of
    deferred taxes.........      --      --           --            --           (21)             --           --           (21)
  Conversion of preferred
    stock..................   7,001       7       19,994            --            --              --           --        20,001
  Stock options............     805       1        1,124            --            --              --           --         1,125
  Amortization of deferred
    compensation...........      --      --           --            --            --             870           --           870
  Pro forma net income.....      --      --           --            --            --              --          558           558
                             ------   ------   ----------   ------------      ------       -----------   --------   -------------
Balances at December 31,
  1995.....................  42,508    $ 42     $214,422      $ (1,930)        $  (7)        $(2,682)    $ (7,128)    $ 202,717
                             ======   ======    ========    ==========     ===========     ==========    ========   ===========

See accompanying notes to consolidated financial statements.

                           MEDPARTNERS/MULLIKIN, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1993       1994        1995
                                                                -------   ---------   ---------
                                                                        (IN THOUSANDS)
Operating activities:
  Pro forma net income (loss).................................  $(1,768)  $  (3,072)  $     558
  Adjustments to reconcile pro forma net income (loss) to net cash and cash equivalents provided by (used in) operating
     activities:
     Depreciation and amortization............................   14,057      21,892      29,088
     Provision for deferred taxes.............................     (371)     (1,564)    (33,171)
     Merger expenses..........................................       --          --      66,564
     Loss on disposal of assets...............................      122       1,627          --
     Amortization of premium on marketable securities.........       67       1,111       1,218
     Pro forma tax provision of pooled entities...............    5,038       2,279          --
     Other....................................................     (316)        349        (617)
  Changes in operating assets and liabilities, net of effects
     of acquisitions..........................................   13,819      (8,896)    (77,099)
                                                                -------   ---------   ---------
          Net cash and cash equivalents provided by (used in)
            operating activities..............................   30,648      13,726     (13,459)
Investing activities:
  Net cash used to fund acquisitions..........................  (14,313)    (57,597)    (61,531)
  Additions to intangible assets, net of effects of
     acquisitions.............................................     (745)     (1,728)     (7,235)
  Purchase of property and equipment..........................  (15,627)    (32,082)    (39,394)
  Proceeds from sale of property and equipment................      961       2,124          --
  Net proceeds (purchases) of marketable securities...........   (8,212)    (17,560)      1,636
  Other.......................................................      379      (1,701)        546
                                                                -------   ---------   ---------
          Net cash and cash equivalents used in investing
            activities........................................  (37,557)   (108,544)   (105,978)
Financing activities:
  Capital contributions.......................................   42,713     116,298      65,764
  Capital distributions.......................................     (389)     (3,625)     (7,650)
  Net proceeds from debt......................................   16,334      35,075     139,496
  Repayment of debt...........................................  (17,940)    (27,319)    (83,011)
  Dividends and distributions paid............................  (13,114)     (4,453)     (6,455)
  Other.......................................................     (188)         67          (2)
                                                                -------   ---------   ---------
          Net cash and cash equivalents provided by financing
            activities........................................   27,416     116,043     108,142
                                                                -------   ---------   ---------
Net increase (decrease) in cash and cash equivalents..........   20,507      21,225     (11,295)
Cash and cash equivalents at beginning of year................   24,891      45,398      66,623
                                                                -------   ---------   ---------
Cash and cash equivalents at end of year......................  $45,398   $  66,623   $  55,328
                                                                =======   =========   =========
Supplemental Disclosure of Cash Flow Information
  Cash paid during the period for:
     Interest.................................................  $ 5,223   $   7,809   $  12,226
                                                                =======   =========   =========
     Income taxes.............................................  $ 3,027   $   6,036   $   8,014
                                                                =======   =========   =========

See accompanying notes to consolidated financial statements.

                           MEDPARTNERS/MULLIKIN, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. ACCOUNTING POLICIES

  Description of Business

     MedPartners, Inc. (MedPartners) and Mullikin Medical Enterprises, L.P.
(MME) merged on November 29, 1995 to form MedPartners/Mullikin, Inc. (the Company). MedPartners was incorporated in January 1993 in Delaware. MedPartners' business is to operate and/or manage physician practices. MedPartners, through wholly owned subsidiaries, acquires certain assets of and manages physician practices under long-term practice management agreements with affiliated physician groups that practice through such practices. MME was formed on March 26, 1994 through the merger of Mullikin Management Partnership, L.P. (MMP) and the limited partners of Pioneer Hospital. The Company operates a 99-bed acute care hospital (Pioneer) and a 102-bed acute care hospital (U.S. Family Care Medical Center) and provides management systems and services, nonphysician healthcare personnel, facilities and equipment to affiliated medical organizations and independent hospitals. The affiliated medical organizations employ and contract with physicians and health maintenance organizations (HMOs) to provide professional healthcare services to members of HMOs. The Company also contracts with the HMOs to provide institutional (hospital) services to a majority of the same members. In addition, through its wholly owned subsidiaries, the Company contracts with hospitals to provide Medical Staff for various hospital departments.

  Basis of Presentation

     The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and its wholly owned subsidiaries. Through the 20 to 44-year practice management agreements between the Company's wholly owned subsidiaries and the various professional corporations, the Company has assumed full responsibility for the operating expenses in return for the assignment of the revenue of the professional corporations. The Company believes it has, as opposed to affiliates of the Company, perpetual, unilateral control over the assets and operations of the various professional corporations, and notwithstanding the lack of technical majority ownership of the stock of such entities, consolidation of the various professional corporations is necessary to present fairly the financial position and results of operations of the Company because there exists a parent-subsidiary relationship by means other than record ownership of a majority of voting stock. Control by the Company is perpetual rather than temporary because of (i) the length of the original terms of the agreements,
(ii) the successive extension periods provided by the agreements, (iii) the continuing investment of capital by the Company, (iv) the employment of the majority of the nonphysician personnel, and (v) the nature of the services provided to the professional corporations by the Company. Two affiliated medical organizations, Mullikin Medical Center, a Medical Group, Inc., and Moore-White Medical Group have been treated as special purpose entities and consolidated with the Company by virtue of the fact that these entities have nominal capital and their activities and resulting substantive risks and rewards rest directly or indirectly with the Company. On January 1, 1995, MMP entered into a long-term management agreement with Mullikin Independent Physician Association, a Medical Corporation (MIPA). This agreement expires in the year 2038 and provides for the assignment of virtually all of MIPA's revenue to MMP. Accordingly, beginning January 1, 1994, the revenues and expenses of MIPA are reflected in the Company's consolidated statements of operations. All intercompany accounts and transactions have been eliminated in the consolidation.

  Nature of Physician Compensation Arrangements

     MedPartners compensates PCs with which it has contracted to provide healthcare services to MedPartners' clinics under four basic arrangements. In all circumstances, MedPartners is responsible for the billing and collection of the revenue related to services provided at MedPartners' clinics as well as for paying all expenses of the clinic including physician compensation. In the Company's financial statements, MedPartners records all such revenue for services performed by the physicians at the clinics. In no instance is

                           MEDPARTNERS/MULLIKIN, INC.

MedPartners paid a fixed fee to cover clinic operating expenses. MedPartners always remains at risk for the expenses of the clinics. In all four types of arrangements described below, the Company is not sharing revenue with the PCs or its physician owners.

     Over one half of MedPartners' revenue (approximately 53.0% at December 31,
1995) is received under capitation arrangements. Under these arrangements, MedPartners contracts with licensed HMOs for a broad range of healthcare services and in turn subcontracts for the delivery of healthcare with hospitals, ancillary providers, and professional medical organizations, including PC's that are affiliated with MedPartners through management agreements. Pursuant to these arrangements the PC is paid on a per member per month basis by MedPartners. From this amount, the PC pays liability insurance premiums and compensates its physician owners. The PCs do not have the authority to participate in the negotiations of contracts with HMOs.

     Under the second type of arrangement, which represents approximately 23.1% of MedPartners' revenue at December 31, 1995, MedPartners pays the PC for the healthcare services provided at MedPartners' clinics a negotiated fixed dollar amount. At MedPartners' sole discretion, the physicians are eligible to receive a bonus based on performance criteria and goals. The amount of the discretionary bonus is determined solely by MedPartners management and is not directly correlated to clinic revenue and gross profit. In these arrangements, MedPartners is responsible for the billing and collection of all revenues for the services provided at its clinics as well as paying all expenses, including physicians compensation.

     Under the third type of arrangement, which represents approximately 23.2% of MedPartners' revenue at December 31, 1995, the PC is compensated on a negotiated fee-for-service basis for healthcare services performed at MedPartners' clinics. In these arrangements MedPartners bills and collects for all services rendered at its clinics and pays all expenses of the clinics, including physicians' compensation, which is based on the fee for service revenue generated at the clinics (which typically represents between 40 to 70 percent of the clinic's net revenues). Again, the Company is not reimbursed for the clinic expenses, rather it is responsible and at risk for all such expenses.

     Under the fourth type of arrangement, representing approximately 0.7% of MedPartners' revenue at December 31, 1995, MedPartners pays the PC a negotiated percentage (typically 75 to 88 percent) of the gross profits of the clinic. Gross profit represents net clinic revenues less operating expenses of the clinic. In these arrangement, MedPartners is responsible for the billing and collection for the services rendered at its clinics and the payment of the clinic expenses, including physicians' compensation. In some instances under these types of arrangements, the physicians are guaranteed a minimum salary.

     The fee retained by MedPartners includes direct management expenses of operating the clinics plus additional amounts which reflect a portion or all of the residual equity interest in the clinics after payment of physician compensation (including discretionary bonuses, if any), other medical costs and management expenses. Under the four basic arrangements discussed above, these additional amounts (representing clinic earnings) retained by MedPartners take the following forms: (1) 100% of clinic earnings (as defined above); (2) 100% of clinic earnings; (3) 100% of clinic earnings and (4) a variable percentage of the clinic's gross profits (as defined above).

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from those estimates.

                           MEDPARTNERS/MULLIKIN, INC.

  Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amounts of all cash and cash equivalents approximates fair value.

  Marketable Securities

     Effective August 1, 1994, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments in equity securities that have readily determinable fair values and investments in debt securities be classified in three categories: held-to-maturity, trading and available-for-sale. Based on the nature of the assets held by the Company and management's investment strategy, the Company's investments have been classified as available-for-sale.

     Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. The cost of securities sold is based on the specific identification method.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property and Equipment

     Property and equipment are stated at cost, which for the used assets being acquired is usually determined by an independent appraisal. Depreciation of property and equipment is calculated using either the declining balance or the straight-line method over the shorter of the estimated useful lives of the assets or the term of the underlying leases. Estimated useful lives range from 3 to 10 years for equipment, 5 to 20 years for leasehold improvements and 5 to 40 years for buildings and improvements based on type and condition of assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

  Intangible Assets

     Excess of cost over fair value of assets acquired (goodwill) is being amortized using the straight-line method over terms of the related practice management agreements, generally 20 to 40 years. As of December 31, 1995, the Company had entered into practice management agreements with 14 physician groups which contain a voluntary termination clause granting the affiliated physician group the right to terminate the agreement after a specified time, typically on the fifth anniversary of the agreement, these physician groups account for approximately 6% of net revenue as of December 31, 1995, and the original goodwill recorded related to the acquisition of these physician groups was approximately $6,000,000. The Company believes that amortizing the related goodwill over 20 years rather than the noncancellable term of the practice management agreements generally is appropriate considering (i) termination options are exercisable only during restrictive windows and (ii) the physician groups exercising such option are required to purchase substantially all of the assets used in the practice, which would make the termination of the practice management agreements not probable. The goodwill that was previously on the books of MME is generally being amortized over 30 years and that previously on the books of PPSI over periods ranging from 5 to 25 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying value of the goodwill is reduced by the estimated shortfall of cash flows. Costs of obtaining practice management agreements are capitalized as incurred and are amortized using the straight-line method. These costs include all direct costs of obtaining such agreements, which include such items as filing fees, legal fees and travel and related costs. The Company has elected to amortize these costs over a shorter period than the term of the

                           MEDPARTNERS/MULLIKIN, INC.

related practice management agreements. Currently, these costs are being amortized over three years. Other intangible assets include costs associated with obtaining long-term financing, which are being amortized, and included in interest expense, systematically over the terms of the related debt agreements.

  Payable to Physician Groups

     Amounts payable to physician groups primarily represent monthly compensation to the physicians which, based on the practice management agreements, are generally payable to the physicians by the 15th day following the end of each month.

  Net Revenue

     Net revenue is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and are adjusted in future periods as final settlements are determined.

     During 1993, 1994 and 1995, approximately 5% of net revenue was received under the Medicare program and approximately 4% was received under state reimbursement programs. The Medicare program and state reimbursement programs pay physician services based on fee schedules which are determined by the related government agency.

     The Company has contracts with various managed care organizations to provide physician services based on negotiated fee schedules. Under various contracts with HMOs, capitation is received to cover all physicians and hospital services needed by the HMO members. Capitation payments are recognized as revenue on the accrual basis, and represents approximately 67%, 62% and 54% of the Company's net revenue in 1993, 1994 and 1995, respectively. Liabilities for physician services provided and hospital services incurred are accrued in the month services are rendered. The provision for accrued claims payable which represents the amount payable for services incurred by patients not yet paid is validated by actuarial review. Management believes that the provision at December 31, 1995 is adequate to cover claims which will ultimately be paid.

  Income Taxes

     The Company is a corporation subject to federal and state income taxes. Deferred income taxes are provided for temporary differences between financial and income tax reporting relating primarily to net operating losses which must be carried forward to future periods for income tax reporting purposes.

  Unamortized Deferred Compensation

     Unamortized deferred compensation represents the difference between the grant price and the market price on the date that stock options were granted to the physicians at Riverside Medical Clinic, Inc. This cost is being amortized over the five year vesting period.

  Reinsurance

     The Company cedes reinsurance to allow management to control exposure to potential losses arising from large risks. Reinsurance expense is estimated based on the terms of the respective reinsurance agreements. The estimated expense is continually reviewed and any adjustments which become necessary are included in current operations. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies.

                           MEDPARTNERS/MULLIKIN, INC.

  Restatement of Financial Statements

     The Company has merged with the following entities during 1995 and in the first quarter of 1996 in transactions that were accounted for as poolings of interests. Accordingly, the financial statements for all periods prior to the effective dates of these mergers have been restated to include the results of these entities. The Company issued 27,819,000 shares of its common stock in these and other immaterial transactions.

                                                                           EFFECTIVE DATE OF
                              ENTITY NAME                                       MERGER
------------------------------------------------------------------------  -------------------
MEDCTR, Inc. (MEDCTR)...................................................  June 20, 1995
Team Health.............................................................  June 30, 1995
Texas Back Institute, Inc. (TBI)........................................  November 2, 1995
Vanguard Healthcare Group, Inc. (Vanguard)..............................  November 13, 1995
Mullikin Medical Enterprises, L.P. (MME) and related real estate partnerships..........................................................  November 29, 1995
Pacific Physician Services, Inc. (PPSI).................................  February 22, 1996

     Prior to the pooling, MEDCTR, TBI and RVAA were S Corporations and MME and related real estate entities were partnerships and were therefore not subject to federal and state income taxes. Pro forma income tax provisions are reflected in the consolidated statements of operations to provide for additional federal and state income taxes which would have been incurred had these entities been taxed as C Corporations.

  Fiscal Year

     At December 31, 1993, MME changed its fiscal year-end from January 31 to December 31. As a result, the consolidated financial statements for the year ended December 31, 1993 contain only eleven months of operations for MME. PPSI's financial statements are for twelve month periods ending October 31.

  Pro Forma Net Income (Loss) Per Share

     Pro forma net income (loss) per share is computed, after adjusting historical net income for the estimated tax provisions applicable to the pooled companies described above, by dividing net income (loss) by the number of common and common equivalent shares outstanding during the periods in accordance with the applicable rules of the Securities and Exchange Commission. All stock options issued have been considered as outstanding common stock equivalents for all periods presented, even if anti-dilutive, under the treasury stock method (based on initial public offering price). Shares of common stock issuable upon conversion of the Series A and Series B Convertible Preferred Stock of MedPartners are assumed to be common share equivalents for all periods presented.

  Stock Option Plans

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Impairment of Long-Lived Assets

     Effective December 31, 1995, the Company adopted FASB Statement 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Statement also addresses the accounting for long-lived assets that are expected to be disposed of. Statement 121 is applicable for most long-lived assets, identifiable intangibles, and goodwill related to those assets; it does not apply to financial instruments and deferred taxes. Management has

                           MEDPARTNERS/MULLIKIN, INC.

determined that long-lived assets are fairly stated in the accompanying balance sheet, and that no indicators of impairment are present. In accordance with the new rules, the Company's prior year financial statements have not been restated to reflect the change in accounting principle.

2. CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consisted of the following:

                                                                                     DECEMBER 31,
                                                                                   -----------------
                                                                                    1994      1995
                                                                                   -------   -------
                                                                                    (IN THOUSANDS)
    Cash.........................................................................  $ 6,467   $14,118
    Certificates of deposit......................................................   14,783    15,780
    Commercial paper.............................................................    4,994        --
    Money market accounts........................................................   37,560    15,437
    Repurchase agreements........................................................    2,819     9,993
                                                                                   -------   -------
                                                                                   $66,623   $55,328
                                                                                   ========  ========

     The amounts above approximate the fair value of the respective cash equivalents.

     The repurchase agreements represent overnight funds purchased through a bank and are secured by Treasury Bills held in the bank's name.

     Interest income, including interest income from marketable debt securities, was $2,150,000, $3,489,000 and $5,353,000 for the years ended December 31, 1993,
1994 and 1995, respectively.

3. MARKETABLE SECURITIES

     The following is a summary of available-for-sale securities at December 31, 1995:

                                                                              GROSS        GROSS
                                                                            UNREALIZED   UNREALIZED   ESTIMATED
                                                               GROSS COST     GAINS        LOSSES     FAIR VALUE
                                                               ----------   ----------   ----------   ----------
                                                                                (IN THOUSANDS)
    Debt securities issued by:
      Federal government.....................................   $  7,799       $ --         $ --       $  7,799
      State and state agencies...............................     13,884          3          (19)        13,868
      Political subdivision of state.........................     13,895         38          (33)        13,900
                                                               ----------       ---        -----      ----------
                                                                $ 35,578       $ 41         $(52)      $ 35,567
                                                               =========    ========     ========      ========

     The amortized cost and estimated fair value of marketable securities classified as available-for-sale at December 31, 1995, by contractual maturity, are as follows:

                                                                                            ESTIMATED
                                                                                   COST     FAIR VALUE
                                                                                  -------   ----------
                                                                                     (IN THOUSANDS)
    Debt securities:
      Due in one year or less...................................................  $19,180    $ 19,163
      Due after one year through two years......................................   13,506      13,480
      Due after two years through three years...................................    1,007       1,004
      Due after three years.....................................................    1,885       1,920
                                                                                  -------   ----------
                                                                                  $35,578    $ 35,567
                                                                                  ========   ========

                           MEDPARTNERS/MULLIKIN, INC.

     The following is a summary of available-for-sale securities at December 31, 1994:

                                                                          GROSS           GROSS
                                                                        UNREALIZED      UNREALIZED      ESTIMATED
                                                           GROSS COST     GAINS           LOSSES        FAIR VALUE
                                                           ----------   ----------   ----------------   ----------
                                                                               (IN THOUSANDS)
    Debt securities issued by:
      Federal government.................................   $  5,890        $--           $   --         $  5,890
      State and state agencies...........................     15,108         --             (351)          14,757
      Political subdivision of state.....................     14,855         --             (323)          14,532
    Equity securities....................................      2,510         --               --            2,510
                                                           ----------       ---           ------        ----------
                                                            $ 38,363        $--           $ (674)        $ 37,689
                                                           =========    ========     =============       ========

4. INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                                                     DECEMBER 31,
                                                                                  ------------------
                                                                                   1994       1995
                                                                                  -------   --------
                                                                                    (IN THOUSANDS)
    Excess of cost over fair value of assets acquired...........................  $59,471   $ 99,683
    Noncompetition agreements...................................................    8,370      3,771
    Medical records.............................................................    6,387      2,257
    Favorable lease rate on facilities..........................................    2,740      2,740
    Organizational costs........................................................      845      1,075
    Clinic service agreements...................................................    2,554      7,879
    Other intangible assets.....................................................    6,986      7,169
                                                                                  -------   --------
                                                                                   87,353    124,574
    Less accumulated amortization...............................................   12,420     12,603
                                                                                  -------   --------
                                                                                  $74,933   $111,971
                                                                                  ========  =========

     Amortization expense was $3,642,000, $6,820,000 and $9,040,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

5. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                                    DECEMBER 31,
                                                                                 -------------------
                                                                                   1994       1995
                                                                                 --------   --------
                                                                                   (IN THOUSANDS)
    Land.......................................................................  $ 11,937   $ 12,798
    Buildings and improvements.................................................    54,953     49,358
    Equipment..................................................................    82,014    117,165
    Equipment under capital leases.............................................    10,790      5,855
    Leasehold improvements.....................................................    22,185     43,269
    Construction in progress...................................................     1,305      3,079
                                                                                 --------   --------
                                                                                  183,184    231,524
    Less accumulated depreciation and amortization.............................    61,161     76,148
                                                                                 --------   --------
                                                                                 $122,023   $155,376
                                                                                 =========  =========

     Depreciation and amortization expense was $10,415,000, $15,072,000 and $20,048,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

                           MEDPARTNERS/MULLIKIN, INC.

6. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                                    DECEMBER 31,
                                                                                 -------------------
                                                                                   1994       1995
                                                                                 --------   --------
                                                                                   (IN THOUSANDS)
    Advances under Bank Credit Facility........................................  $ 17,900   $ 90,000
    Convertible subordinated debentures with interest at 5.50%, interest only
      paid semi-annually, due in 2003..........................................    69,000     69,000
    Notes payable to banks, collateralized by deeds of trust including interest, at rates ranging from 6.5% to 10.5%, payable in monthly
      installments through 2002................................................    12,595     10,611
    Notes payable to lenders secured by deeds of trust payable in monthly
      installments, bearing interest at rates ranging from 8.75% to 10.25%.....    10,271      7,778
    Notes payable to physicians and shareholders in annual installments through
      2001, interest rates ranging from 7.0% to 12.0%..........................     3,000      2,332
    Notes payable to medical groups in annual installments through 1998,
      interest rates ranging from 5.0% to 9.0%.................................     5,080      3,996
    Notes payable to former partners for buyout of partnership interests,
      unsecured, maturing through 1999, interest rates at 7.0% and 10.0%.......     3,165      4,456
    10.0% note payable to Walter T. Mullikin and Kathryn D. Mullikin as trustees of the Mullikin Family Trust, collateralized by deed of trust on
      partnership property.....................................................     3,706      3,477
    Notes payable to stockholders..............................................     7,180         --
    Other long-term notes payable..............................................    22,318     13,066
    Capital lease obligations..................................................     4,939      5,247
                                                                                 --------   --------
                                                                                  159,154    209,963
    Less amounts due within one year...........................................   (12,656)    (9,149)
                                                                                 --------   --------
                                                                                 $146,498   $200,814
                                                                                 =========  =========

     The amounts recorded above approximate the fair value of the obligations.

     On November 29, 1995, the Company entered into a Revolving Credit and Reimbursement Agreement with a syndicate of banks which provides a revolving credit facility (the Bank Credit Facility) of up to $150 million. Advances under the Bank Credit Facility initially bear interest at the London Interbank Offered Rate (LIBOR) plus 2.0% which approximates 7.9% at December 31, 1995. The Bank Credit Facility has an expiration date of May 10, 1998 and is renewable for two additional one-year periods. In conjunction with the Bank Credit Facility, the Company granted the banks a first priority security interest in all shares of stock of its subsidiaries and provided a negative pledge on substantially all assets.

     The Bank Credit Facility contains affirmative and negative covenants which, among other things, require the Company to maintain certain financial ratios (including maintain net worth, minimum fixed charge overage ratio, maximum indebtedness to cash flow), limit the amount of additional indebtedness, and set certain restrictions on investments, mergers and sales of assets. As of December 31, 1995, the Company was in compliance with the covenants in the Bank Credit Facility. Additionally, the Company is required to obtain bank consent for acquisitions with an aggregate purchase price in excess of $15 million.

     In December 1993, PPSI issued $69 million of convertible subordinated debentures for net proceeds of approximately $66,547,000. The debentures are convertible into common stock of PPSI at the option of the holder at a conversion price of $29 per share. Interest on the debentures at 5 1/2% is payable semi-annually on June 15 and December 15. The debentures are redeemable for cash at any time, at the option of PPSI and are subordinated to all senior indebtedness, as defined in the Indenture Agreement. The Indenture Agreement governing the debentures provides that upon a change in control over PPSI, the holders of the debentures have the right to require PPSI to purchase all or part of the debentures at 100% of the principal amount plus accrued interest. There are no restrictions on the incurrence of additional indebtedness by PPSI or any subsidiary. At December 31, 1995, the fair value of the convertible subordinated debentures, based on quoted

                           MEDPARTNERS/MULLIKIN, INC.

market price, was approximately $57,788,000. Subsequent to the acquisition of PPSI in February of 1996, the Company paid off these debentures.

     The following is a schedule of principal maturities of long-term debt as of December 31, 1995.

                                                              (IN THOUSANDS)
                                                              --------------
1996........................................................     $  9,215
1997........................................................        8,577
1998........................................................       96,967
1999........................................................        4,962
2000........................................................        2,266
Thereafter..................................................       87,976
                                                              --------------
          Total.............................................     $209,963
                                                              ===========

     Operating Leases: Operating leases generally consist of short-term lease agreements for professional office space where the medical practices are located. These leases generally have five-year terms with renewal options.

     The following is a schedule of future minimum lease payments under noncancelable operating leases as of December 31, 1995.

                                                              (IN THOUSANDS)
                                                              --------------
1996........................................................     $ 36,426
1997........................................................       32,286
1998........................................................       28,776
1999........................................................       24,934
2000........................................................       21,411
Thereafter..................................................      111,110
                                                              --------------
                                                                 $254,943
                                                              ===========

     Interest expense was $5,488,000, $9,447,000 and $13,796,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

7. INCOME TAX EXPENSE

     At December 31, 1995, the Company had a cumulative net operating loss carryforward for federal income tax purposes of approximately $57 million available to reduce future amounts of taxable income. If not utilized to offset future taxable income, the net operating loss carryforwards will expire on various dates through 2010. Approximately $1 million of the total $57 million net operating loss carryforward (which was generated in 1993), is available at a reduced rate due to certain tax limitations.

     In 1994, the Company established a valuation allowance of $14,571,000 because it was more likely than not that the deferred tax asset would not be utilized in future periods. The valuation allowance has been decreased by $14,240,000 in 1995 because the realization of the deferred tax asset is now more likely than not.

                           MEDPARTNERS/MULLIKIN, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                           DECEMBER 31,
                                                                        ------------------
                                                                          1994      1995
                                                                        --------   -------
                                                                          (IN THOUSANDS)
    Deferred tax assets:
      Net operating losses............................................  $  8,419   $22,992
      Purchase reserves and restructuring.............................        --    14,724
      Accrued payroll and vacation....................................     2,129     3,383
      Accrued and deferred compensation benefits......................     2,464     3,375
      Bad debts.......................................................     6,210     9,474
      Other...........................................................     4,463     3,270
                                                                        --------   -------
    Gross deferred tax assets.........................................    23,685    57,218
    Valuation allowance for deferred tax assets.......................   (14,571)     (331)
    Deferred tax liabilities
      Goodwill........................................................        --     8,590
      Excess tax depreciation.........................................     1,193     2,463
      Prepaid expenses................................................       504     2,419
      Accrual to cash adjustment......................................     1,863       273
      Shared risk receivable..........................................     4,041     7,182
      Other...........................................................       246       958
                                                                        --------   -------
    Gross deferred tax liabilities....................................     7,847    21,885
                                                                        --------   -------
    Net deferred tax asset............................................  $  1,267   $35,002
                                                                        ========   =======

     Income tax expense (benefit) for the years ended December 31, 1993, 1994 and 1995 is as follows:

                                                                  1993     1994      1995
                                                                 ------   ------   --------
                                                                       (IN THOUSANDS)
    Current:
      Federal..................................................  $4,109   $5,454   $  5,414
      State....................................................   1,068    1,417      1,323
                                                                 ------   ------   --------
                                                                  5,177    6,871      6,737
    Deferred:
      Federal..................................................    (466)  (1,629)   (29,793)
      State....................................................     (26)    (171)    (4,177)
                                                                 ------   ------   --------
                                                                   (492)  (1,800)   (33,970)
                                                                 ------   ------   --------
                                                                 $4,685   $5,071   $(27,233)
                                                                 ======   ======   ========

     The differences between the provision (benefit) for income taxes and the amount computed by applying the statutory federal income tax rate to income before taxes were as follows:

                                                                  1993     1994      1995
                                                                 ------   ------   --------
                                                                       (IN THOUSANDS)
    Federal tax at statutory rate..............................  $3,944   $4,216   $ (8,484)
    Add (deduct):
      State income tax, net of federal tax benefit.............     608      684     (3,355)
      Decrease in valuation allowance..........................      --       --    (14,240)
      Other....................................................     133      171     (1,154)
                                                                 ------   ------   --------
                                                                 $4,685   $5,071   $(27,233)
                                                                 ======   ======   ========

                           MEDPARTNERS/MULLIKIN, INC.

8. CAPITALIZATION

     The Company's Restated Certificate of Incorporation provides that the Company may issue 9,500,000 shares of Preferred Stock, par value $0.001 per share, 500,000 shares of Series C Junior Participating Preferred Stock, par value $0.001 per share, and 75,000,000 shares of Common Stock.

     On September 1, 1993, the Company committed to sell 4,001,000 shares of Series A Convertible Preferred Stock at $2.00 per share. The Company received, net of expenses, $7,230,000 in 1993 and $698,000 on February 1, 1994. During 1994, the Company sold 3,000,000 shares of Series B Convertible Preferred Stock at $4.00 per share. The Company received, net of expenses, $11,958,000. Upon consummation of the Company's initial public offering on February 28, 1995, all of the issued and outstanding shares of Series A and Series B Convertible Preferred Stock were converted into 7,001,000 shares of the Company's Common Stock.

     On February 28, 1995, the Company completed an initial public offering of 5,060,000 shares of its common stock. Gross and net proceeds of the offering were $65,780,000 and $60,417,000, respectively. Proceeds of the offering were used to pay all outstanding indebtedness under the bank credit facility of $30,400,000. The remainder of the net proceeds were used to fund acquisitions of certain assets of physician practices, expansion of physician services, working capital and other general corporate purposes.

     In March of 1996, 6,632,800 shares of the Company's Common Stock were sold in a secondary offering. The net proceeds from this offering were approximately $194 million. The offering provided for over-allotments of 1,237,500 shares which have not yet been exercised. If exercised, the Company would receive an additional $36 million from the over-allotments. These proceeds were used to pay-off the line of credit and the debentures discussed in Note 6.

9. STOCK OPTIONS

     The Company's Board of Directors adopted and a majority of the Company's stockholders approved the 1993 and 1995 Stock Option Plans (the Plans), covering a maximum of 1,555,000 and 5,899,150 shares of Common Stock, respectively. The number of shares covered under the 1995 Stock Option Plan is subject to expansion to 7,099,150 at the Annual Shareholders' Meeting on April 25, 1996. The Plans, under which both incentive stock options and non-qualified stock options may be issued, provide that options may be granted to officers, directors, consultants and employees of the Company. Options granted under the Plans generally vest equally over five years from the date of grant and terminate ten years from the date of grant. All stock options were granted prior to the initial public offering of the Company at estimated fair market value. As of December 31, 1995, the Company had granted options to acquire 4,426,750 shares of its Common Stock under the Plans at option prices ranging from $.20 to $28.25. All stock options granted in 1995 were granted at fair market value. During 1995 options to acquire 702,380 shares of the Company's Common Stock were exercised at prices ranging from $.20 to $22.00 per share. Gross proceeds from the exercise of these options totaled $377,000.

10. ACQUISITIONS

     During the year ended December 31, 1995, the Company, through its wholly-owned subsidiaries, acquired certain operating assets of various medical practices. Simultaneously with each medical practice acquisition, the Company entered into practice management agreements which generally have a 20-year term. Pursuant to the practice management agreements, the Company manages all aspects of the affiliated practice other than the provision of medical services, which is controlled by the physician groups. For providing services under the practice management agreement, the physicians receive a fixed percentage of the accrual net revenue of the practice. The percentage varies from practice to practice and is based upon the overhead structure of the practice at the time of affiliation. Generally, the practice management agreements cannot be terminated by the physician group or Company without cause, which includes material default or bankruptcy. Upon termination for cause or expiration of the clinic services agreement, the physician group has the option to purchase some or all of the assets owned by the Company, generally at current book values.

                           MEDPARTNERS/MULLIKIN, INC.

     The acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the net assets based on the estimated fair values at the date of acquisition. The accounts receivable were valued at net collective value based upon detailed analyses by the Company and the property and equipment values were based upon independent appraisals. The estimated fair value of assets acquired is summarized as follows:

                                                                              DECEMBER 31,
                                                                                  1995
                                                                             --------------
                                                                             (IN THOUSANDS)
    Accounts receivable, net...............................................     $ 22,117
    Prepaid expenses and other current assets..............................        2,100
    Property and equipment.................................................       15,128
    Liabilities assumed....................................................       (9,888)
    Excess of costs over fair value of assets acquired.....................       45,521
                                                                                 -------
                                                                                  74,978
    Less value of stock issued.............................................       13,447
                                                                                 -------
    Cash purchase price, net of cash received..............................     $ 61,531
                                                                                 =======

11. RETIREMENT SAVINGS PLAN

     Effective April 4, 1994, the Company adopted the MedPartners, Inc. and Subsidiaries Employee Retirement Savings Plan (the "Plan"). The Plan is a Code
Section 401(k) Plan which requires the attainment of age 21 and one year of service, with a minimum of 1,000 hours worked, to become a participant in the Plan. Service for a predecessor employer will be considered for participation requirements in the Plan for all employees employed through acquisition activities. The Company, at its sole discretion, may contribute an amount which it designates as a qualified nonelective contribution. The Company anticipates a required contribution of three percent of non-key employee salaries for the Plan year ended December 31, 1995, however, no additional contributions are anticipated at this time. Company contributions are gradually vested over a six-year service period. The various entities that were acquired or merged into the Company during 1995 also had varying employee retirement plans, which may be incorporated into the Company's plan during 1995 and 1996. The expenses related to all plans during the years ended December 31, 1993, 1994 and 1995 were approximately $1,464,000, $1,858,000 and $3,195,000, respectively.

                           MEDPARTNERS/MULLIKIN, INC.

12. MERGERS

     The Company merged with the following entities in transactions that were accounted for as pooling of interests. Accordingly, the Company's historical financial statements for all periods have been restated to include the results of all transactions accounted for as pooling of interests.

                                         MME AND
                                         RELATED                                                    PPSI
                                           REAL                                        OTHER        AND
                                          ESTATE                                     IMMATERIAL     TEAM
                         MEDPARTNERS   PARTNERSHIPS   MEDCTR      TBI     VANGUARD    POOLINGS     HEALTH     COMBINED
                         -----------   ------------   -------   -------   --------   ----------   --------   ----------
                                                                 (IN THOUSANDS)
Year ended December 31,
  1993
  Net revenue..........   $   1,277      $298,415     $11,410   $25,881   $17,128      $7,972     $187,612   $  549,695
  Net (loss) income....      (1,206)       (1,495)      (369 )     (177)     (873 )       276        7,114        3,270
Year ended December 31,
  1994
  Net revenue..........      77,432       370,798     10,963     20,816    18,493       8,313      308,226      815,041
  Net (loss) income....      (1,601)       (4,647)        76     (1,346)     (847 )       (26)       7,598         (793)
Year ended December 31,
  1995
  Net revenue..........     238,887       431,875     11,343     23,679    28,684       7,957      411,132    1,153,557
  Net (loss) income....       3,022        (9,412)       (11 )     (453)   (2,905 )       112       10,205          558

     Included in pre-tax loss for the year ended December 31, 1995 are merger costs totaling $66.6 million. Approximately $55.6 million relates to the merger with MME and related real estate partnerships. The components of this cost are as follows:

     Investment banking fees...............................................  $ 8,771,200
     Professional fees.....................................................    7,267,075
     Other transaction costs...............................................    5,028,820
     Restructuring charges:
       Severance costs for identified employees............................   19,625,728
       Impairment of assets................................................    8,095,411
       Abandonment of facilities...........................................    6,401,246
       Noncompatible technology............................................    2,601,578
       Unamortized loan costs..............................................    2,323,667
       Conforming of accounting policies...................................    2,248,810
       Restructuring of benefits...........................................    1,888,749
       Other restructuring charges.........................................    2,311,654
                                                                             -----------
     Total.................................................................  $66,563,938
                                                                              ==========

     The PPSI merger was effective February 22, 1996, therefore, the merger costs related to this transaction are not included in the amounts above. They will be included in the results of operations for 1996.

13. CONTINGENCIES

     In addition to the general liability and malpractice insurance carried by the individual physicians, the Company is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against the Company which might have a material impact on the Company's consolidated financial position.

     Employed physicians are also covered by a general liability and malpractice insurance policy. The Company has not accrued a loss for reported or unreported incidents, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the

                           MEDPARTNERS/MULLIKIN, INC.

opinion of management that the ultimate resolution of any asserted or unasserted claims will not have a material adverse effect on the financial position or operating results of the Company.

     PPSI, through its wholly-owned captive insurance company, Pacific Indemnity, Ltd., has provided for an estimate of the cost of the incurred but not reported claims and deductible amounts for the employed physicians servicing emergency departments. At July 31, 1995, Pacific Indemnity, Ltd. purchased insurance to cover all claims for incidents occurring through July 31, 1995 ("tail coverage") for all employee physicians of the affiliated medical organizations. Team Health has an agreement with its insurance carrier to purchase insurance associated with claims incurred and not yet reported. Management believes that the recorded accruals for such losses and deductibles related to malpractice claims for the hospital-based contracting physicians and the hospital are sufficient to cover incidents occurring prior to December 31, 1995.

     PPSI is self-insured for employee and dependent health insurance costs and certain workers' compensation costs. Reinsurance of defined excess cost has been purchased from an outside insurance company. Management believes that amounts accrued are sufficient to cover claims and costs incurred through December 31, 1995.

14. MAJOR PAYORS

     Two payors represented individually more than 10% of the Company's net revenue as follows:

                                                                          PERCENTAGE OF
                                                                           NET REVENUE
                                                                      ----------------------
                                                                       YEAR ENDED DECEMBER
                                                                               31,
                                                                      ----------------------
                                CUSTOMER                              1993     1994     1995
    ----------------------------------------------------------------  ----     ----     ----
    Pacificare......................................................   17%      19%      18%
    Health Net......................................................   13       11        9

                           MEDPARTNERS/MULLIKIN, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                                    JUNE 30,
                                                                                      1996
                                                                                 ---------------
                                                                                   (UNAUDITED)
                                                                                 (IN THOUSANDS)
                                             ASSETS
Current assets:
  Cash and cash equivalents....................................................     $  56,221
  Accounts receivable, less allowances for bad debts of $39,574,000............       165,105
  Inventories..................................................................        11,087
  Income tax receivable........................................................         4,139
  Prepaid expenses and other current assets....................................        23,839
                                                                                 ---------------
          Total current assets.................................................       260,391
Property and equipment, net....................................................       167,502
Intangible assets, net.........................................................       139,169
Deferred tax asset.............................................................        34,285
Other assets...................................................................        16,837
                                                                                 ---------------
          Total assets.........................................................     $ 618,184
                                                                                  ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................................................     $  29,084
  Payable to physician groups..................................................        28,616
  Accrued compensation.........................................................        19,165
  Accrued medical claims payable...............................................        44,235
  Other accrued expenses and liabilities.......................................        30,605
  Current portion of long-term liabilities.....................................         7,648
                                                                                 ---------------
          Total current liabilities............................................       159,353
Long-term debt, net of current portion.........................................        35,080
Other long-term liabilities....................................................         9,140
Stockholders' equity:
  Common stock, $.001 par value; 200,000,000 shares authorized; 52,311,000
     shares issued.............................................................            52
  Additional paid-in capital...................................................       435,618
  Notes receivable from stockholders...........................................        (1,818)
  Accumulated deficit..........................................................       (19,241)
                                                                                 ---------------
          Total stockholders' equity...........................................       414,611
                                                                                 ---------------
          Total liabilities and stockholders' equity...........................     $ 618,184
                                                                                  ===========

See accompanying notes to unaudited consolidated financial statements.

                           MEDPARTNERS/MULLIKIN, INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                         SIX MONTHS ENDED JUNE
                                                                                  30,
                                                                         ---------------------
                                                                           1995         1996
                                                                         --------     --------
                                                                         (IN THOUSANDS, EXCEPT
                                                                          PER SHARE AMOUNTS)
Net revenue............................................................  $547,450     $703,683
Operating expenses:
  Cost of affiliated physician services................................   240,225      301,280
  Clinic salaries, wages and benefits..................................   105,133      116,600
  Outside hospitalization expense......................................    50,364       83,516
  Clinic rent and lease expense........................................    19,744       23,814
  Clinic supplies......................................................    22,519       30,953
  Other clinic costs...................................................    43,776       59,154
  General corporate expenses...........................................    32,167       39,540
  Depreciation and amortization........................................    13,962       16,482
  Net interest expense.................................................     3,367        2,811
  Merger expenses......................................................     1,051       34,448
                                                                         --------     --------
          Net operating expenses.......................................   532,308      708,598
                                                                         --------     --------
Income (loss) before income taxes......................................    15,142       (4,915)
Income tax expense (benefit)...........................................     4,411          360
                                                                         --------     --------
Net income (loss)......................................................  $ 10,731     $ (5,275)
                                                                         ========     ========
Pro forma net income (loss) per share..................................  $   0.26     $  (0.11)
                                                                         ========     ========
Number of shares used in pro forma net income (loss) per share.........    41,867       50,034
                                                                         ========     ========

See accompanying notes to unaudited consolidated financial statements.

                           MEDPARTNERS/MULLIKIN, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                           -------------------
                                                                             1995       1996
                                                                           --------   --------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES:
  Pro forma net income (loss)............................................  $ 10,731   $ (5,275)
  Adjustments to reconcile pro forma net income (loss) to net cash and cash provided by (used in) operating activities:
     Depreciation and amortization.......................................    13,962     16,482
     Provision for deferred taxes........................................    (1,425)    (5,848)
     Merger expenses.....................................................     1,051     34,448
     Other...............................................................       129         --
  Changes in operating assets and liabilities, net of effects of
     acquisitions........................................................   (11,288)   (33,762)
                                                                           --------   --------
          Net cash and cash equivalents provided by operating
           activities....................................................    13,160      6,045
INVESTING ACTIVITIES:
  Cash paid for merger charges...........................................      (541)   (25,932)
  Net cash used to fund acquisitions.....................................   (27,237)   (29,671)
  Additions of intangible assets, net of effects of acquisitions.........    (3,440)    (4,478)
  Purchase of property and equipment.....................................   (15,571)   (21,833)
  Net proceeds (purchases) of marketable securities......................   (12,132)    27,482
  Other..................................................................      (959)         5
                                                                           --------   --------
          Net cash and cash equivalents used in investing activities.....   (59,880)   (54,427)
FINANCING ACTIVITIES:
  Capital contributions..................................................    62,231    214,656
  Capital distributions..................................................    (3,259)        --
  Net proceeds from debt.................................................    43,262         --
  Repayment of debt......................................................   (46,256)  (167,453)
  Other..................................................................    (3,492)       105
                                                                           --------   --------
          Net cash and cash equivalents provided by financing
           activities....................................................    52,486     47,308
                                                                           --------   --------
          Net increase (decrease) in cash and cash equivalents...........     5,766     (1,074)
  Cash and cash equivalents at beginning of period.......................    66,623     56,133
  Beginning cash and cash equivalents of immaterial pooling-of-interests
     entities............................................................        --      1,162
                                                                           --------   --------
  Cash and cash equivalents at end of period.............................  $ 72,389   $ 56,221
                                                                           ========   ========
  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the period for:
          Interest.......................................................  $  5,975   $  4,252
                                                                           ========   ========
          Income taxes...................................................  $  3,752   $    476
                                                                           ========   ========
          Issuance of 316,000 common shares as consideration for
           acquisitions accounted for as purchases.......................  $     --   $  5,920
                                                                           ========   ========

See accompanying notes to unaudited consolidated financial statements.

                           MEDPARTNERS/MULLIKIN, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1996

1. BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and have been prepared in accordance with generally accepted accounting principles for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. As a result of the merger with Pacific Physician Services, Inc. (PPSI) in February 1996, certain reclassifications have been made to the financial statements.

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements and footnote disclosures should be read in conjunction with the December 31, 1995 audited consolidated financial statements and the notes thereto.

  Restatement of Financial Statements

     During the first quarter of 1996 the Company combined with PPSI in a business combination that was accounted for as a pooling of interests. Accordingly, the financial statements for all periods prior to February 22, 1996, the effective date of the merger, have been restated to include the results of PPSI (Note 3).

  Pro Forma Net Income (Loss) Per Share

     Pro forma net income (loss) per share is computed by dividing net income
(loss) by the number of common and common equivalent shares outstanding during the periods in accordance with the applicable rules of the Securities and Exchange Commission. All stock options issued have been considered as outstanding common stock equivalents for all periods presented, even if anti-dilutive, under the treasury stock method. Shares of common stock issuable upon conversion of the Series A and Series B Convertible Preferred Stock of MedPartners in February 1995 are assumed to be common share equivalents for all periods presented.

  Stock Option Plan

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (ABP 25) and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock option equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

2. CAPITALIZATION

     The Company's Second Amended and Restated Certificate of Incorporation provides that the Company may issue 9,500,000 shares of Preferred Stock, par value $0.001 per share, 500,000 shares of Series C Junior Participating Preferred Stock, par value $0.001 per share, and 200,000,000 shares of Common Stock, par value $0.001 per share. As of December 31, 1995 and June 30, 1996 no shares of the preferred stock were outstanding.

     On March 13, 1996, the Company completed a secondary public offering of 6,632,800 shares of its Common Stock. The net proceeds of the offering were $194 million. Proceeds of the offering were used to pay all outstanding indebtedness under the bank credit facility of $70 million. In April 1996, $69 million of the proceeds were used to pay-off the Company's convertible subordinated debentures. The remainder of the net proceeds will be used to fund acquisitions of certain assets of physician practices, expansion of physician services, working capital and other general corporate purposes.

                           MEDPARTNERS/MULLIKIN, INC.

     During 1996 the number of shares covered under the 1995 Stock Option Plan (the Plan) was increased on two occasions. At a special meeting of the stockholders on February 22, 1996, the Plan was increased by 1,325,000 shares and on April 25, 1996 at the Annual Meeting of Stockholders it was increased by 1,200,000 shares. As of April 25, 1996 a maximum of 7,099,150 shares of Common Stock were covered by the Plan.

3. ACQUISITIONS

     During the six months ended June 30, 1996, the Company, through its wholly-owned subsidiaries, acquired certain operating assets of various medical practices. Simultaneously with each medical practice acquisition, the Company entered into practice management agreements which generally have 20 to 44 year terms. Pursuant to the practice management agreements, the Company manages all aspects of the affiliated practice other than the provision of medical services, which is controlled by the physician groups. Generally, the practice management agreements cannot be terminated by the physician group or Company without cause, which includes material default or bankruptcy. Upon termination for cause or expiration of the clinic services agreement, the physician group has the option to purchase some or all of the assets owned by the Company, generally at current book values. The acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the net assets based on the estimated fair values at the date of acquisition. The estimated fair value of assets acquired is $35,593,000. A total of $29,671,000 in cash and 316,000 shares of stock valued at $5,920,000 were given in exchange for these assets during the six months ended June 30, 1996.

     Effective February 22, 1996, the Company merged with PPSI in a transaction that was accounted for as a pooling of interests. Accordingly, the Company's historical statements for all periods prior to the effective date of the merger have been restated to include the results of PPSI. The Company exchanged 10,983,346 shares of its common stock in exchange for all of the outstanding common stock of PPSI.

     Prior to its merger with the Company, PPSI reported on a fiscal year ending on July 31. The restated financial statements for all periods prior to and including December 31, 1995 are based on a combination of the Company's results for its December 31 fiscal year and an October 31 fiscal year for PPSI. Beginning January 1, 1996, PPSI adopted a December 31 fiscal year end; accordingly, all consolidated financial statements for periods after December 31, 1995 are based on a consolidation of all of the Company's subsidiaries on a December 31 year end. PPSI's historical results of operations for the two months ended December 31, 1995 are not included in the Company's consolidated statements of operations or cash flows. An adjustment has been made to stockholders' equity as of January 1, 1996 to adjust for PPSI's results of

                           MEDPARTNERS/MULLIKIN, INC.

operations for the two months ended December 31, 1995. The following is a summary of operations and cash flows for the two months ended December 31, 1995:

     STATEMENT OF OPERATIONS DATA:

                                                                             (IN THOUSANDS)
                                                                             --------------
    Net revenue............................................................     $ 69,850
    Operating expenses:
      Cost of affiliated physician services................................       32,600
      Clinic salaries, wages and benefits..................................       13,142
      Outside hospitalization expenses.....................................       14,861
      Clinic rent and lease expense........................................        1,963
      Clinic supplies......................................................        3,556
      Other clinic costs...................................................        7,373
      General corporate expenses...........................................        5,235
      Depreciation and amortization........................................        2,371
      Net interest expense.................................................          426
      Loss on disposal of assets...........................................           41
                                                                             --------------
              Net operating expenses.......................................       81,568
                                                                             --------------
    Loss before taxes......................................................      (11,718)
    Income tax benefit.....................................................       (3,661)
                                                                             --------------
              Net loss.....................................................     $ (8,057)
                                                                             ===========
    STATEMENT OF CASH FLOW DATA:
      Net cash and cash equivalents used in operating activities...........     $ (3,569)
      Net cash and cash equivalents provided by investing activities.......        4,455
      Net cash and cash equivalents used in financing activities...........          (81)
                                                                             --------------
              Net increase in cash and cash equivalents....................     $    805
                                                                             ===========

     Included in pre-tax loss for the six months ended June 30, 1996 are merger costs totaling $34.4 million. The components of this cost are as follows:

    Investment banking fees.................................................  $ 6,624,920
    Professional fees.......................................................    2,616,356
    Other transaction costs.................................................    1,098,444
    Restructuring charges:
      Abandonment of facilities.............................................   10,767,562
      Severance costs for identified employees..............................    5,865,295
      Restructuring of benefits.............................................    2,392,431
      Unamortized bond issue costs..........................................    1,921,661
      Noncompatible technology..............................................    1,700,000
      Impairment of assets..................................................    1,361,004
      Other restructuring charges...........................................      100,000
                                                                              -----------
    Total...................................................................  $34,447,673
                                                                               ==========

4. CONTINGENCIES

     In addition to the general liability and malpractice insurance carried by the individual physicians, the Company is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against the Company which might have a material impact on the Company's consolidated financial position.

                           MEDPARTNERS/MULLIKIN, INC.

     Employed physicians are also covered by a general liability and malpractice insurance policy. The Company has not accrued a loss for reported or unreported incidents, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any asserted or unasserted claims will not have a material adverse effect on the financial position or operating results of the Company.

     PPSI, through its wholly-owned captive insurance company, Pacific Indemnity, Ltd., has provided for an estimate of the cost of the incurred but not reported claims and deductible amounts for the employed physicians servicing emergency departments. At July 31, 1995, Pacific Indemnity, Ltd. purchased insurance to cover all claims for incidents occurring through July 31, 1995 ("tail coverage") for all employee physicians of the affiliated medical organizations. Team Health has an agreement with its insurance carrier to purchase insurance associated with claims incurred and not yet reported. Management believes that the recorded accruals for such losses and deductibles related to malpractice claims for the hospital-based contracting physicians and the hospital are sufficient to cover incidents occurring prior to June 30, 1996.

     PPSI is self-insured for employee and dependent health insurance costs and certain workers' compensation costs. Reinsurance of defined excess cost has been purchased from an outside insurance company. Management believes that amounts accrued are sufficient to cover claims and costs incurred through June 30, 1996.

5. SUBSEQUENT EVENTS

     On March 11, 1996, the Company agreed to acquire CHS Management, Inc., a healthcare management service organization that provides management services to an IPA of 325 primary care and specialist physicians and a medical group of 43 primary care physicians. The consideration for this transaction is expected to be approximately $47 million of the Company's Common Stock. The transaction is expected to be accounted for as a pooling of interests and is expected to close prior to September 30, 1996.

     On May 14, 1996, the Company agreed to merge with Caremark International Inc., a leading provider of healthcare services in the United States and overseas. Caremark, through its large, multi-specialty group practices, is affiliated with 1,604 physicians and provides care to more than one million people, 663,000 of whom are in prepaid health plans. Caremark also provides pharmaceutical services, disease management, and international services. The consideration for this transaction is expected to be approximately $2.5 billion of the Company's Common Stock. The transaction is expected to be accounted for as a pooling of interests and is expected to close prior to September 30, 1996.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
Caremark International Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and stockholders' equity, present fairly, in all material respects, the financial position of Caremark International Inc. and its subsidiaries at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Chicago, Illinois
January 24, 1996, except as to
  the third paragraph of Note 14,
  which is as of March 19, 1996

                          CAREMARK INTERNATIONAL INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31
                                                                        -----------------------
                                                                           1994         1995
                                                                        ----------   ----------
                                                                            (IN THOUSANDS)
  Current assets:
    Cash and equivalents..............................................  $   32,100   $   28,400
    Accounts receivable, net..........................................     311,600      365,400
    Inventories.......................................................      92,700      112,500
    Short-term deferred income taxes..................................      33,300       41,100
    Prepaid expenses and other current assets.........................      12,400       18,600
                                                                        ----------   ----------
            Total current assets......................................     482,100      566,000
                                                                        ----------   ----------
  Property and equipment, net.........................................     168,300      299,200
  Goodwill and other intangible assets................................     105,300      259,300
  Investments and other noncurrent assets.............................      38,600       69,700
  Long-term deferred income tax asset.................................          --       33,700
  Net assets of discontinued operations...............................     399,900       36,300
                                                                        ----------   ----------
            Total assets..............................................  $1,194,200   $1,264,200
                                                                         =========    =========
  Current liabilities:
    Notes payable.....................................................  $  109,300   $   81,900
    Current maturities of long-term debt and lease obligations........       2,600        3,900
    Accounts payable, trade and other.................................     195,400      253,900
    Accrued liabilities...............................................      92,600      135,000
                                                                        ----------   ----------
            Total current liabilities.................................     399,900      474,700
                                                                        ----------   ----------
  Long-term debt and lease obligations................................     233,500      325,400
  Long-term deferred income tax liability.............................      42,700       37,700
  Other noncurrent liabilities........................................      31,400       33,000
  Commitments and contingent liabilities (Note 14)
  Stockholders' equity:
    Preferred stock, $.01 par value, authorized 20,000,000 shares,
       none issued....................................................          --           --
    Common stock, $1 par value, authorized 200,000,000 shares, issued
       71,898,166 shares in 1994 and 81,497,489 shares in 1995........      71,900       81,500
    Additional contributed capital....................................      18,400      188,200
    Shares held in trust, 7,700,000 shares in 1995....................          --     (150,200)
    Retained earnings.................................................     400,900      281,700
    Common stock in treasury, at cost, 259,300 shares in 1994 and
       406,136 shares in 1995.........................................      (4,500)      (7,800)
                                                                        ----------   ----------
  Total stockholders' equity..........................................     486,700      393,400
                                                                        ----------   ----------
  Total liabilities and stockholders' equity..........................  $1,194,200   $1,264,200
                                                                         =========    =========

          See accompanying notes to consolidated financial statements.

                          CAREMARK INTERNATIONAL INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1993         1994         1995
                                                             ----------   ----------   ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
Net revenues...............................................  $1,204,000   $1,775,200   $2,374,300
Cost of goods and services sold............................   1,001,100    1,520,600    2,016,400
Marketing and administrative expenses......................     107,600      138,000      207,100
Provision for doubtful accounts............................      13,300       16,900       24,200
                                                             ----------   ----------   ----------
Operating income from continuing operations................      82,000       99,700      126,600
Non-operating expense (income):
  Losses on investments....................................          --           --       86,600
  Interest expense, net....................................       3,400        8,700        8,700
  Other....................................................      (1,700)        (200)        (200)
                                                             ----------   ----------   ----------
Income from continuing operations before income taxes......      80,300       91,200       31,500
Income tax expense.........................................      33,400       36,700       11,300
                                                             ----------   ----------   ----------
Income from continuing operations..........................      46,900       54,500       20,200
Discontinued operations:
  Income (loss) from discontinued operations, net of income
     taxes of $20,700, $18,000 and $(72,100) in 1993, 1994
     and 1995, respectively................................      30,800       25,900     (168,300)
  Net gains on sales of discontinued operations, net of
     income taxes of $21,200...............................          --           --       31,800
                                                             ----------   ----------   ----------
  Income (loss) from discontinued operations...............      30,800       25,900     (136,500)
                                                             ----------   ----------   ----------
Net income (loss)..........................................  $   77,700       80,400   $ (116,300)
                                                              =========    =========    =========
Earnings (loss) per common and common equivalent share:
  Primary
     Income from continuing operations.....................  $     0.64   $     0.73   $     0.27
     Operating income (loss) from discontinued
       operations..........................................  $     0.42         0.35   $    (2.24)
     Net gains on sales of discontinued operations.........          --           --   $     0.42
     Net income (loss).....................................  $     1.06   $     1.08   $    (1.55)
  Fully Diluted
     Income from continuing operations.....................  $     0.63   $     0.73   $     0.27
     Operating income (loss) from discontinued
       operations..........................................  $     0.41   $     0.35   $    (2.24)
     Net gains on sales of discontinued operations.........          --           --   $     0.42
     Net income (loss).....................................  $     1.04   $     1.08   $    (1.55)
Weighted average common and common equivalent shares
  outstanding:
  Primary..................................................      73,300       74,800       75,100
  Fully diluted............................................      74,900       74,800       75,100

          See accompanying notes to consolidated financial statements.

                          CAREMARK INTERNATIONAL INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1993        1994        1995
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Common stock:
  Balance, beginning of year................................  $  71,100   $  71,800   $  71,900
  Stock issued under employee benefit plans.................        700         100         100
  Stock issued in connection with acquisitions..............         --          --       1,800
  Contribution to employee benefit trust....................         --          --       7,700
                                                              ---------   ---------   ---------
  Balance, end of year......................................     71,800      71,900      81,500
                                                              ---------   ---------   ---------
Additional contributed capital:
  Balance, beginning of year................................     12,300      19,000      18,400
  Stock issued under employee benefit plans.................      6,700        (600)     (3,400)
  Stock issued in connection with acquisitions..............         --          --      30,700
  Contribution to employee benefit trust....................         --          --     142,500
                                                              ---------   ---------   ---------
  Balance, end of year......................................     19,000      18,400     188,200
                                                              ---------   ---------   ---------
Shares held in trust:
  Balance, beginning of year................................         --          --          --
  Contribution to employee benefit trust....................         --          --    (150,200)
                                                              ---------   ---------   ---------
  Balance, end of year......................................         --          --    (150,200)
                                                              ---------   ---------   ---------
Retained earnings:
  Balance, beginning of year................................    248,800     323,500     400,900
  Net income (loss).........................................     77,700      80,400    (116,300)
  Common stock dividends....................................     (3,000)     (3,000)     (2,900)
                                                              ---------   ---------   ---------
  Balance, end of year......................................    323,500     400,900     281,700
                                                              ---------   ---------   ---------
Common stock in treasury:
  Balance, beginning of year................................         --      (4,700)     (4,500)
  Purchases.................................................     (7,600)    (14,600)    (27,200)
  Stock issued under employee benefit plans.................      2,900      14,800      20,800
  Stock issued in connection with acquisitions..............         --          --       3,100
                                                              ---------   ---------   ---------
  Balance, end of year......................................     (4,700)     (4,500)     (7,800)
                                                              ---------   ---------   ---------
  Total stockholders' equity................................  $ 409,600   $ 486,700   $ 393,400
                                                              =========   =========   =========

          See accompanying notes to consolidated financial statements.

                          CAREMARK INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1993        1994        1995
                                                               ---------   ---------   --------
                                                                        (IN THOUSANDS)
                                                               (BRACKETS DENOTE CASH OUTFLOWS)
Cash flows from continuing operations:
  Income from continuing operations..........................  $  46,900   $  54,500   $ 20,200
Adjustments for non-cash items:
  Losses on investments......................................         --          --     86,600
  Provision for doubtful accounts............................     13,300      16,900     24,200
  Depreciation and amortization..............................     11,400      18,900     28,600
  Deferred income taxes......................................     25,100       9,800    (14,400)
  Other......................................................      1,600       3,700      1,000
Changes in balance sheet items:
  Accounts receivable........................................    (61,800)    (95,500)   (79,300)
  Inventories................................................     (8,700)     (4,200)   (17,600)
  Payables and accrued liabilities...........................     21,300      23,300     84,000
  Prepaids and other.........................................     (9,600)       (600)   (21,800)
                                                               ---------   ---------   --------
Cash flows from continuing operations........................     39,500      26,800    111,500
                                                               ---------   ---------   --------
Cash flows from investing activities:
  Capital expenditures.......................................    (50,300)    (70,200)   (83,400)
  Acquisitions, net of cash received.........................     (3,100)    (69,100)  (143,500)
                                                               ---------   ---------   --------
Cash flows from investing activities.........................    (53,400)   (139,300)  (226,900)
                                                               ---------   ---------   --------
Cash flows from financing activities:
  Net change in short-term debt and credit facility
     borrowings..............................................    (26,100)    230,900      7,500
  Issuances of other long-term debt and lease obligations....    112,100         400      5,000
  Redemptions of other long-term debt and lease
     obligations.............................................    (19,300)     (6,700)    (1,500)
  Stock issued under employee benefit plans..................      9,100      11,800     16,300
  Purchases of treasury stock................................     (7,600)    (14,600)   (27,200)
  Common stock cash dividends................................     (3,000)     (3,000)    (2,900)
                                                               ---------   ---------   --------
Cash flows from financing activities.........................     65,200     218,800     (2,800)
                                                               ---------   ---------   --------
Cash flows from discontinued operations, net of divestiture
  proceeds...................................................     25,500    (180,000)   114,500
                                                               ---------   ---------   --------
Increase (decrease) in cash and equivalents..................     76,800     (73,700)    (3,700)
Cash and equivalents, beginning of year......................     29,000     105,800     32,100
                                                               ---------   ---------   --------
Cash and equivalents, end of year............................  $ 105,800   $  32,100   $ 28,400
                                                               =========   =========   ========

     SUPPLEMENTAL CASH FLOW INFORMATION:

        Cash and equivalents include cash, cash investments and marketable securities with original maturities of three months or less. Income taxes paid, net of refunds, were $24.0, $22.4 and $6.7 million in 1993, 1994 and 1995, respectively. Interest payments, net of amounts capitalized, approximated $1.8, $10.2 and $20.7 million in 1993, 1994 and 1995, respectively.

        Non-cash investing activities include notes and other obligations issued for acquisitions of $5.8, $1.2 and $30.8 million in 1993, 1994 and 1995, respectively, and $123.6 million in notes and other securities received from divestitures in 1995. Non-cash financing activities include the issuance of $35.6 million of stock for acquisitions in 1995 and capital lease obligations of $0.7, $0.4 and $3.9 million in 1993, 1994 and 1995, respectively.

          See accompanying notes to consolidated financial statements.

                          CAREMARK INTERNATIONAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

NOTE 1:  NATURE OF OPERATIONS

     Caremark International Inc. (the "company" or "Caremark") is a leading provider of healthcare services in the United States and overseas, serving millions of people through its Physician Practice Management, Pharmaceutical Services, Disease Management and International businesses. The Physician Practice Management business provides comprehensive management services to physician groups, primarily multi-specialty physician practices located in major metropolitan areas. The Pharmaceutical Services business manages outpatient prescription drug benefit programs for corporations, insurance companies, unions, government employee groups, and managed care organizations throughout the United States. The Disease Management business provides therapies and services to individuals suffering from hemophilia, immune system deficiencies and other blood disorders characterized by protein deficiencies. In addition, this business distributes recombinant growth hormone. In its International business, the company offers selected healthcare services outside hospitals in Canada, France, Germany, Japan, the Netherlands, the United Kingdom and Puerto Rico.

INDUSTRY SEGMENTS

     Caremark operates in four industry segments: Physician Practice Management, Pharmaceutical Services, Disease Management and International.

                    NET REVENUES FROM CONTINUING OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1993         1994         1995
                                                             ----------   ----------   ----------
                                                                        (IN THOUSANDS)
Physician Practice Management..............................  $  135,600   $  190,100   $  454,600
Pharmaceutical Services....................................     631,200    1,097,300    1,432,300
Disease Management.........................................     389,800      422,300      408,000
International..............................................      47,400       65,500       79,400
                                                             ----------   ----------   ----------
Totals from continuing operations..........................  $1,204,000   $1,775,200   $2,374,300
                                                              =========    =========    =========

                  OPERATING INCOME FROM CONTINUING OPERATIONS

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1993         1994         1995
                                                             --------     --------     --------
                                                                   (DOLLARS IN THOUSANDS)
Physician Practice Management..............................  $ (1,400)    $  4,100     $ 16,100
  % of segment revenues....................................      (1.0)%        2.2%         3.5%
Pharmaceutical Services....................................  $ 31,600     $ 46,200     $ 56,000
  % of segment revenues....................................       5.0%         4.2%         3.9%
Disease Management.........................................  $ 76,000     $ 76,600     $ 69,500
  % of segment revenues....................................      19.5%        18.1%        17.0%
International..............................................  $ (2,400)    $ (1,500)    $  1,300
  % of segment revenues....................................      (5.1)%       (2.3)%        1.6%
General Corporate..........................................  $(21,800)    $(25,700)    $(16,300)
                                                             --------     --------     --------
Totals from continuing operations..........................  $ 82,000     $ 99,700     $126,600
                                                             ========     ========     ========

                          CAREMARK INTERNATIONAL INC.

                 IDENTIFIABLE ASSETS FROM CONTINUING OPERATIONS

                                                                          DECEMBER 31,
                                                                --------------------------------
                                                                  1993       1994        1995
                                                                --------   --------   ----------
                                                                         (IN THOUSANDS)
Physician Practice Management.................................  $ 90,400   $183,900   $  482,500
Pharmaceutical Services.......................................   212,300    300,300      371,300
Disease Management............................................   124,900    142,400      144,400
International.................................................    29,600     38,600       49,900
General Corporate.............................................   179,000    129,100      179,800
                                                                --------   --------   ----------
Totals from continuing operations.............................  $636,200   $794,300   $1,227,900
                                                                ========   ========    =========

                CAPITAL EXPENDITURES FROM CONTINUING OPERATIONS

                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                     1993      1994      1995
                                                                    -------   -------   -------
                                                                          (IN THOUSANDS)
Physician Practice Management.....................................  $ 8,400   $17,100   $42,500
Pharmaceutical Services...........................................   24,700    37,000    30,700
Disease Management................................................      900     1,200     3,200
International.....................................................    6,100     4,500     4,800
General Corporate.................................................   10,200    10,400     2,200
                                                                    -------   -------   -------
Totals from continuing operations.................................  $50,300   $70,200   $83,400
                                                                    =======   =======   =======

            DEPRECIATION AND AMORTIZATION FROM CONTINUING OPERATIONS

                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                     1993      1994      1995
                                                                    -------   -------   -------
                                                                          (IN THOUSANDS)
Physician Practice Management.....................................  $ 4,200   $ 6,500   $14,300
Pharmaceutical Services...........................................    5,500     8,400     9,200
Disease Management................................................      200       400       800
International.....................................................      900     1,700     2,300
General Corporate.................................................      600     1,900     2,000
                                                                    -------   -------   -------
Totals from continuing operations.................................  $11,400   $18,900   $28,600
                                                                    =======   =======   =======

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the company's Consolidated Financial Statements. These policies are in conformity with generally accepted accounting principles, and have been consistently applied in all material respects. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF CONSOLIDATION

     The Consolidated Financial Statements include the accounts of Caremark and its majority-owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

     The company has acquired certain assets of and operates clinics under 33-40 year management service agreements with affiliated physician groups that maintain separate legal entities within which they practice medicine. These groups have no other operations or rights to practice except to conduct such practices exclusively in company clinics. Under these agreements, the physician groups have responsibility for all medical-related decisions, enter into payor contracts and provide Caremark input on the management of the

                          CAREMARK INTERNATIONAL INC.

practice. Caremark compensates the physicians for their services under these affiliations using four general models: (a) approximately 28% of clinic revenues and 5% of total revenues in 1995 were generated by clinics whose physicians were compensated on a capitated, per-member, per-month arrangement; (b) approximately 10% of clinic revenues and 2% of total revenues in 1995 were generated by clinics whose physicians received a salary plus a bonus; (c) approximately 56% of clinic revenues and 11% of total revenues in 1995 were generated by clinics whose physicians received a salary plus bonus and receive a profit sharing payment of 50% of consolidated clinic earnings before taxes ("clinic earnings"). Clinic earnings in these arrangements include all expenses, management fees paid to the company and physician compensation; (d) approximately 6% of clinic revenues and 1% of total revenues in 1995 were generated by clinics whose physicians received 85% of a defined amount (generally, revenues less management expenses paid to the company) to cover all medical costs including physician compensation, outside referral expenses, allied healthcare expenses and professional liability insurance. Any amounts remaining after paying these expenses represented additional incentive compensation to the physicians.

     Caremark is responsible for providing all non-medical personnel, premises, equipment, and supplies necessary to operate the clinics, providing financial, accounting and administrative services, negotiating all payor and vendor contracts on behalf of the clinics, billing and collecting fees, paying clinic expenses, and performing marketing and public relations services. Caremark also has the right to utilize the cash in the physician group bank accounts and is required to fund future capital expenditures as well as working capital needs. The fee paid to Caremark includes Caremark's direct management expenses of operating the clinics, plus incentive payments which reflect a portion or all of the residual equity interest in the clinics after payment of physician compensation, other medical costs and management expenses. Under the four general models discussed above, these incentive payments take the following forms: (a) a variable percentage of the clinic's managed capital; (b) a variable percentage of the clinic's managed capital plus 100% of clinic earnings; (c) a variable percentage of the clinic's managed capital or net revenues plus 50% of clinic earnings; and (d) 15% of the defined amount described above.

     Based on the legal structures in place, the physician groups record all revenues from the payor contracts and related medical expenses including physician compensation, allied health professional costs, professional liability insurance costs and Caremark's management fee. However, Caremark believes it has essentially all of the risks and rewards of ownership and perpetual and unilateral control over the assets and operations of the various physician groups. Therefore, notwithstanding the lack of ownership of the stock of the legal entities in which the physicians practice, consolidation of the revenues and expenses of the various physician groups is necessary to present fairly the financial position and results of operations of the company because there exists a parent-subsidiary relationship by means other than record ownership of a majority of voting stock. Under consolidation, the company reports all the revenues and operating expenses of the clinics as its own, eliminating the management fees paid by the physician groups to the company, recording all revenue initially reflected as physician revenue as company revenue and reflecting physician earnings as compensation expense.

     The company believes that this control over the assets and operations is perpetual rather than temporary because of (i) the length of the original terms of the agreements, (ii) the likelihood of successive extension periods of the agreements, (iii) the continuing investment of capital by the company, (iv) the control by the company of the assets necessary to operate the clinics, (v) the employment of all non-medical personnel, (vi) the nature of the services provided by the company to and the delegation of authority to the company from the physician groups to carry out all of the critical revenue generating responsibilities of the business other than the actual treating of patients, and
(vii) the nominal capital investments of the physician groups.

REVENUES

     The company records revenues net of estimated contractual allowances. Revenue is deferred related to cash payments received for which the company is obligated to perform future services.

                          CAREMARK INTERNATIONAL INC.

INVENTORIES

     Inventories, which are primarily finished goods, consist of pharmaceutical drugs, medical equipment and supplies and are valued at the lower of cost (first-in, first-out method) or market.

MARKETABLE SECURITIES

     Investments in marketable securities with readily determinable fair values have been classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity unless a decline in value is judged other than temporary. When this is the case, unrealized losses are reflected in income. The company owns no investments that are considered to be trading or held-to-maturity securities.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation. Assets purchased in acquisitions are recorded at their respective fair values. Expenditures that extend the useful life of property and equipment or that increase productivity are capitalized, whereas maintenance and repairs are charged to expense in the year incurred.

     Interest costs associated with the construction of certain capital assets are capitalized as part of the cost of those assets. Interest costs approximating $5.1 million were capitalized in 1995. The company also capitalizes purchased and internally developed software costs to the extent they are expected to benefit future operations. Capitalized software costs included in construction in progress approximated $67.8 million at December 31, 1995.

     Depreciation and amortization are provided for financial reporting purposes principally on the straight-line method over the estimated useful lives of the assets or, for leasehold improvements, over the terms of related leases if shorter. Both straight-line and accelerated methods of depreciation are used for income tax purposes.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill, which totaled $86.3 and $227.3 million at December 31, 1994 and 1995, respectively, represents the excess of consideration paid for companies acquired in purchase transactions over the fair value of net assets acquired. It is amortized on a straight-line basis over estimated useful lives not exceeding 40 years. Other intangible assets include management service agreements and other identified rights that are amortized on a straight-line basis over the lesser of their legal or estimated useful lives. As of December 31, 1994 and 1995, intangible assets, including goodwill, are stated net of accumulated amortization of $8.9 and $14.2 million, respectively. The company reviews the carrying value of intangibles and other long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. This review is performed by comparing estimated undiscounted future cash flows from use of the asset to the recorded value of the asset.

INCOME TAXES

     Income tax expense is based on pre-tax income for financial reporting purposes, adjusted for the effects of permanent differences between such income and that reported for tax return purposes. Deferred tax assets and liabilities are recognized for expected future tax consequences of temporary differences between the carrying amounts and tax bases of the underlying assets and liabilities.

EARNINGS PER SHARE

     Earnings per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares represent the potential dilutive impact of stock options, employee stock purchase plan subscriptions and contingent stock rights.

                          CAREMARK INTERNATIONAL INC.

RECLASSIFICATIONS

     Certain prior-year balances have been reclassified to conform with the current year's presentation.

NOTE 3:  ACQUISITIONS

     In May 1995, Caremark entered into a long-term affiliation agreement with Friendly Hills HealthCare Network ("Friendly Hills"), an integrated healthcare delivery system headquartered in La Habra, California. Friendly Hills operates 18 medical offices and an acute care hospital. Caremark acquired substantially all of the assets of Friendly Hills for approximately $140 million and agreed to provide various management and administrative services. The transaction has been accounted for by the purchase method of accounting. The following summary, prepared on a pro forma basis, combines the results of operations of Caremark and Friendly Hills as if the Friendly Hills transaction had been consummated as of the beginning of the periods presented after including the impact of certain adjustments such as amortization of intangibles, interest expense on debt assumed to have been incurred to complete the transaction and the related income tax effects.

                                                                        YEAR ENDED DECEMBER 31
                                                                        -----------------------
                                                                           1994         1995
                                                                        ----------   ----------
                                                                         (IN THOUSANDS, EXCEPT
                                                                            PER SHARE DATA)
                                                                              (UNAUDITED)
Net revenues..........................................................  $1,950,200   $2,437,400
Income before income taxes from continuing operations.................  $   90,500   $   28,900
Income from continuing operations.....................................  $   54,100   $   18,600
Earnings from continuing operations per common and common equivalent share:
  Primary.............................................................  $      .72   $      .25
  Fully diluted.......................................................  $      .72   $      .25

     These pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire periods presented and are not intended to project future results.

     The company invested approximately $68.2 million in cash, stock and notes for other acquisitions in 1995 involving the Physician Practice Management business. Consideration paid in connection with 1993 and 1994 acquisitions approximated $9.4 and $69.1 million, respectively. Results of operations would not have been materially different in 1993, 1994 and 1995 had these other transactions occurred as of the beginning of the respective years.

     In September 1995, Caremark entered into a definitive agreement with CIGNA Healthcare of California, a managed healthcare subsidiary of CIGNA Corporation, to acquire substantially all of the assets of CIGNA Medical Group, CIGNA Healthcare's Los Angeles-area staff model delivery system. In 1994 net revenues from these operations were in excess of $400 million. The transaction was completed effective January 1, 1996 and will be accounted for using the purchase method of accounting.

     All of the aforementioned acquisitions have been (or will be) accounted for by the purchase method of accounting. As such, operating results of acquired businesses are included in Caremark's Consolidated Financial Statements as of their respective dates of acquisition.

NOTE 4:  DISCONTINUED OPERATIONS

     During 1995, Caremark divested of several non-strategic businesses as part of the company's transformation to four business lines -- Physician Practice Management, Pharmaceutical Services, Disease Management and International. In accordance with APB 30, which addresses the reporting for disposition of business segments, the company's Consolidated Financial Statements present the operating results and net assets of discontinued operations separately from continuing operations. Prior periods have been restated to conform with this presentation.

     Effective March 31, 1995, the company sold its Clozaril(R) Patient Management System to Health Management, Inc. for $23.3 million in cash and notes. This business involved managing the care of schizophrenia patients nationwide through the distribution of the Clozaril drug and related testing services to

                          CAREMARK INTERNATIONAL INC.

monitor patients for potentially serious side effects. Net revenues of this business for the three months ended March 31, 1995 were $12.3 million and were $78.5 and $84.0 million for the years 1993 and 1994, respectively. The after-tax gain on disposition of this business was $11.1 million.

     Effective April 1, 1995, the company sold its Home Infusion business to Coram Healthcare Corporation ("Coram") for $309 million in cash and securities, subject to post-closing adjustments based on the net assets transferred. The sale included Caremark's home intravenous infusion therapy, women's health services and the Home Care Management System. Certain severance and legal obligations remained with Caremark (see Note 14 -- Commitments and Contingent Liabilities). Net revenues of this business for the period ended April 1, 1995 were $96.1 million and were $420.5 and $441.9 million for the years 1993 and 1994, respectively. The after-tax loss on disposition of this business was $4.0 million. In 1995 net losses from this business reflected in discontinued operations include $154.8 million related to the legal settlement discussed in
Note 14.

     Effective September 15, 1995, the company sold its Oncology Management Services business to Preferred Oncology Networks of America, Inc. for securities valued at $3.6 million. The business provides management services to single-specialty oncology practices. Net revenues of this business for the 1995 period up to the date of sale were $8.9 million and were $30.6 and $29.4 million for the years 1993 and 1994, respectively. There was no after-tax gain or loss on the disposition.

     Effective December 1, 1995 the company sold its Caremark Orthopedic Services, Inc. subsidiary to HealthSouth Corporation for $127.0 million in cash, subject to post-closing adjustments. This business provides outpatient physical therapy and rehabilitation services. Net revenues of this business for the 1995 period up to the date of sale were $69.1 million and were $47.0 and $55.8 million for the years 1993 and 1994, respectively. The after-tax gain on disposition of this business was $24.7 million.

     In September 1995, the company adopted a formal plan to dispose of its Nephrology Services division by sale to a third party. This business provides a wide range of nephrology support services, including dialysis services and supplies, transplant and laboratory services. Net revenues of this business were $2.7, $39.7 and $46.6 million for the years 1993, 1994, and 1995, respectively. Any gain or loss from this planned disposal is not expected to be material.

NOTE 5:  FINANCIAL INSTRUMENTS

     The company's financial instruments include cash and equivalents, investments in marketable and non-marketable securities, and debt obligations. The carrying value of marketable and non-marketable securities, which approximated fair value, was $27.4 and $48.5 million at December 31, 1994 and 1995, respectively. The carrying value of debt obligations was $99.5 and $99.6 million at December 31, 1994 and 1995, respectively. The fair value of these obligations approximated $83.8 and $98.6 million at December 31, 1994 and 1995, respectively. The fair value of marketable securities is determined using market quotes and rates. The fair value of nonmarketable securities, which are made up primarily of investments in and notes from non-public companies, are estimated based on information provided by these companies. The fair value of long-term debt has been estimated using market quotes.

     During 1995, the company recorded a pre-tax charge to income of $86.6 million ($52.0 million after tax) to reflect unrealized losses on investments that were judged other than temporary.

     Interest expense totaled $4.1, $11.8 and $16.7 million in 1993, 1994 and 1995, respectively. Interest income totaled $0.7, $3.1 and $8.0 million in 1993, 1994 and 1995, respectively.

NOTE 6:  TRADE RECEIVABLES

     The company provides credit, in the normal course of business, to third-party payors (such as private insurers, Medicare and Medicaid), patients and private enterprises. The company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts based on the collectibility of trade receivables. Credit losses have historically coincided with management's expectations.

                          CAREMARK INTERNATIONAL INC.

     A summary of the activity in the allowance for doubtful accounts is presented below:

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                               1993       1994       1995
                                                             --------   --------   --------
                                                                     (IN THOUSANDS)
    Balance, beginning of year.............................  $ 14,700   $ 20,100   $ 28,700
    Provision for doubtful accounts........................    13,300     16,900     24,200
    Write-offs, net of recoveries..........................    (9,200)   (15,600)   (24,200)
    Other(1)...............................................     1,300      7,300     21,600
                                                             --------   --------   --------
    Balance, end of year...................................  $ 20,100   $ 28,700   $ 50,300
                                                             ========   ========   ========

---------------

(1) Represents valuation accounts of acquired or divested companies, account transfers and foreign currency translation adjustments.

NOTE 7:  OTHER BALANCE SHEET DATA

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1994         1995
                                                                         --------     --------
                                                                            (IN THOUSANDS)
Property and equipment, net:
  Land.................................................................  $ 15,800     $ 25,700
  Buildings and leasehold improvements.................................    45,000       97,200
  Machinery and other equipment........................................    88,200      137,700
  Software systems.....................................................    14,300       36,500
  Construction in progress.............................................    60,000       78,800
                                                                         --------     --------
  Property and equipment, at cost......................................   223,300      375,900
  Accumulated depreciation and amortization............................   (55,000)     (76,700)
                                                                         --------     --------
  Property and equipment, net..........................................  $168,300     $299,200
                                                                         ========     ========

     Accrued liabilities include employee compensation and related taxes of $31.0 and $25.8 million at December 31, 1994 and 1995, respectively.

NOTE 8:  CREDIT FACILITIES

     During 1995, Caremark entered into revised credit facilities aggregating $380 million as of December 31, 1995 ($135 million expiring September 1996, $225 million expiring September 1998 and a $20 million letter of credit agreement), enabling the company to borrow funds on an unsecured basis at variable interest rates, typically determined by reference to the corporate base rate announced by First National Bank of Chicago or the Eurodollar interbank rate. The modified credit facilities contain maximum EBITDA, minimum interest coverage and debt-to-total-capital ratio requirements, as well as certain restrictions regarding compliance with the company's integrity program and litigation. The company was in compliance with the debt covenants at year-end. Borrowings under these facilities were $200.0 million at December 31, 1995, all of which was classified as long-term debt. As of December 31, 1994, $210.0 million was borrowed, of which $125.0 million was classified as long-term.

     The company also has a $25 million uncommitted line of credit that offers more flexible overnight borrowing capabilities to accommodate daily cash flow needs. $25.0 million was outstanding under this facility at December 31, 1995. The average annual interest rate for the aforementioned credit facilities approximated 6.6% in 1995. The company also maintains short-term credit arrangements approximating $20.4 million in support of international operations. Borrowings under these arrangements were $6.4 and $14.5 million at December 31, 1994 and 1995, respectively.

                          CAREMARK INTERNATIONAL INC.

NOTE 9:  LONG-TERM DEBT AND LEASE OBLIGATIONS

     Long-term debt and lease obligations consist of the following:

                                                                      YEAR ENDED DECEMBER
                                                                              31,
                                                                     ---------------------
                                                                       1994         1995
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Long-term credit facility borrowings...........................  $125,000     $200,000
    6 7/8% notes, due 2003, less unamortized discount of $0.4
      million......................................................    99,500       99,600
    Long-term notes due 1996 through 2011, at various rates........     9,200       24,400
    Capitalized lease obligations due 1996 through 2000............     2,400        5,300
                                                                     --------     --------
    Total long-term debt and lease obligations.....................   236,100      329,300
    Current portion................................................    (2,600)      (3,900)
                                                                     --------     --------
    Long-term portion..............................................  $233,500     $325,400
                                                                     ========     ========

     During 1993, the company issued $100 million of 6 7/8% senior notes maturing in August 2003. The net proceeds, $98.8 million after discount and underwriting fees, were used to repay credit facility borrowings and to fund acquisitions, as well as for other general corporate purposes. Debt issuance costs of $1.3 million were capitalized in connection with this offering and are being amortized over the term of the debt. Other long-term notes relate primarily to business acquisitions. The company has guaranteed secured loans totaling $20.7 million on behalf of unconsolidated affiliates. The underlying loans mature in 1996 through 1999. The affiliates have complied with related debt service requirements.

     The company leases certain facilities and equipment under operating and capital leases expiring at various dates. Most of the operating leases contain renewal options. Total rent expense under operating leases approximated $12.1, $17.9 and $26.7 million in 1993, 1994 and 1995, respectively.

     Future minimum lease payments (including interest) under capital and noncancelable operating leases and aggregate long-term debt maturities are summarized as follows:

                                                              OPERATING   CAPITAL      DEBT
                                                               LEASES     LEASES    MATURITIES
                                                              ---------   -------   ----------
                                                                       (IN THOUSANDS)
    1996....................................................  $  26,300   $ 2,500    $   1,900
    1997....................................................     22,700     1,700        8,400
    1998....................................................     20,200     1,100      203,600
    1999....................................................     15,800       600        3,000
    2000....................................................     11,000       200        2,400
    Thereafter..............................................     55,700        --      105,100
                                                              ---------   -------   ----------
    Total obligations and commitments.......................  $ 151,700   $ 6,100    $ 324,400
                                                               ========
    Amounts representing interest and discounts.............                 (800)        (400)
                                                                          -------   ----------
    Carrying value of long-term debt and lease
      obligations...........................................              $ 5,300    $ 324,000
                                                                          =======     ========

     The net book value of capitalized lease property approximated $2.3 and $3.9 million at December 31, 1994 and 1995, respectively.

NOTE 10:  PREFERRED STOCK AND PREFERRED SHARE PURCHASE RIGHTS

     No shares of preferred stock are currently outstanding. The company's Board of Directors is authorized to issue up to 20,000,000 shares of preferred stock without further stockholder approval. The Board of Directors of the company is also authorized to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, with respect to any series of preferred stock.

     Should the Board of Directors elect to exercise its authority to issue any additional series of preferred stock, the rights, preferences and privileges of holders of the company's common stock would be made subject to the rights, preferences and privileges of such additional series.

                          CAREMARK INTERNATIONAL INC.

     In connection with the adoption of its Preferred Share Purchase Rights Plan (the "Rights Plan"), the company has designated and reserved for issuance upon exercise of such rights 2,000,000 shares of Series A Junior Participating Preferred Stock.

     The Board of Directors has authorized a Rights Plan in which common stockholders received a dividend of one preferred share purchase right (collectively, the "Rights") for each share of common stock held of record. Each Right entitles the registered holder to purchase from the company one one-hundredth of a share of Series A Junior Participating Preferred Stock for $85, subject to adjustment. The Rights will become exercisable (and transferable apart from the common stock) on the earlier of (1) 10 days following a public announcement that a person or group has acquired 15% or more of the common stock or (2) 10 business days following the commencement or announcement of an offer to acquire 15% or more of the common stock.

     If, after the Rights become exercisable, any person or group (the "Acquirer") acquires 15% or more of the common stock (except pursuant to an offer for all outstanding shares of common stock that the independent directors determine to be fair and otherwise in the best interests of the company and its stockholders), each Right may be exercised for common stock having a value of $170. In specified circumstances, each Right may be exercised for common stock of an acquiring entity having a value of $170. All Rights held by the Acquirer will be null and void. The company may generally redeem the Rights at a price of $.01 per Right at any time until 10 days following a public announcement that a person or group has acquired 15% or more of the common stock. The Rights will expire on November 30, 2002.

NOTE 11:  COMMON STOCK

     The company sponsors employee stock purchase plans that promote the sale of its common stock to employees. The purchase price to employees is the lower of 85% of the closing market price on the date of subscription or 85% of the closing market price on the date funds are actually used to purchase stock for employees. Stock purchase plan transactions for the indicated years are summarized below:

                                                                        1994                1995
                                                                    -------------       -------------
    Shares subscribed:
      Beginning of year...........................................        744,805             642,028
      Subscriptions...............................................        664,035             414,662
      Purchases...................................................       (614,290)           (481,101)
      Cancellations...............................................       (152,522)           (239,207)
                                                                    -------------       -------------
      End of year.................................................        642,028             336,382
                                                                    =============       =============
      Subscription price per share at end of year.................  $10.74-$22.10       $13.80-$22.10

     Expiration dates for outstanding subscriptions extend through 1997. The weighted average subscription price was $15.90 at December 31, 1995.

     The company offers participation in stock option plans to certain employees and individuals. All of the outstanding options under these plans were granted at 100% of market value of the stock on the dates of grant. The following table summarizes stock option transactions for the indicated years:

                                                                          1994               1995
                                                                      ------------       ------------
    Options outstanding:
      Beginning of year.............................................     9,754,915          9,561,416
      Granted.......................................................       805,500          1,849,800
      Exercised.....................................................      (344,271)          (811,981)
      Cancelled/expired.............................................      (654,728)        (1,949,075)
                                                                      ------------       ------------
      End of year...................................................     9,561,416          8,650,160
                                                                      ============       ============
      Option price per share:
      Exercised.....................................................  $7.71-$17.25       $6.45-$18.88
      Outstanding at end of year....................................  $6.45-$21.88       $6.45-$21.88

     Awarded options typically vest and become exercisable in incremental installments over five years and expire no later than 10 years and one day from the date of grant. There were 3,271,574 options exercisable at

                          CAREMARK INTERNATIONAL INC.

December 31, 1995. Expiration dates for outstanding options range from 1996 to 2005. The weighted average option price was $14.99 at December 31, 1995. The company expects to adopt, in 1996, the disclosure requirements of Statement of Financial Accounting Standards No. 123 -- Accounting for Stock-Based Compensation.

     Under various plans, Caremark has made grants of restricted common stock to provide incentive compensation to key employees and to provide incentives related to acquisitions. Restricted stock transactions for the indicated years are summarized below:

                                                                              1994            1995
                                                                           ----------       --------
    Restricted stock outstanding:
      Beginning of year..................................................   1,268,319        265,037
      Granted............................................................      14,800        280,784
      Cancelled..........................................................          --        (22,167)
      Vested (free of restrictions)......................................  (1,018,082)      (293,644)
                                                                           ----------       --------
      End of year........................................................     265,037        230,010
                                                                           ==========       =========

     The company issued contingent stock rights in connection with a 1992 acquisition that permit holders to receive, upon exercise, a number of shares of company common stock determined by reference to appreciation in excess of $16.56 in the per share market value of the company common stock. The contingent stock rights became exercisable on December 31, 1994. As of December 31, 1995, 789,303 rights were outstanding.

     In June 1995, Caremark issued 7.7 million common shares (at $19.50 per share) into a trust established to fund employee benefits over the next 10 years, including pension plan contributions, 401(k) matching contributions, and stock issued under option and employee purchase plans. The value of the common stock contributed has been reflected in the Balance Sheet in "common stock" ($7.7 million) and "additional contributed capital" ($142.5 million), with a corresponding offset of these amounts in the "shares held in trust" component of stockholders' equity. These shares will be issued from the trust over time as necessary to meet the company's benefit obligations and will have no impact on the weighted average common and common equivalent shares outstanding for earnings per share purposes until they are issued from the trust.

     The company's Board of Directors has authorized the purchase of common stock to fund various stock-based compensation programs and for acquisitions. The company purchased 1,496,666 shares of common stock for $27.2 million in 1995 and has been authorized to purchase up to an additional 1,400,000 shares through July 31, 1996.

     The company's common stock was reserved for issuance as follows at December 31:

                                                                                            1995
                                                                                         ----------
    Reserved common stock:
      Acquisitions.....................................................................   4,091,505
      Stock option plans...............................................................  11,416,270
      Stock purchase plans.............................................................     200,474
                                                                                         ----------
             Total shares reserved.....................................................  15,708,249
                                                                                         ==========

     Stockholders of record totaled 54,849 at December 31, 1994, versus 49,003 at the end of 1995.

     On October 31, 1995, the company's Board of Directors declared a third annual dividend of four cents per share on all outstanding common stock to stockholders of record on November 30, 1995. The dividend was paid on December 15, 1995.

NOTE 12:  RETIREMENT PROGRAMS

     The company sponsors retirement plans for all qualifying domestic employees and certain employees in other countries. Benefits are typically based on years of service and the employee's compensation during five of the last 10 years of employment as defined by the plans. The company's funding policy is to make contributions that meet or exceed the minimum requirements of the Employee Retirement Income Security Act of 1974, based on the projected unit credit actuarial cost method, and to limit such contributions to amounts currently deductible for tax reporting purposes.

                          CAREMARK INTERNATIONAL INC.

     The following table summarizes the components of net pension expense and related actuarial assumptions used at the January 1 valuation date for the respective years:

                                                                       1993        1994        1995
                                                                      -------     -------     -------
    Assumptions:
      Discount rate.................................................      8.0%       7.25%       8.75%
      Increase in compensation levels(1)............................      6.5%        5.0%        5.0%
      Expected long-term return on assets...........................     10.5%       10.5%        9.5%
    Components (in thousands):
      Service cost-benefits earned..................................  $ 3,800     $ 4,600     $ 2,100
      Interest cost on projected obligation.........................    1,600       2,300       2,200
      Actual return on assets.......................................    (,900)     (1,300)     (1,700)
      Net amortizations.............................................      500         700         100
                                                                      -------     -------     -------
      Net pension expense...........................................  $ 5,000     $ 6,300     $ 2,700
                                                                      ========    ========    ========

---------------

(1) The assumed annual rate of increase in compensation levels for 1993 was 4.0% for the Puerto Rico plans, which were merged into the U.S. plan as of December 31, 1993.

     As a result of the disposal of the Home Infusion business (see Note
4 -- Discontinued Operations), the company realized a curtailment gain of $0.9 million related to its pension plan. This gain has been included in the net gains on sales of discontinued operations in the Consolidated Statements of Operations.

     The following table presents the funded status of the plans, the net pension liability recognized in the consolidated balance sheets and related actuarial assumptions as of December 31:

                                                                          1994      1995
                                                                         -------   -------
    Assumptions:
      Discount rate....................................................     8.75%     7.25%
      Increase in compensation levels..................................      5.0%      5.0%
    Funded status and net pension liability (in thousands):
      Actuarial present value of benefit obligations:
         Vested benefits...............................................  $15,000   $22,200
         Accumulated benefits..........................................   17,000    25,000
         Effect of future salary increases.............................    6,600     7,200
                                                                         -------   -------
         Projected benefits............................................   23,600    32,200
    Less: plan assets at fair value(1).................................   15,000    20,900
                                                                         -------   -------
    Projected benefit obligations in excess of plan assets.............    8,600    11,300
    Less: unrecognized net loss........................................    1,700     4,800
                                                                         -------   -------
    Net pension liability..............................................  $ 6,900   $ 6,500
                                                                         =======   =======

---------------

(1) Primarily equity and fixed income securities.

     Pension expense under non-U.S. pension plans sponsored by the company for the benefit of foreign employees has not been significant.

     Most U.S. employees are eligible to participate in a qualified 401(k) plan. Participants may contribute up to 12% of their annual compensation (limited in 1995 to $9,240 per individual) to the plan and the company matches the participants' contributions up to 3% of compensation. Matching contributions made by the company were $5.7, $6.0 and $2.8 million in 1993, 1994 and 1995, respectively.

     The company has provided post-retirement health benefits to qualified employees and accrued for those costs over the service years of the employees in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The cost of this plan and related liability have not been significant to Caremark. As a result of the disposal of the Home Infusion business (see Note 4 -- Discontinued Operations), the company realized a curtailment gain of $1.2 million.

                          CAREMARK INTERNATIONAL INC.

This gain has been included in the net gains on sales of discontinued operations in the Consolidated Statements of Income. In addition, during 1995, Caremark terminated this plan, resulting in a reduction of the related liability of $2.2 million.

     In 1994, the company adopted Statement of Financial Accounting Standards No. 112 ("FAS 112"), "Employers' Accounting for Postemployment Benefits," which requires employers to accrue the cost of postemployment benefits (including salary continuation, severance and disability benefits, job training and counseling and continuation of benefits such as healthcare and life insurance coverage) to former or inactive employees. The adoption and ongoing impact of FAS 112 have not been material to the company's financial statements.

NOTE 13:  INCOME TAXES

     Income tax expense from continuing operations for the indicated years consists of:

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1993      1994       1995
                                                               -------   -------   --------
                                                                      (IN THOUSANDS)
    Current:
      Federal................................................  $15,800   $19,100   $ 39,100
      State and local........................................    5,200     5,600      7,500
                                                               -------   -------   --------
    Current income tax expense...............................   21,000    24,700     46,600
                                                               -------   -------   --------
    Deferred:
      Federal................................................   10,600    10,100    (29,800)
      State and local........................................    1,800     1,900     (5,500)
                                                               -------   -------   --------
    Deferred income tax expense (benefit)....................   12,400    12,000    (35,300)
                                                               -------   -------   --------
    Income tax expense from continuing operations............  $33,400   $36,700   $ 11,300
                                                               =======   =======   ========

     Foreign income was not significant in 1993, 1994 and 1995.

     Deferred tax assets (liabilities) under FAS 109 are composed of the following:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1994       1995
                                                                       --------   --------
                                                                         (IN THOUSANDS)
    Bad debt and sales allowances                                      $ 11,800   $  5,500
    Legal settlement costs...........................................        --     26,800
    Loss on investments..............................................        --     33,700
    Accrued compensation.............................................    10,100      6,300
    Other accrued expenses...........................................    11,400      2,500
    Net operating loss carryforwards.................................     2,900      3,300
    Valuation allowances.............................................    (2,900)    (3,300)
                                                                       --------   --------
    Deferred tax assets, net of valuation allowances.................    33,300     74,800
                                                                       --------   --------
    Accelerated depreciation and amortization........................   (23,400)   (33,100)
    Goodwill.........................................................   (16,900)        --
    Other timing.....................................................    (2,400)    (4,600)
                                                                       --------   --------
    Deferred tax liabilities.........................................   (42,700)   (37,700)
                                                                       --------   --------
    Net deferred tax assets (liabilities)............................  $ (9,400)  $ 37,100
                                                                       ========   ========

     The company has established valuation allowances for foreign net operating loss carryforwards. The $0.4 million net change in valuation allowances for 1995 is primarily attributable to the net change in these foreign net operating losses in the current year.

                          CAREMARK INTERNATIONAL INC.

     Income tax expense from continuing operations applicable to pre-tax income for financial reporting purposes differs from that calculated using the U.S. federal income tax rate for the following reasons:

                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                 1993      1994      1995
                                                                -------   -------   -------
                                                                      (IN THOUSANDS)
    Income tax expense at statutory rate......................  $28,100   $31,900   $11,000
    State and local taxes, net of federal tax benefit.........    4,200     4,600   $ 1,300
    Tax rate changes..........................................   (1,000)       --        --
    Other.....................................................    2,100       200    (1,000)
                                                                -------   -------   -------
    Income tax expense from continuing operations               $33,400   $36,700   $11,300
                                                                =======   =======   =======

     In connection with its 1992 distribution from Baxter International Inc. ("Baxter"), Caremark entered into a tax-sharing agreement with Baxter under which the company retained responsibility for its portion of federal income tax returns filed by Baxter for the years after 1987.

     Undistributed earnings of certain foreign subsidiaries that the company expects to be permanently reinvested totaled $6.1 million as of December 31, 1995.

NOTE 14:  COMMITMENTS AND CONTINGENT LIABILITIES

     In June 1995, Caremark agreed to settle the investigation of the company with the U.S. Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services (the "OIG"), the Veterans Administration, the Federal Employee Health Benefits Program, the Civilian Health and Medical Program of the Uniformed Services and related state investigative agencies in all 50 states and the District of Columbia. Under the terms of the settlement, which covered allegations dating back to 1986, a subsidiary of Caremark pled guilty to two counts of mail fraud -- one each in Minnesota and Ohio. The settlement allows Caremark to continue participating in Medicare, Medicaid and other government healthcare programs.

     Under the settlement, Caremark agreed to make civil payments of $85.3 million to the federal government in installments, $20.0 million of which remains payable in June 1996, and $44.6 million to the states. The plea agreement imposed $29.0 million in federal criminal fines. In addition, Caremark contributed $2.0 million to a grant program set up under the Ryan White Comprehensive AIDS Resources Emergency (CARE) Act. The company took an after-tax charge to discontinued operations of $154.8 million in 1995 for these settlement payments, costs to defend ongoing derivative, security and related lawsuits, and other associated costs. There can be no assurance that the ultimate costs related to this settlement will not exceed these estimates.

     In March 1996, the company agreed to settle all disputes with a number of private payors. The settlements will result in an after-tax cost of approximately $42.3 million. These disputes relate to businesses that were covered by Caremark's settlement with federal and state agencies in June 1995. In addition, Caremark will pay $23.3 million after-tax to cover the private payors' pre-settlement and settlement-related expenses. An after-tax charge for the above amounts will be recorded in first quarter 1996 discontinued operations. Caremark may pay the settlement amounts in 1996 and 1997 or, under certain circumstances, in semi-annual installments, including interest through 1999. No agreement, contract or other business relationship in existence at the time of the settlements will be terminated or negatively affected by the settlement agreements. The parties have also agreed to negotiate in good faith to maintain or enhance ongoing business relationships. The company's lenders have waived the impact of these settlements on the financial covenants under its existing credit facility through September 15, 1996. The company currently expects to enter into revised credit facilities prior to this date.

     The company does not believe that the above-referenced settlements will materially affect its ability to pursue its long-term business strategy. There can be no assurances, however, that additional costs, claims and damages will not occur.

                          CAREMARK INTERNATIONAL INC.

     In August and September 1994, stockholders, each purporting to represent a class, filed complaints against Caremark and certain officers and employees of Caremark in the United States District Court for the Northern District of Illinois, alleging violations of the Securities Act of 1933 and the Securities Exchange Act of 1934, and fraud and negligence in connection with public disclosures by Caremark regarding Caremark's business practices and the status of the investigation discussed above. The complaints seek unspecified damages, declaratory and equitable relief, and attorneys' fees and expenses. The parties continue to engage in discovery proceedings. The company intends to defend this case vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of this matter.

     In August 1994 and July 1995, stockholders filed derivative actions on behalf of Caremark against the company, its directors and certain employees of Caremark in the Court of Chancery of the State of Delaware, the United States District Court for the Northern District of Illinois and the Circuit Court of Cook County in Chicago, Illinois alleging breaches of fiduciary duty, negligence in connection with Caremark's conduct of the business and lack of corporate controls, and seeking unspecified damages, and attorneys' fees and expenses. In June 1995, the parties to the Delaware derivative action entered into a memorandum of understanding providing for the terms of settlement of all claims asserted in that case. Although the proposed settlement does not contemplate the payment of any damages by any defendant, plaintiffs are expected to seek an award of attorneys' fees and expenses in conjunction with any approval of the settlement. The proposed settlement of the Delaware derivative action is subject to a number of conditions and the Delaware court is expected to consider the proposed settlement in mid-1996. The Illinois and Cook County courts have entered stays of all proceedings in those actions pending resolution of the Delaware derivative action. In the event the proposed settlement of the Delaware derivative action is approved by the Delaware court, Caremark anticipates that the Illinois and Cook County derivative actions will be dismissed. If the proposed settlement is not approved, Caremark intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolutions of these matters.

     In late August 1994, certain patients of a physician who prescribed human growth hormone distributed by Caremark and the sponsor of health insurance plan of one of those patients filed complaints against Caremark, employees of Caremark and others in the United States District Court for the District of Minnesota. Each complaint purported to be on behalf of a class and alleged violations of the federal mail and wire fraud statutes, the federal conspiracy statute and the state consumer fraud statute, as well as conspiracy to breach a fiduciary duty, negligence and fraud. Each complaint sought unspecified treble damages, and attorneys' fees and expenses. In July 1995, another patient of the same physician filed a separate complaint in the District of South Dakota against the physician, Caremark and another corporation alleging violations of the federal laws prohibiting payment of remuneration to induce referral of Medicare and Medicaid beneficiaries, and the federal mail fraud and conspiracy statutes. The complaint also alleges the intentional infliction of emotional distress and seeks trebling of at least $15.9 million in general damages, attorneys' fees and costs, and an award of punitive damages. In August 1995, the parties to the case filed in South Dakota agreed to a stay of all proceedings until final judgment has been entered in a criminal case that is presently pending against this physician. Caremark intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of these matters.

     In September 1995, Coram filed a complaint against Caremark International Inc. and its subsidiary, Caremark Inc., and 50 unnamed individual defendants in the Superior Court of California in San Francisco. The complaint, which arises from Caremark's sale to Coram of Caremark's Home Infusion business (see Note
4 -- Discontinued Operations), alleges breach of the Asset Sale and Note Purchase Agreement and related contracts for the transaction, fraud, negligent misrepresentation and a right to contractual indemnity. Requested relief includes specific performance, declaratory and injunctive relief, and damages of $5.2 billion. In November 1995, Coram also stated that if they prevail in this litigation, they will cancel any debt it owes the company with respect to the securities issued for the sale. Although the company cannot predict with certainty the outcome of these proceedings, based on information currently available, management believes that the ultimate resolution of this matter is not likely to have a material adverse effect on Caremark's results of operations, cash flows or financial position.

                          CAREMARK INTERNATIONAL INC.

     The company intends to defend vigorously the Coram lawsuit. In October 1995, Caremark filed motions in California Superior Court in San Francisco seeking dismissal of this lawsuit. The San Francisco court subsequently dismissed the case against Caremark (but not against Caremark Inc.) on the basis of lack of jurisdiction. Caremark also filed a lawsuit in the U.S. District Court in Chicago claiming Coram committed securities fraud in its sale of Caremark's Home Infusion business to Coram. This case, which has been dismissed, is on appeal and Caremark has filed counterclaims to the suit pending in San Francisco against Caremark Inc.

     Beginning in September 1994, Caremark was named as a defendant in a series of new lawsuits added to a pending group of actions brought in 1993 under the antitrust laws by local and chain retail pharmacies against brand name pharmaceutical manufacturers, wholesalers and prescription benefit managers other than Caremark. The new lawsuits, filed in federal district courts in at least 38 states (including the United States District Court for the Northern District of Illinois), allege that at least 24 pharmaceutical manufacturers provided unlawful price and service discounts to certain favored buyers and conspired among themselves to deny similar discounts to the complaining retail pharmacies (approximately 3,900 in number). The complaints charge that certain defendant prescription benefit managers, including Caremark, were favored buyers who knowingly induced or received discriminatory prices from the manufacturers, in violation of the Robinson-Patman Act. Each complaint seeks unspecified treble damages, declaratory and equitable relief, and attorneys' fees and expenses. On April 21, 1995, the Court entered a stay of pretrial proceedings as to certain Robinson-Patman Act claims in this litigation, including the Robinson-Patman Act claims brought against Caremark, pending the conclusion of a first trial of certain of such claims brought by a limited number of plaintiffs against five defendants not including Caremark. The company intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of this matter.

     In December 1994, Caremark was notified by the Federal Trade Commission (the "FTC") that it was conducting a civil investigation of the industry concerning whether acquisitions, alliances, agreements or activities between pharmacy benefit managers and pharmaceutical manufacturers, including Caremark's alliance agreements with certain drug manufacturers, violate Sections 3 or 7 or the Clayton Act or Section 5 of the Federal Trade Commission Act. The specific nature, scope, timing and outcome of the investigation are not currently determinable. Under the statutes, if violations are found, the FTC could seek remedies in the form of injunctive relief to set aside or modify Caremark's alliance agreements and an order to cease and desist from certain marketing practices and from entering into or continuing with certain types of agreements. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of this matter.

     Caremark is party to various other commitments, claims and routine litigation arising in the ordinary course of business. Based on the advice of counsel, management does not believe that the result of such other commitments, claims and litigation, individually or in the aggregate, will have a material effect on the company's business or its results of operations, cash flows or financial position.

                          CAREMARK INTERNATIONAL INC.

NOTE 15:  QUARTERLY FINANCIAL RESULTS (UNAUDITED)

     Presented below is a summary of the unaudited consolidated quarterly financial information for the years ended December 31, 1994 and 1995.

                                                                        QUARTER
                                                      -------------------------------------------
                                                       FIRST     SECOND(2)    THIRD     FOURTH(3)
                                                      --------   ---------   --------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
1994
Net revenues........................................  $370,200   $ 457,500   $460,400   $ 487,100
Gross profit........................................  $ 59,300   $  59,500   $ 62,500   $  73,300
Operating income from continuing operations.........  $ 21,300   $  20,900   $ 24,400   $  33,100
Income from continuing operations...................  $ 11,300   $  10,400   $ 13,800   $  19,000
Net income..........................................  $  4,300   $  23,200   $ 25,700   $  27,100
Earnings per share from continuing operations(1)
  Primary...........................................  $   0.15   $    0.14   $   0.18   $    0.25
  Fully diluted.....................................  $   0.15   $    0.14   $   0.18   $    0.25
Net earnings per share(1)
  Primary...........................................  $   0.06   $    0.32   $   0.34   $    0.36
  Fully diluted.....................................  $   0.06   $    0.32   $   0.34   $    0.36
Common stock prices:
  High..............................................  $  22.88   $   20.25   $  26.75   $   25.00
  Low...............................................  $  17.50   $   15.75   $  16.75   $   16.63
1995
Net revenues........................................  $534,100   $ 586,000   $606,400   $ 647,800
Gross profit........................................  $ 70,700   $  87,700   $ 97,600   $ 101,900
Operating income from continuing operations.........  $ 25,700   $  29,600   $ 35,300   $  36,000
Income (loss) from continuing operations............  $ 13,100   $  17,400   $19 ,400   $ (29,700)
Net income (loss)...................................  $ 21,400   $(130,400)  $ 13,600   $ (20,900)
Earnings (loss) per share from continuing
  operations(1)
  Primary...........................................  $   0.18   $    0.23   $   0.26   $   (0.39)
  Fully diluted.....................................  $   0.18   $    0.23   $   0.26   $   (0.39)
Net earnings (loss) per share(1)
  Primary...........................................  $   0.29   $   (1.75)  $   0.18   $   (0.28)
  Fully diluted.....................................  $   0.29   $   (1.75)  $   0.18   $   (0.28)
Common stock prices:
  High..............................................  $  19.88   $   21.88   $  22.75   $   21.13
  Low...............................................  $  16.25   $   16.88   $  19.00   $   17.88

---------------

(1) The sum of quarterly earnings per share amounts may not equal full-year amounts due to differences in average common and common equivalent shares outstanding for the respective periods.
(2) Second quarter 1995 net loss reflects a $145.0 million ($1.94 per share) after-tax charge related to the settlement of the government investigation described in Note 14.
(3) Fourth quarter 1995 loss from continuing operations includes a special after-tax charge of $52.0 million ($0.69 per share) to reflect a decline in value of investments.

                          CAREMARK INTERNATIONAL INC.

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                                                    JUNE 30,
                                                                                      1996
                                                                                 --------------
                                                                                 (IN THOUSANDS)
  Current assets:
    Cash and equivalents.......................................................    $   49,000
    Restricted cash............................................................        14,000
    Accounts receivable, net...................................................       376,300
    Inventories................................................................        99,600
    Short-term deferred income taxes...........................................        64,200
    Prepaid expenses and other current assets..................................        23,800
                                                                                   ----------
            Total current assets...............................................       626,900
                                                                                   ----------
  Property and equipment, net..................................................       366,700
  Goodwill and other intangible assets.........................................       320,500
  Other noncurrent assets......................................................        89,500
  Long-term deferred income tax asset..........................................            --
                                                                                   ----------
            Total assets.......................................................    $1,403,600
                                                                                   ==========
  Current liabilities:
    Short-term debt............................................................    $  289,600
    Accounts payable, trade and other..........................................       377,200
    Accrued liabilities........................................................       146,700
                                                                                   ----------
            Total current liabilities..........................................       813,500
                                                                                   ----------
  Long-term debt and lease obligations.........................................       130,200
  Long-term deferred income tax liability......................................        42,200
  Other noncurrent liabilities.................................................        29,700
  Contingent liabilities (Note 5)
  Stockholders' equity:
    Preferred stock, $.01 par value, authorized 20,000,000 shares, none
       issued..................................................................            --
    Common stock, $1 par value, authorized 200,000,000 shares, issued
       82,269,462 shares in 1996...............................................        82,200
    Additional contributed capital.............................................       199,600
    Shares held in trust, 7,700,000 shares.....................................      (150,200)
    Retained earnings..........................................................       256,400
                                                                                   ----------
  Total stockholders' equity...................................................       388,000
                                                                                   ----------
  Total liabilities and stockholders' equity...................................    $1,403,600
                                                                                   ==========

          See accompanying notes to consolidated financial statements.

                          CAREMARK INTERNATIONAL INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                              SIX MONTHS
                                                                            ENDED JUNE 30,
                                                                        -----------------------
                                                                           1995         1996
                                                                        ----------   ----------
                                                                         (IN THOUSANDS, EXCEPT
                                                                            PER SHARE DATA)
Net revenues..........................................................  $1,120,100   $1,569,600
Cost of goods and services sold.......................................     961,800    1,349,600
Marketing and administrative expenses.................................      93,000      132,100
Provision for doubtful accounts.......................................      10,000       14,600
                                                                        ----------   ----------
Operating income from continuing operations...........................      55,300       73,300
Non-operating expense (income):
  Interest expense, net...............................................       4,900        9,300
  Other...............................................................        (400)        (400)
                                                                        ----------   ----------
Income from continuing operations before income taxes.................      50,800       64,400
Income tax expense....................................................      20,300       22,900
                                                                        ----------   ----------
Income from continuing operations.....................................      30,500       41,500
Discontinued operations:
  Operating loss from discontinued operations, net of income taxes of
     $(57,500) and $(39,500) in 1995 and 1996, respectively...........    (146,600)     (68,900)
  Gain on sale of discontinued operations, net of income taxes of
     $4,700 and $1,400 in 1995 and 1996, respectively.................       7,100        2,100
                                                                        ----------   ----------
  Income (loss) from discontinued operations..........................    (139,500)     (66,800)
                                                                        ----------   ----------
Net income (loss).....................................................  $ (109,000)  $  (25,300)
                                                                         =========    =========
Earnings (loss) per common and common equivalent share:
  Primary
     Income from continuing operations................................  $     0.41   $     0.54
     Operating income (loss) from discontinued operations.............  $    (1.98)  $    (0.89)
     Gain on sale of discontinued operations..........................  $     0.10   $     0.03
     Net income (loss)................................................  $    (1.47)  $    (0.33)
  Fully Diluted
     Income from continuing operations................................  $     0.41   $     0.54
     Operating income (loss) from discontinued operations.............  $    (1.98)  $    (0.89)
     Gain on sale of discontinued operations..........................  $     0.09   $     0.03
     Net income (loss)................................................  $    (1.47)  $    (0.33)
Weighted average common and common equivalent shares outstanding:
  Primary.............................................................      74,200       77,400
  Fully diluted.......................................................      74,800       77,400

          See accompanying notes to consolidated financial statements.

                          CAREMARK INTERNATIONAL INC.

                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                         ---------------------
                                                                           1995        1996
                                                                         ---------   ---------
                                                                            (IN THOUSANDS)
                                                                         BRACKETS DENOTES CASH
                                                                               OUTFLOWS
Cash flows from continuing operations:
  Income from continuing operations....................................  $  30,500   $  41,500
Adjustments for non-cash items:
  Provision for doubtful accounts......................................     10,000      14,600
  Depreciation and amortization........................................     14,400      25,000
  Deferred income taxes................................................      6,500      38,000
Changes in balance sheet items:
  Accounts receivable..................................................    (54,500)    (26,100)
  Inventories..........................................................        500      14,800
  Payables and accrued liabilities.....................................     56,500     (16,100)
  Prepaids and other...................................................      1,900      (6,500)
                                                                         ---------   ---------
Cash flows from continuing operations..................................     65,800      85,200
                                                                         ---------   ---------
Cash flows from investing activities:
  Capital expenditures.................................................    (33,000)    (48,400)
  Acquisitions, net of cash received...................................   (141,000)    (71,600)
                                                                         ---------   ---------
Cash flows from investing activities...................................   (174,000)   (120,000)
                                                                         ---------   ---------
Cash flows from financing activities:
  Net issuances of debt and lease obligations..........................    (52,200)     27,500
  Stock issued under employee benefit plans............................     11,700      19,800
  Purchases of treasury stock..........................................    (19,900)         --
                                                                         ---------   ---------
Cash flows from financing activities...................................    (60,400)     47,300
                                                                         ---------   ---------
Cash flows from discontinued operations, net of divestiture proceeds...    158,000      22,100
                                                                         ---------   ---------
Increase (decrease) in cash and equivalents............................    (10,600)     34,600
Cash and equivalents, beginning of period..............................     32,100      28,400
                                                                         ---------   ---------
Cash and equivalents, end of period....................................  $  21,500   $  63,000
                                                                         =========   =========

          See accompanying notes to consolidated financial statements.

                          CAREMARK INTERNATIONAL INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 JUNE 30, 1996

NOTE 1:  FINANCIAL INFORMATION

     The unaudited interim consolidated financial statements of Caremark International Inc. and its subsidiaries (the "company" or "Caremark") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in the company's 1995 Annual Report to Stockholders.

     In the opinion of management, the unaudited interim consolidated financial statements reflect all normal and recurring adjustments necessary for a fair presentation of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

NOTE 2:  INVENTORIES

     Inventories of $99.6 million at June 30, 1996 consist primarily of finished goods.

NOTE 3:  DISCONTINUED OPERATIONS

     During 1995 Caremark divested its Clozaril Patient Management System, Home Infusion business, Oncology Management Services business and Caremark Orthopedic Services, Inc. subsidiary. Effective February 29, 1996, the company sold its Nephrology Services business to Total Renal Care, Inc. for $49.0 million in cash, subject to certain post-closing adjustments. The after-tax gain on disposition of this business, net of disposal costs, was $2.1 million.

     In accordance with APB 30, which addresses the reporting for disposition of business segments, the company's consolidated financial statements present the operating income and net assets of these discontinued operations separately from continuing operations. Prior periods have been restated to conform with this presentation.

     First quarter 1996 discontinued operations also reflects a $65.6 million after-tax charge related to the settlements with private payors discussed in
Note 5 and a $3.3 million charge for a reduction in the amount expected to be realized for deferred state income tax net operating loss benefits related to discontinued operations.

NOTE 4:  ACQUISITIONS

     In January 1996, Caremark completed its agreement with CIGNA Healthcare of California, a managed healthcare subsidiary of CIGNA Corporation, to acquire substantially all of the assets of CIGNA Medical Group, CIGNA Healthcare's Los Angeles area staff model delivery system ("CIGNA"). The transaction has been accounted for by the purchase method of accounting. The accounting related to this transaction remains subject to purchase accounting adjustments pending completion of valuations and analysis to determine the respective fair values of assets received and liabilities assumed. These valuations are expected to be completed no later than the fourth quarter of 1996.

NOTE 5:  CONTINGENT LIABILITIES

     In May 1996, two stockholders, each purporting to represent a class, filed (but have not yet served) complaints against Caremark and each of its directors in the Court of Chancery of the State of Delaware alleging breached of the directors' fiduciary duty in connection with Caremark's proposed merger with Medpartners/Mullikin, Inc. The complaints seek unspecified damages, injunctive relief, and attorneys' fees

                          CAREMARK INTERNATIONAL INC.

and expenses. The Company intends, if served, to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of these matters.

     On September 11, 1995, Coram Healthcare Company ("Coram") filed a complaint in the San Francisco Superior Court against Caremark International Inc. and its subsidiary, Caremark Inc., and 50 unnamed individual defendants. The complaint, which arises from Caremark's sale to Coram of Caremark's Home Infusion business in April 1995 for approximately $209.0 million in cash and $100.0 million in securities, alleges breach of the Asset Sale and Note Purchase Agreement dated January 29, 1995 as amended on April 1, 1995 between Coram and the company, breach of related contracts, fraud, negligent misrepresentation and a right to contractual indemnity. Requested relief in Coram's amended complaint includes specific performance, declaratory relief, injunctive relief, and damages of $5.2 billion. The company filed motions in October 1995 in the Superior Court of California seeking (i) to strike certain causes of action due to the speculative nature of the claims and damages asserted and (ii) dismissal of Coram's lawsuit on grounds of lack of jurisdiction over Illinois-based Caremark. The Superior Court of California subsequently dismissed the case against the company (but not against Caremark Inc.) on the basis of lack of jurisdiction. Caremark also filed a lawsuit in the U.S. District Court in Chicago claiming that Coram committed securities fraud in its sale to the company of its securities in connection with the sale of the company's Home Infusion business to Coram. This case, which has been dismissed, is on appeal and the company has filed counterclaims to the lawsuit pending in San Francisco. Coram's lawsuit is currently in the discovery phase.

     Although the company cannot predict with certainty the outcome of these proceedings, based on information currently available, management believes that the ultimate resolution of this matter is not likely to have a material adverse effect on Caremark's results of operations, cash flows or financial position. The company intends to defend these cases vigorously.

     In May 1996, three pharmacies, purporting to represent a class consisting of all of Caremark's competitors in the alternate site infusion therapy industry, filed a complaint against Caremark, a subsidiary of Caremark, and two other corporations in the United States District Court for the District of Hawaii alleging violations of the federal conspiracy statute, the antitrust laws and of California's unfair business practice statute. The complaint seeks unspecified treble damages, and attorneys' fees and expenses. Caremark intends to defend this case vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of this matter.

     In August and September 1994, stockholders, each purporting to represent a class, filed complaints against Caremark and certain officers and employees of Caremark in the United States District Court for the Northern District of Illinois, alleging violations of the Securities Act of 1933 and the Securities Exchange Act of 1934, and fraud and negligence in connection with public disclosures by Caremark regarding Caremark's business practices and the status of the OIG investigation discussed below. The complaints seek unspecified damages, declaratory and equitable relief, and attorneys' fees and expenses. In June 1996, the complaint filed by one group of stockholders alleging violations of the Securities Exchange Act of 1934 only, was certified as a class. The parties to all of the complaints continue to engage in discovery proceedings. The company intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of these matters.

     In August 1994 and July 1995, stockholders filed derivative actions on behalf of Caremark in the Court of Chancery of the State of Delaware, the United States District Court for the Northern District of Illinois and the Circuit Court of Cook County in Chicago, Illinois alleging breaches of fiduciary duty, negligence in connection with Caremark's conduct of the business and lack of corporate controls, and seeking unspecified damages, attorneys' fees and expenses. In June 1996, the parties entered into a Stipulation and Agreement of Compromise and Settlement which established proposed terms for the settlement of the case. The Delaware court will conduct a hearing on August 16, 1996 to consider the proposed settlement. Although the proposed settlement does not contemplate the payment of any damages by any defendant, plaintiffs are expected to seek

                          CAREMARK INTERNATIONAL INC.

an award of attorneys' fees and expenses not in excess of $1.025 million in conjunction with any approval of the settlement. The Illinois and Cook County Courts have entered stays of all proceedings in those actions pending resolution of the Delaware derivative action. In the event the proposed settlement of the Delaware derivative action is approved by the Delaware court, Caremark anticipates that the Illinois and Cook County derivative actions will be dismissed. If the proposed settlement is not approved, Caremark intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of these matters.

     In late August 1994, certain patients of a physician who prescribed human growth hormone distributed by Caremark and the sponsor of a health insurance plan of one of those patients filed complaints against Caremark, employees of Caremark and others in the United States District Court for the District of Minnesota. Each complaint purported to be on behalf of a class and alleged violations of the federal mail and wire fraud statutes, the federal conspiracy statute and the state consumer fraud statute, as well as conspiracy to breach a fiduciary duty, negligence and fraud. Each complaint sought unspecified treble damages, and attorneys' fees and expenses. In July 1996, these plaintiffs also served (but have not yet filed) a separate lawsuit in the Minnesota State Court in the County of Hennepin against a subsidiary of Caremark purporting to be on behalf of a class and alleging all of the claims contained in the complaint filed with the Minnesota federal court other than the federal claims contained therein. The complaint seeks unspecified damages, attorneys' fees and expenses and an award of punitive damages. In July 1995, another patient of the same physician filed a separate complaint in the District of South Dakota against the physician, Caremark and another corporation alleging violations of the federal laws prohibiting payment of remuneration to induce referral of Medicare and Medicaid beneficiaries, and the federal mail fraud and conspiracy statutes. The complaint also alleges the intentional infliction of emotional distress and seeks trebling of at least $15.9 million in general damages, attorneys' fees and costs, and an award of punitive damages. In August 1995, the parties to the case filed in South Dakota agreed to a stay of all proceedings until final judgment has been entered in a criminal case that is presently pending against this physician. Caremark intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of these matters.

     Beginning in September 1994, Caremark was named as a defendant in a series of new lawsuits added to a pending group of actions brought in 1993 under the antitrust laws by local and chain retail pharmacies against brand name pharmaceutical manufacturers, wholesalers and prescription benefit managers other than Caremark. The new lawsuits, filed in federal district courts in at least 38 states (including the United States District Court for the Northern District of Illinois), allege that at least 24 pharmaceutical manufacturers provided unlawful price and service discounts to certain favored buyers and conspired among themselves to deny similar discounts to the complaining retail pharmacies (approximately 3,900 in number). The complaints charge that certain defendant prescription benefit managers, including Caremark, were favored buyers who knowingly induced or received discriminatory prices from the manufacturers, in violation of the Robinson-Patman Act. Each complaint seeks unspecified treble damages, declaratory and equitable relief, and attorneys' fees and expenses. On April 21, 1995, the Court entered a stay of pre-trial proceedings as to certain Robinson-Patman Act claims in this litigation, including the Robinson-Patman Act claims brought against Caremark, pending the conclusion of a first trial of certain of such claims brought by a limited number of plaintiffs against five defendants not including Caremark. The company intends to defend these cases vigorously. Management is unable to estimate at this time the impact, if any, of the ultimate resolution of this matter.

     In December 1994, Caremark was notified by the Federal Trade Commission (the "FTC") that it was conducting a civil investigation of the industry concerning whether acquisitions, alliances, agreements or activities between pharmacy benefit managers and pharmaceutical manufacturers, including Caremark's alliance agreements with certain drug manufacturers, violate Sections 3 or 7 of the Clayton Act or Section 5 of the Federal Trade Commission Act. The specific nature, scope, timing and outcome of this investigation are not currently determinable. Under the statutes, if violations are found, the FTC could seek remedies in the

                          CAREMARK INTERNATIONAL INC.

form of injunctive relief to set aside or modify Caremark's alliance agreements and an order to cease and desist from certain marketing practices and from entering into or continuing with certain types of agreements. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of this matter.

     In March 1996, the company agreed to settle all disputes with a number of private payors. The settlements resulted in an after-tax charge of $42.3 million. These disputes relate to businesses that were covered by Caremark's settlement with federal and state agencies in June 1995 discussed below. In addition, Caremark will pay $23.3 million after-tax to cover the private payors' pre-settlement and settlement-related expenses. An after-tax charge for the above amounts has been recorded in first quarter 1996 discontinued operations. Caremark may pay the settlement amounts in 1996 and 1997 or, under certain circumstances, in semi-annual installments, including interest, through 1999. No agreement, contract or other business relationship in existence at the time of the settlements will be terminated or negatively affected by the settlement agreements. The parties have also agreed to negotiate in good faith to maintain or enhance ongoing business relationships. The company's lenders have waived the impact of these settlements on the financial covenants under its existing credit facility through September 15, 1996. The company currently expects to enter into revised credit facilities prior to this date.

     In June 1995, Caremark agreed to settle an investigation of the company with the U.S. Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the Veterans Administration, the Federal Employees Health Benefits Program, the Civilian Health and Medical Program of the Uniformed Services and related state investigative agencies in all 50 states and the District of Columbia (the "OIG investigation"). The company took an after-tax charge to discontinued operations of $154.8 million in 1995 for these settlement payments, costs to defend ongoing derivative, security and related lawsuits, and other associated costs.

     The company does not believe that the above-referenced settlements will materially affect its ability to pursue its long-term business strategy. There can be no assurances, however, that additional costs, claims and damages will not occur or that the ultimate costs related to the settlements will not exceed these estimates.

     Caremark is party to various other commitments, claims and routine litigation arising in the ordinary course of business. Management does not believe that the result of such commitments, claims and litigation, individually or in the aggregate, will have a material effect on the company's business or its income, cash flows or financial condition.

NOTE 6:  MERGER

     On May 13, 1996, Caremark and MedPartners/Mullikin, Inc. ("MedPartners") signed a definitive agreement to merge. Under the terms of the agreement, which has been approved by the Boards of Directors of both companies, each Caremark share will be converted into MedPartners common stock at a fixed ratio of 1.21 shares of MedPartners per Caremark share. The merger is expected to close in the third quarter of 1996 and is subject to stockholder and regulatory approval.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
New Management

     We have audited the accompanying balance sheets of New Management (a California general partnership) (the Partnership) as of December 31, 1994 and 1995, and the related statements of income, partners' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Management at December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Birmingham, Alabama
July 26, 1996

                                 NEW MANAGEMENT
                       (A CALIFORNIA GENERAL PARTNERSHIP)

                                 BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1995
                                                                    -----------     -----------
                                            ASSETS
Current assets:
  Cash............................................................  $    55,197     $    13,445
  Administrative capitation fee receivable........................      267,277              --
  Other receivables...............................................          162             162
  Due from related parties........................................       56,827          58,976
                                                                    -----------     -----------
          Total assets............................................  $   379,463     $    72,583
                                                                     ==========      ==========
                             LIABILITIES AND PARTNERS' DEFICIENCY
Current liabilities:
  Current portion of long term debt...............................  $   114,590     $   123,793
  Accounts payable................................................        4,900           1,113
  Due to affiliate................................................           --          15,577
  Deferred income.................................................           --           1,593
  Accrued interest payable........................................       19,023          18,283
                                                                    -----------     -----------
          Total current liabilities...............................      138,513         160,359
Long-term debt, net of current portion............................    2,831,001       2,707,208
Partners' deficiency..............................................   (2,590,051)     (2,794,984)
                                                                    -----------     -----------
          Total liabilities and partners' deficiency..............  $   379,463     $    72,583
                                                                     ==========      ==========

See accompanying notes.

                                 NEW MANAGEMENT
                       (A CALIFORNIA GENERAL PARTNERSHIP)

                              STATEMENTS OF INCOME

                                                                      YEARS ENDED DECEMBER 31,
                                                                      -------------------------
                                                                         1994           1995
                                                                      ----------     ----------
Net revenue.........................................................  $3,084,648     $2,947,577
                                                                      ----------     ----------
Expenses:
  Administrative and executive fees.................................     163,808        189,300
  Management fee....................................................          --         15,577
  Accounting and legal..............................................      55,655        109,042
  Interest..........................................................     232,170        223,590
                                                                      ----------     ----------
          Total expenses............................................     451,633        537,509
                                                                      ----------     ----------
Net income..........................................................  $2,633,015     $2,410,068
                                                                       =========      =========

See accompanying notes.

                                 NEW MANAGEMENT
                       (A CALIFORNIA GENERAL PARTNERSHIP)

                       STATEMENTS OF PARTNERS' DEFICIENCY

Balance at December 31, 1993....................................................  $(2,902,752)
  Net income....................................................................    2,633,015
  Contributions.................................................................           87
  Distributions.................................................................   (2,320,401)
                                                                                  -----------
Balance at December 31, 1994....................................................   (2,590,051)
  Net income....................................................................    2,410,068
  Distributions.................................................................   (2,615,001)
                                                                                  -----------
Balance at December 31, 1995....................................................  $(2,794,984)
                                                                                   ==========

See accompanying notes.

                                 NEW MANAGEMENT
                       (A CALIFORNIA GENERAL PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                                      -------------------------
                                                                         1994          1995
                                                                      -----------   -----------
OPERATING ACTIVITIES:
  Net income........................................................  $ 2,633,015   $ 2,410,068
  Adjustments to reconcile net income to net cash provided by operating activities:
     Changes in assets and liabilities:
       (Increase) decrease in capitation fee receivable.............     (150,510)      267,277
       (Increase) decrease in due from related parties..............      439,999        (2,149)
       Increase in other receivables................................          (77)           --
       Increase (decrease) in accounts payable......................        4,900        (3,787)
       Increase in due to affiliate.................................           --        15,577
       Increase in deferred income..................................           --         1,593
       Decrease in accrued interest payable.........................         (686)         (740)
                                                                      -----------   -----------
          Net cash provided by operating activities.................    2,926,641     2,687,839
                                                                      -----------   -----------
FINANCING ACTIVITIES:
  Principal payments on long-term debt..............................     (106,070)     (114,590)
  Additional partner contributions..................................           87            --
  Distributions to partners.........................................   (2,320,401)   (2,615,001)
  Decrease in distributions payable.................................     (500,000)           --
                                                                      -----------   -----------
          Net cash used in financing activities.....................   (2,926,384)   (2,729,591)
                                                                      -----------   -----------
          Net increase (decrease) in cash...........................          257       (41,752)
Cash at beginning of year...........................................       54,940        55,197
                                                                      -----------   -----------
Cash at end of year.................................................  $    55,197   $    13,445
                                                                       ==========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid on borrowings.......................................  $   232,855   $   224,330
                                                                       ==========    ==========

See accompanying notes.

                                 NEW MANAGEMENT
                       (A CALIFORNIA GENERAL PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     New Management (NM), a California general partnership, was formed and commenced operations on July 31, 1992. The partnership was formed for the purpose of providing management services in connection with the delivery of healthcare services to patients who are enrollees of certain health maintenance organizations which have contracted with West Hills Hospital (Hospital) located in West Hills, California. Approximately 100% of the organization's revenue was provided under contract with the hospital.

     Partnership income and losses are allocated to the respective partners based on percentage ownership subject to certain provisions as defined in the partnership agreement.

  Basis of Presentation

     The financial statements have been prepared on the accrual basis of accounting.

  Management Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and notes. Actual results could differ from those estimates.

  Administrative Capitation Fee

     NM contracts with West Hills Hospital under a Managed Care Agreement. Under the terms of the agreement, NM provides certain administrative services to enrollees in various health plans that have contracted with West Hills Hospital in exchange for an administrative fee based upon various components including a percentage of capitation revenue and utilization results. The contract which commenced August 10, 1992 has a term of ten years with an automatic five year renewal. Premiums are due monthly and are recognized as revenue by NM during the period in which Community Medical Group (CMG), under a management agreement with NM, and NM are obligated to provide services to the enrollees.

  Income Taxes

     As a partnership, the income and expenses of the partnership are allocated to the respective partners; as such, the partnership does not pay federal or state income taxes. Accordingly, no provision for income taxes has been included in the accompanying financial statements.

2.  ADMINISTRATIVE CAPITATION FEE RECEIVABLE

     The capitation fee receivable represents amounts owed to NM from the Hospital under the terms of the management agreement. The amount, which relates to the period January 1, 1994 through August 31, 1994, was received in February 1995.

3.  LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                                     1994           1995
                                                                  ----------     ----------
    Note payable to Hospital, monthly payments of principal and interest (7.75%) of $28,238 due through July 1, 1999,
      balloon payment of $2,354,530 due on August 1, 1999.......  $2,945,591     $2,831,001
      Less current portion......................................     114,590        123,793
                                                                  ----------     ----------
              Long-term debt, net of current portion............  $2,831,001     $2,707,208
                                                                   =========      =========

     The amounts recorded above approximate the fair value of the obligation.

     On July 7, 1992, NM entered into a managed care agreement with the Hospital that included the issuance of a $3,000,000 loan to New Management from the Hospital. The loan is secured by payments owed to NM by the Hospital for capitation revenue received directly by the Hospital. The individual partners have

                                 NEW MANAGEMENT
                       (A CALIFORNIA GENERAL PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

guaranteed the loan pro rata to the extent of two times each partner's percentage ownership interest in NM at the date of the loan.

     As of December 31, 1995, aggregate principal maturities of long-term debt are as follows:

    1996.....................................................................  $  123,793
    1997.....................................................................     133,735
    1998.....................................................................     144,474
    1999.....................................................................   2,428,999
                                                                               ----------
                                                                               $2,831,001
                                                                                =========

4. TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

  Advances

     NM advanced amounts to CMG to cover working capital requirements and tenant improvements. The balance of these advances is $56,827 as of December 31, 1994 and 1995. The advances are due on demand and do not bear interest.

     NM advanced $2,149 to a physician who is also a partner in NM. The advance is due upon demand and does not bear interest.

  General and Administrative Services

     NM, in performing its responsibilities under the managed care agreement with the Hospital, receives certain employee services and facilities usage without cost from CMG.

     CMG's partners are substantially identical to the partners of NM as required under the terms of both partnership agreements. CMG provides medical services for enrollees of certain health maintenance organizations.

  Management Services

     Under an agreement effective September 1, 1995, CHS Management, Inc. (CHS), an affiliate incorporated in 1995 to perform management services for CMG and Health Source Medical Group (HSMG), performed certain management services on behalf of NM. The agreement provides that CHS will receive a monthly management fee based upon 12% per dollar per enrolled life under the capitation agreement between NM, CMG and West Hills Hospital. The amount of the management fee totaled $15,577 for the period from September 1 through December 31, 1995 and has been accrued on the balance sheet as due to affiliate.

  Professional Services

     Accounting services are performed for NM by a partnership of which one partner acts as a financial advisor to the Executive Committee of CMG and also serves as a board member of CHS Management, Inc. Charges for services rendered to NM by the partnership amounted to $35,655 and $94,025 for the years ended December 31, 1994 and 1995, respectively.

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

     All current assets and current liabilities, are carried at cost, which approximates fair value due to the short maturity of those instruments.

6. SUBSEQUENT EVENT

     On March 11, 1996, NM entered into a letter of intent to be acquired by MedPartners/Mullikin, Inc., a publicly held physicians practice management company, in exchange for shares of MedPartners/Mullikin, Inc. common stock.

                                 NEW MANAGEMENT
                       (A CALIFORNIA GENERAL PARTNERSHIP)

                                 BALANCE SHEET
                                  (UNAUDITED)

                                                                                  DECEMBER 31,
                                                                                      1993
                                                                                  ------------
                                            ASSETS
Cash............................................................................  $     54,940
Administrative capitation fee receivable........................................       116,767
Due from affiliates.............................................................       496,826
Capital contributions receivable from partners..................................            85
                                                                                  ------------
          Total assets..........................................................  $    668,618
                                                                                    ==========
                             LIABILITIES AND PARTNERS' DEFICIENCY
Current liabilities
  Distribution payable..........................................................  $    500,000
  Accrued interest payable......................................................        19,709
  Current portion of long-term debt.............................................       106,070
                                                                                  ------------
          Total current liabilities.............................................       625,779
  Long-term debt, net of current portion........................................     2,945,591
                                                                                  ------------
Partners' deficiency............................................................    (2,902,752)
                                                                                  ------------
          Total liabilities and partners' deficiency............................  $    668,618
                                                                                    ==========

See accompanying notes.

                                 NEW MANAGEMENT
                       (A CALIFORNIA GENERAL PARTNERSHIP)

                              STATEMENT OF INCOME
                                  (UNAUDITED)

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1993
                                                                                  ------------
Net revenue.....................................................................   $3,109,869
Expenses
  Accounting....................................................................       18,663
  Interest expense..............................................................      238,711
  Administrative fee............................................................       42,000
  Executive committee fees......................................................       24,000
                                                                                  ------------
          Total expenses........................................................      323,374
                                                                                  ------------
Net income......................................................................   $2,786,495
                                                                                   ==========

See accompanying notes.

                                 NEW MANAGEMENT
                       (A CALIFORNIA GENERAL PARTNERSHIP)

                            STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1993
                                                                                  ------------
OPERATING ACTIVITIES:
  Net Income....................................................................  $  2,786,495
  Adjustments to reconcile net income to net cash provided by operating activities:
     Changes in assets and liabilities:
       (Increase) decrease in capitation fee receivable.........................      (116,767)
       (Increase) decrease in due from related parties..........................      (496,827)
       (Increase) decrease in other receivables.................................           (85)
       (Increase (decrease) in accrued interest payable.........................       (74,041)
                                                                                  ------------
          Net cash provided by operating activities.............................     2,098,775
                                                                                  ------------
FINANCING ACTIVITIES:
  Increase in long-term debt....................................................        51,661
  Additional partner contributions..............................................            85
  Distributions to partners.....................................................    (2,600,037)
  Increase in distributions payable.............................................       500,000
                                                                                  ------------
          Net cash used in financing activities.................................    (2,048,291)
                                                                                  ------------
          Net increase in cash..................................................        50,484
Cash at beginning of year.......................................................         4,456
                                                                                  ------------
Cash at end of year.............................................................  $     54,940
                                                                                    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid on borrowing......................................................  $    238,711
                                                                                    ==========

See accompanying notes.

                                 NEW MANAGEMENT
                       (A CALIFORNIA GENERAL PARTNERSHIP)

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                               DECEMBER 31, 1993

1. ORGANIZATION

     New Management, a California general partnership (the Partnership), was formed and commenced operations on July 31, 1992. The Partnership was formed for the purpose of providing management services in connection with the delivery of hospital healthcare services to patients who are enrollees of certain health maintenance organizations which have contracted with West Hills Hospital and the Partnership.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Accounting Policy

     The financial statements have been prepared using the accrual method of accounting.

  Income Taxes

     Income and expenses represent only the operations of the Partnership and do not include other activity to be reflected on the individual partners' federal and state income tax returns. As such, no provision has been made for income taxes.

3. MANAGED CARE AGREEMENT

     The Partnership receives an administrative capitation fee under the terms of a Managed Care Agreement with West Hills Hospital. Under the terms of the agreement, New Management has capitated West Hills to provide hospital care under five contracts with health maintenance organizations. The Partnership receives income based upon the spread between the average per member per month capitation received from the HMO's and the contracted sub-capitation rate paid to West Hills Hospital for providing the hospital services. Under the terms of the Managed Care Agreement the Partnership is obligated to provide certain administrative and management services to administer the HMO contracts. The Managed Care Agreement was entered into in July, 1992 and is effective through July, 2002.

4. ADMINISTRATIVE CAPITATION FEE RECEIVABLE

     The Partnership is owed additional revenue under the terms of the Managed Care Agreement for 1993 based on a calculation adjustment which has been agreed on with West Hills Hospital.

5. ADVANCES TO COMMUNITY MEDICAL GROUP (CMG)

     The Partnership advanced $455,026 to Community Medical Group of the West Valley (CMG) (a related party) to be used for working capital. The advance does not bear interest and is due on demand. The Partnership advanced $41,800 for tenant improvements at CMG's Simi Valley facility. The advance does not bear interest and is due on demand.

                                 NEW MANAGEMENT
                       (A CALIFORNIA GENERAL PARTNERSHIP)

             NOTES TO UNAUDITED FINANCIAL STATEMENTS -- (CONTINUED)

6. LOAN PAYABLE

     The Partnership received a $3,000,000 loan from West Hills Hospital on August 7, 1992. The loan is payable in monthly installments bearing interest at 7.75% as follows:

                   TIME PERIOD                                 PAYMENTS
     ----------------------------------------  ----------------------------------------
     September 1, 1992 -- January 31, 1993     Interest Accrued -- No Payments
     February 1, 1993 -- July 1, 1993          Interest Only Payments of $19,973
     August 1, 1993 -- July 1, 1999            Monthly Payments of $28,238 consisting
                                               of principal and interest, based on a
                                               fifteen year amortization.

     There is a balloon payment of $2,354,529 due on July 1, 1999.

                                   YEAR ENDING
                                  DECEMBER 31,                                  AMOUNT
     -----------------------------------------------------------------------  ----------
            1994............................................................  $  100,071
            1995............................................................     114,590
            1996............................................................     123.792
            1997............................................................     139,735
            1998............................................................     144,475
            1999............................................................   2,428,998
                                                                              ----------
                                                                              $3,051,661
                                                                               =========

7. RELATED PARTY TRANSACTIONS

     The Partnership is receiving employee services and facilities in order to perform their obligations under the Managed Care Agreement (Note 3) without cost from Community Medical Group of the West Valley, a California general partnership (CMG). CMG's partners are substantially identical to the partners of New Management as required under the terms of both partnership agreements. CMG provides medical services to enrollees of prepaid health plans.

                                 NEW MANAGEMENT
                           (A CALIFORNIA PARTNERSHIP)

                            CONDENSED BALANCE SHEET
                                  (UNAUDITED)

                                                                                   JUNE 30,
                                                                                     1996
                                                                                  -----------
                                           ASSETS
Current assets
  Cash..........................................................................  $   175,331
  Other receivables.............................................................           --
  Due from related parties......................................................       58,976
                                                                                  -----------
          Total current assets..................................................      234,307
          Other assets..........................................................      543,467
                                                                                  -----------
          Total assets..........................................................  $   777,774
                                                                                  ===========
                            LIABILITIES AND PARTNERS' DEFICIENCY
Current liabilities
  Current portion of long-term debt.............................................  $   128,668
  Accounts payable..............................................................        4,849
  Deferred income...............................................................          439
  Accrued interest payable......................................................       17,891
                                                                                  -----------
          Total current liabilities.............................................      151,847
Long-term debt, net of current portion..........................................    2,641,633
Partners' deficiency............................................................   (2,015,706)
                                                                                  -----------
          Total liabilities and partners' deficiency............................  $   777,774
                                                                                  ===========

See accompanying note.

                                 NEW MANAGEMENT
                           (A CALIFORNIA PARTNERSHIP)

                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                             SIX MONTHS
                                                                           ENDED JUNE 30,
                                                                      -------------------------
                                                                         1995           1996
                                                                      ----------     ----------
Net revenue.........................................................  $1,524,490     $1,313,931
Expenses
  Administrative and executive fees.................................      95,000         87,260
  Management fee....................................................          --         22,625
  Accounting and legal..............................................      53,495         96,872
  Interest..........................................................     112,908        108,362
                                                                      ----------     ----------
          Total expenses............................................     261,403        315,119
                                                                      ----------     ----------
Net income..........................................................  $1,263,087     $  998,812
                                                                      ==========     ==========

See accompanying note.

                                 NEW MANAGEMENT
                       (A CALIFORNIA GENERAL PARTNERSHIP)

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                             SIX MONTHS
                                                                           ENDED JUNE 30,
                                                                       -----------------------
                                                                          1995         1996
                                                                       -----------   ---------
OPERATING ACTIVITIES:
  Net income.........................................................  $ 1,263,087   $ 998,812
  Adjustments to reconcile net income to net cash provided by operating activities:
     Decrease in administrative capitation fee receivable............      267,277          --
     Decrease in other receivables...................................           --         162
     Increase in other assets........................................           --    (543,467)
     Increase in accounts payable....................................           --       3,736
     Decrease in due to affiliate....................................           --     (15,577)
     Decrease in deferred income.....................................           --      (1,154)
     Decrease in accrued interest payable............................         (362)       (392)
                                                                       -----------   ---------
          Net cash provided by operating activities..................    1,530,002     442,120
                                                                       -----------   ---------
FINANCING ACTIVITIES:
  Principal payments on long-term debt...............................      (56,189)    (60,700)
  Increase in distributions payable..................................       17,580          --
  Distributions to partners..........................................   (1,500,001)   (219,534)
                                                                       -----------   ---------
          Net cash used in financing activities......................   (1,538,610)   (280,234)
                                                                       -----------   ---------
          Net increase (decrease) in cash............................       (8,608)    161,886
Cash at beginning of period..........................................       55,197      13,445
                                                                       -----------   ---------
Cash at end of period................................................  $    46,589   $ 175,331
                                                                        ==========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid on borrowings..........................................  $   112,417   $ 109,112
                                                                        ==========   =========

See accompanying note.

                                 NEW MANAGEMENT
                       (A CALIFORNIA GENERAL PARTNERSHIP)

                NOTE TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1. CONDENSED FINANCIAL STATEMENTS

     The Condensed Balance Sheet as of June 30, 1996, the Condensed Statements of Income and the Condensed Statements of Cash Flows for the six months ended June 30, 1996 and 1995 have been prepared by New Management (the Partnership) without audits. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 1996 and 1995 have been made.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Partnership's December 31, 1995 audited financial statements. The results of operations for the period ended June 30, 1996 are not necessarily indicative of the operation results for the year.

             ------------------------------------------------------
             ------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
The Company...........................    6
Risk Factors..........................    6
Price Range of Common Stock...........   14
Dividend Policy.......................   15
Capitalization........................   15
Selected Historical Financial Data....   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Pro Forma Condensed Combined Financial
  Information.........................   24
Business..............................   32
Management............................   48
Certain Transactions..................   57
Principal Stockholders................   59
Description of Capital Stock..........   61
Selling Stockholders..................   65
Plan of Distribution..................   67
Experts...............................   67
Legal Matters.........................   67
Index to Financial Statements.........  F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                1,271,601 SHARES
                           (LOGO) MEDPARTNERS (TM)
                                  COMMON STOCK
                           PAR VALUE $.001 PER SHARE
                                  ------------

                                   PROSPECTUS

                                OCTOBER   , 1996

                                  ------------
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the shares of Common Stock, par value $.001 per share (the "Common Stock"), offered hereby other than underwriting discounts and commissions.

Securities and Exchange Commission Registration Fee...............................  $8,573.66*
Blue Sky Fees and Expenses........................................................
Legal Fees and Expenses...........................................................
Accounting Fees...................................................................
Printing Costs....................................................................
Miscellaneous Expenses............................................................
                                                                                    ---------
          Total...................................................................  $
                                                                                     ========

---------------

* Actual amount.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the General Corporation Law of Delaware ("DGCL") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. The Company's Second Amended and Restated Certificate of Incorporation contains a provision eliminating or limiting director liability to the Company and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. The Company's Amended and Restated By-laws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of the Company who, by reason of the fact that he or she is a director, officer, employee, or agent of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

     The Company has agreed to indemnify all of its directors and executive officers against liability incurred by them by reason of their services as a director to the fullest extent allowable under applicable law. In addition, the Company has purchased insurance containing customary terms and conditions as permitted by Delaware law on behalf of its directors and officers, which may cover liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below are all sales of unregistered securities by the Registrant within the past three years.

     In August 1995, in connection with its incorporation, MedPartners/Mullikin, Inc. sold and issued 100 shares of its Common Stock to Larry R. House for $1.00 per share. Those shares of Common Stock were subsequently cancelled in connection with the consummation of the business combination between the Original Predecessor and Mullikin Medical Enterprises, L.P.

     In December 1995, the Company sold and issued an aggregate of 860,068 shares of its Common Stock to Retina and Vitreous Associates of Alabama, Inc. ("RVAA"), in return for substantially all of the assets of RVAA. As of the closing date, the shares of Common Stock had a value of approximately $28,400,000.*

     In March 1996, the Company sold and issued an aggregate of 82,954 shares of its Common Stock to Eaton Medical Group in return for substantially all of the assets of Eaton Medical Group. As of the closing date, the shares of Common Stock had a value of approximately $2,364,000.*

     In March 1996, the Company sold and issued an aggregate of 444,091 shares of its Common Stock to the Atlanta Allergy Clinic, PA ("Atlanta Allergy"), in return for substantially all of the assets of Atlanta Allergy. As of the closing date, the shares of Common Stock had a value of approximately $12,657,000.*

     In April 1996, the Company sold and issued an aggregate of 70,174 shares of its Common Stock to Dwight W. Clark, M.D. and H. Frank Martin, M.D. in return for the termination of certain Medical Director Agreements. As of the closing date, the shares of Common Stock had a value of approximately $2,026,000.*

     In May 1996, MedPartners/Mullikin, Inc. sold and issued 116,452 shares to East Bay Fertility OB-GYN-Medical Group, Inc. in exchange for substantially all of the assets of East Bay. As of the closing date, the shares of Common Stock had a value of approximately $2,737,000.*

     In June 1996, the Company sold and issued an aggregate of 1,218,441 shares of its Common Stock to the sole shareholder of Emergency Physician Associates, Inc. ("EPA") as consideration for the merger of a wholly-owned subsidiary of the Company with and into EPA whereby EPA became a wholly-owned subsidiary of the Company. As of the closing date, the shares of Common Stock had a value of approximately $25,892,000.*

     In June 1996, the Company sold and issued an aggregate of 76,633 shares of its Common Stock to Global Care, Inc. in return for substantially all of the assets of Global Care, Inc. As of the closing date, the shares of Common Stock had a value of approximately $1,628,000.*

     In June 1996, the Company sold and issued an aggregate of 85,827 shares of its Common Stock to Brevard OB/GYN Specialists, P.A. in return for substantially all of the assets of Brevard OB/GYN Specialists. As of the closing date, the shares of Common Stock had a value of approximately $1,792,000.*

     In July 1996, the Company sold and issued an aggregate of 190,762 shares of its Common Stock to Southwest Healthcare Network, Inc. in return for substantially all of the assets of Southwest Healthcare Network, Inc. As of the closing date, the shares of Common Stock had a value of approximately $4,030,000.*

     In July 1996, the Company sold and issued an aggregate of 172,752 shares of its Common Stock to Cleveland Ear, Nose, Throat and Facial Surgery Group, Inc. in return for substantially all of the assets of Cleveland Ear, Nose, Throat and Facial Surgery Group, Inc. As of the closing date, the shares of Common Stock had a value of approximately $3,347,000.*

     In July 1996, the Company sold and issued an aggregate of 164,085 shares of its Common Stock to The Emergency Associates for Medicine, Inc. ("TEAM"), in return for substantially all of the outstanding capital stock of TEAM. As of the closing date, the shares of Common Stock had a value of approximately $3,077,000.*

     In August 1996, MedPartners/Mullikin, Inc. sold and issued 51,417 shares of its Common Stock to Bay Area Primary Care as a result of the Company's earn-out obligations in accordance with the terms and conditions of the Company's purchase of substantially all of the assets of Bay Area Primary Care. As of the closing date, the shares of Common Stock had a value of approximately $1,016,000.*

     In August 1996, the Company sold and issued an aggregate of 182,366 shares of its Common Stock to Georgia Urology Management Associates, Inc. in return for substantially all of the assets of Georgia Urology Management Associates, Inc. As of the closing date, the shares of Common Stock had a value of approximately $3,784,000.*

     None of the transactions described above was underwritten and there were no underwriting discounts or commissions. All of the above shares were taken for investment by the entity or individuals to whom they were issued. The Company believes that all securities issued in connection with the transactions described above were exempt from registration under Section 4(2) of the Securities Act as transactions not involving a public offering.
---------------

* Based on the closing price of MedPartners Common Stock on the Nasdaq National Market or the New York Stock Exchange, as applicable, on the closing date of such transaction, which is given solely for the purpose of calculating the aggregate consideration for such transaction, pursuant to Item 701 of Regulation S-K.

  ITEM 16. FINANCIAL STATEMENTS AND EXHIBITS

     (a) Exhibits:

EXHIBIT
  NO.                                             DESCRIPTION
--------       ---------------------------------------------------------------------------------
  (2)-1   --   Plan and Agreement of Merger, dated as of August 14, 1995, among MedPartners,
                  Inc., Mullikin Medical Enterprises, L.P., MedPartners/Mullikin, Inc. and MPI
                  Merger Corporation, filed as Exhibit (2)-1 to the Company's Registration
                  Statement on Form S-4 (Registration No. 33-96978) is hereby incorporated herein by reference.
  (2)-2   --   Plan and Agreement of Merger and Reorganization, dated as December 11, 1995, among MedPartners/Mullikin, Inc., PPS Merger Corporation and Pacific Physician
                  Services, Inc., filed as Exhibit (2)-1 to the Company's Registration Statement
                  on Form S-4 (Registration No. 333-00774) is hereby incorporated herein by reference.
  (2)-3   --   Amended and Restated Agreement to Purchase Assets, dated as of March 11, 1996, as amended by Amendment No. 1 dated June 28, 1996, by and among
                  MedPartners/Mullikin, Inc., MedPartners, Inc. and New Management filed as
                  Exhibit (2)-2 to the Company's Registration Statement on Form S-4
                  (Registration No. 333-4348), is hereby incorporated herein by reference.
  (2)-4   --   Plan and Agreement of Merger, dated as of May 13, 1996, among
                  MedPartners/Mullikin, Inc., PPM Merger Corporation and Caremark International
                  Inc., filed as Exhibit (2)-1 to the Company's Registration Statement on Form
                  S-4 (Registration No. 333-09767) is hereby incorporated herein by reference.
  (3)-1   --   MedPartners, Inc. Second Amended and Restated Certificate of Incorporation, as
                  amended, filed as Exhibit (3)-1 to the Company's Registration Statement on
                  Form S-1 (Registration No. 333-12465) is hereby incorporated herein by reference.
  (3)-2   --   MedPartners, Inc. Second Amended and Restated By-laws, filed as Exhibit (3)-2 to the Company's Registration Statement on Form S-1 (Registration No. 333-12465)
                  is hereby incorporated herein by reference.
* (5)     --   Opinion of Haskell Slaughter & Young L.L.C., as to the legality of the Common
                  Stock of MedPartners, Inc.
 (10)-1   --   Consulting Agreement, dated as of August 7, 1996, by and among Caremark,
                  MedPartners and C. A. Lance Piccolo filed as Exhibit (10)-1 to the Company's
                  Registration Statement on Form S-4 (Registration No. 333-09767) is hereby incorporated herein by reference.

---------------

* To be filed by amendment.

EXHIBIT
  NO.                                             DESCRIPTION
--------       ---------------------------------------------------------------------------------
 (10)-2   --   Consulting Agreement, dated as of August 7, 1996, by and among Caremark,
                  MedPartners and Thomas W. Hodson filed as Exhibit (10)-2 to the Company's
                  Registration Statement on Form S-4 (Registration No. 333-09767) is hereby incorporated herein by reference.
 (10)-3   --   Consulting Agreement, dated as of November 29, 1995, by and between MedPartners and Walter T. Mullikin, M.D. filed as Exhibit (10)-1 to the Company's
                  Registration Statement on Form S-1 (Registration No. 333-1130) is hereby incorporated herein by reference.
 (10)-4   --   Termination Agreement, dated as of November 29, 1995, by and between MedPartners/
                  Mullikin, Inc. and Walter T. Mullikin filed as Exhibit (10)-2 to the Company's
                  Registration Statement on Form S-1 (Registration No. 333-1130) is hereby incorporated herein by reference.
 (10)-5   --   Consulting Agreement, dated as of November 29, 1995, by and between MedPartners/
                  Mullikin, Inc. and John S. McDonald filed as Exhibit (10)-3 to the Company's
                  Registration Statement on Form S-1 (Registration No. 333-1130) is hereby incorporated herein by reference.
 (10)-6   --   Termination Agreement, dated as of November 29, 1995, by and between MedPartners/
                  Mullikin, Inc. and John S. McDonald filed as Exhibit (10)-4 to the Company's
                  Registration Statement on Form S-1 (Registration No. 333-1130) is hereby incorporated herein by reference.
 (10)-7   --   Employment Agreement, dated July 24, 1996, by and between MedPartners, Inc. and
                  Larry R. House, filed as Exhibit (10)-7 to the Company's Registration
                  Statement on Form S-1 (Registration No. 333-12465) is hereby incorporated herein by reference.
 (10)-8   --   Employment Agreement, dated July 24, 1996, by and between MedPartners, Inc. and
                  Mark L. Wagar, filed as Exhibit (10)-8 to the Company's Registration Statement
                  on Form S-1 (Registration No. 333-12465) is hereby incorporated herein by reference.
 (10)-9   --   Employment Agreement, dated July 24, 1996, by and between MedPartners, Inc. and
                  Harold O. Knight, Jr., filed as Exhibit (10)-9 to the Company's Registration
                  Statement on Form S-1 (Registration No. 333-12465) is hereby incorporated herein by reference.
 (10)-10  --   Employment Agreement, dated July 24, 1996, by and between MedPartners, Inc. and
                  Tracy P. Thrasher, filed as Exhibit (10)-10 to the Company's Registration
                  Statement on Form S-1 (Registration No. 333-12465) is hereby incorporated herein by reference.
 (10)-11  --   Registration Rights Agreement, dated as of November 29, 1995, among
                  MedPartners/Mullikin, Inc. and certain of its securityholders, filed as
                  Exhibit (4)-2 to the Company's Registration Statement on Form S-1
                  (Registration No. 333-1130) is hereby incorporated herein by reference.
 (10)-12  --   MedPartners/Mullikin, Inc. 1993 Stock Option Plan, filed as Exhibit (4)-1 to the
                  Company's Registration Statement on Form S-8 (Registration No. 333-00234) is
                  hereby incorporated herein by reference.
 (10)-13  --   MedPartners/Mullikin, Inc. 1995 Stock Option Plan, as amended, filed as Exhibit
                  (4)-2 to the Company's Registration Statement on Form S-4 (Registration No.
                  333-00774) is hereby incorporated herein by reference.
 (10)-14  --   Registration Rights Agreement, dated as of August 31, 1994, as amended, filed as
                  Exhibit (10)-16 to MedPartners, Inc.'s Registration Statement on Form S-1
                  (Registration Statement No. 33-86806) is hereby incorporated by reference.
 (10)-15  --   MedPartners, Inc., MedPartners Incentive Compensation Plan, filed as Exhibit
                  (4)-2 to the Company's Registration Statement on Form S-8 (Registration No.
                  333-11875) is hereby incorporated herein by reference.
 (10)-16  --   Non-Competition and Severance Agreement by and between MedPartners, Inc. and
                  William R. Dexheimer, dated August 31, 1993, filed as Exhibit (10)-23 to
                  MedPartners' Registration Statement on Form S-1 (Registration Statement No.
                  33-86806) is hereby incorporated by reference.

---------------

* To be filed by amendment.

EXHIBIT
  NO.                                             DESCRIPTION
--------       ---------------------------------------------------------------------------------
 (10)-17  --   Credit Agreement, dated September 5, 1996, by and among MedPartners, Inc.,
                  NationsBank, National Association (South), as administrative agent for the
                  Lenders, The First National Bank of Chicago, as Documentation Agent for the
                  Lenders, and the Lenders thereto, filed as Exhibit (10)-17 to the Company's
                  Registration Statement on Form S-1 (Registration No. 333-12465) is hereby incorporated herein by reference.
 (10)-18  --   Amendment No. 1 to Credit Agreement and Consent, dated September 5, 1996, by and among MedPartners, Inc., NationsBank, National Association (South), as
                  administrative agent for the Lenders, The First National Bank of Chicago, as
                  Documentation Agent for the Lenders, and the Lenders thereto, filed as Exhibit
                  (10)-18 to the Company's Registration Statement on Form S-1 (Registration No.
                  333-12465) is hereby incorporated herein by reference.
 (11)     --   Statement re: Earnings per share.
 (21)     --   Subsidiaries of MedPartners, Inc., filed as Exhibit (21) to the Company's
                  Registration Statement on Form S-1 (Registration No. 333-12465) is hereby incorporated herein by reference.
 (23)-1   --   Consent of Ernst & Young LLP. See pages immediately following signature pages to the Registration Statement.
 (23)-2   --   Consent of Price Waterhouse LLP. See pages immediately following signature pages to the Registration Statement.
 (23)-3   --   Consent of Haskell Slaughter & Young L.L.C. (included in the opinion filed as
                  Exhibit (5)).
 (24)     --   Powers of Attorney. See the signature page to original filing of this
                  Registration Statement on Form S-1.

---------------

* To be filed by amendment.

     (b) Financial Statements Schedule:

          None are applicable.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant further undertakes that:

          (1) For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on October 4, 1996.

                                          MEDPARTNERS, INC.

                                          By       /s/  LARRY R. HOUSE
                                            -----------------------------------
                                                        Larry R. House
                                            Chairman of the Board, President and
                                                  Chief Executive Officer

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry R. House and Harold O. Knight, Jr., and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instructions he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                               CAPACITY                    DATE
---------------------------------------------  -------------------------------  ----------------
           /s/ LARRY R. HOUSE                  Chairman of the Board,            October 4, 1996
---------------------------------------------    President and Chief Executive
               Larry R. House                    Officer and Director

       /s/  HAROLD O. KNIGHT, JR.              Executive Vice President and      October 4, 1996
---------------------------------------------    Chief Financial Officer
            Harold O. Knight, Jr.                (Principal Financial and
                                                 Accounting Officer)

        /s/  RICHARD M. SCRUSHY                Director                          October 4, 1996
---------------------------------------------
             Richard M. Scrushy

      /s/  LARRY D. STRIPLIN, JR.              Director                          October 4, 1996
---------------------------------------------
           Larry D. Striplin, Jr.

      /s/  CHARLES W. NEWHALL III              Director                          October 4, 1996
---------------------------------------------
           Charles W. Newhall III

         /s/  TED H. McCOURTNEY                Director                          October 4, 1996
---------------------------------------------
              Ted H. McCourtney

     /s/  WALTER T. MULLIKIN, M.D.             Director                          October 4, 1996
---------------------------------------------
          Walter T. Mullikin, M.D.

      /s/  JOHN S. McDONALD, J.D.              Director                          October 4, 1996
---------------------------------------------
           John S. McDonald, J.D.

          /s/ RICHARD J. KRAKER                Director                          October 4, 1996
---------------------------------------------
              Richard J. Kramer

                  SIGNATURE                               CAPACITY                    DATE
---------------------------------------------  -------------------------------  ----------------
      /s/  ROSALIO J. LOPEZ, M.D.              Director                          October 4, 1996
---------------------------------------------
           Rosalio J. Lopez, M.D.

        /s/  C.A. LANCE PICCOLO                Director                          October 4, 1996
---------------------------------------------
             C.A. Lance Piccolo

         /s/  THOMAS W. HODSON                 Director                          October 4, 1996
---------------------------------------------
              Thomas W. Hodson

         /s/  ROGER L. HEADRICK                Director                          October 4, 1996
---------------------------------------------
              Roger L. Headrick

    /s/ HARRY M. JANSEN KRAEMER, JR.           Director                          October 4, 1996
---------------------------------------------
        Harry M. Jansen Kraemer, Jr.

                                                                  EXHIBIT (23)-1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Experts" and to the use of our reports on the entities and dated as listed below in the Registration Statement (Form S-1, No. 333-0000) and the related Prospectus of MedPartners, Inc. for the registration of its Common Stock:

    MedPartners/Mullikin, Inc. .......................................   February 22, 1996
    New Management....................................................       July 26, 1996

                                          ERNST & YOUNG LLP

Birmingham, Alabama
September 30, 1996

                                                                  EXHIBIT (23)-2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of MedPartners, Inc. of our report dated January 24, 1996, except as to the third paragraph of Note 14, which is dated as of March 19, 1996, relating to the financial statements of Caremark International Inc., which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Chicago, Illinois
October 3, 1996

                                 EXHIBIT INDEX

                                                                                        SEQUENTIALLY
EXHIBIT                                                                                   NUMBERED
  NO.                                        DESCRIPTION                                    PAGE
--------       -----------------------------------------------------------------------  ------------
  (2)-1   --   Plan and Agreement of Merger, dated as of August 14, 1995, among
                  MedPartners, Inc., Mullikin Medical Enterprises, L.P.,
                  MedPartners/Mullikin, Inc. and MPI Merger Corporation, filed as
                  Exhibit (2)-1 to the Company's Registration Statement on Form S-4
                  (Registration No. 33-96978) is hereby incorporated herein by reference.
  (2)-2   --   Plan and Agreement of Merger and Reorganization, dated as December 11,
                  1995, among MedPartners/Mullikin, Inc., PPS Merger Corporation and
                  Pacific Physician Services, Inc., filed as Exhibit (2)-1 to the
                  Company's Registration Statement on Form S-4 (Registration No.
                  333-00774) is hereby incorporated herein by reference.
  (2)-3   --   Amended and Restated Agreement to Purchase Assets, dated as of March
                  11, 1996, as amended by Amendment No. 1 dated June 28, 1996, by and among MedPartners/Mullikin, Inc., MedPartners, Inc. and New
                  Management filed as Exhibit (2)-2 to the Company's Registration
                  Statement on Form S-4 (Registration No. 333-4348), is hereby incorporated herein by reference.
  (2)-4   --   Plan and Agreement of Merger, dated as of May 13, 1996, among
                  MedPartners/Mullikin, Inc., PPM Merger Corporation and Caremark
                  International Inc., filed as Exhibit (2)-1 to the Company's
                  Registration Statement on Form S-4 (Registration No. 333-09767) is
                  hereby incorporated herein by reference.
  (3)-1   --   MedPartners, Inc. Second Amended and Restated Certificate of
                  Incorporation, as amended, filed as Exhibit (3)-1 to the Company's
                  Registration Statement on Form S-1 (Registration No. 333-12465) is
                  hereby incorporated herein by reference.
  (3)-2   --   MedPartners, Inc. Second Amended and Restated By-laws, filed as Exhibit
                  (3)-2 to the Company's Registration Statement on Form S-1
                  (Registration No. 333-12465) is hereby incorporated herein by reference.
 *(5)     --   Opinion of Haskell Slaughter & Young L.L.C., as to the legality of the
                  Common Stock of MedPartners, Inc.
 (10)-1   --   Consulting Agreement, dated as of August 7, 1996, by and among
                  Caremark, MedPartners and C. A. Lance Piccolo filed as Exhibit
                  (10)-1 to the Company's Registration Statement on Form S-4
                  (Registration No. 333-09767) is hereby incorporated herein by reference.
 (10)-2   --   Consulting Agreement, dated as of August 7, 1996, by and among
                  Caremark, MedPartners and Thomas W. Hodson filed as Exhibit (10)-2 to the Company's Registration Statement on Form S-4 (Registration
                  No. 333-09767) is hereby incorporated herein by reference.
 (10)-3   --   Consulting Agreement, dated as of November 29, 1995, by and between
                  MedPartners and Walter T. Mullikin, M.D. filed as Exhibit (10)-1 to the Company's Registration Statement on Form S-1 (Registration No.
                  333-1130) is hereby incorporated herein by reference.
 (10)-4   --   Termination Agreement, dated as of November 29, 1995, by and between
                  MedPartners/Mullikin, Inc. and Walter T. Mullikin filed as Exhibit
                  (10)-2 to the Company's Registration Statement on Form S-1
                  (Registration No. 333-1130) is hereby incorporated herein by reference.
 (10)-5   --   Consulting Agreement, dated as of November 29, 1995, by and between
                  MedPartners/Mullikin, Inc. and John S. McDonald filed as Exhibit
                  (10)-3 to the Company's Registration Statement on Form S-1
                  (Registration No. 333-1130) is hereby incorporated herein by reference.

                                                                                        SEQUENTIALLY
EXHIBIT                                                                                   NUMBERED
  NO.                                        DESCRIPTION                                    PAGE
--------       -----------------------------------------------------------------------  ------------
 (10)-6   --   Termination Agreement, dated as of November 29, 1995, by and between
                  MedPartners/Mullikin, Inc. and John S. McDonald filed as Exhibit
                  (10)-4 to the Company's Registration Statement on Form S-1
                  (Registration No. 333-1130) is hereby incorporated herein by reference.
 (10)-7   --   Employment Agreement, dated July 24, 1996, by and between MedPartners,
                  Inc. and Larry R. House, filed as Exhibit (10)-7 to the Company's
                  Registration Statement on Form S-1 (Registration No. 333-12465) is
                  hereby incorporated herein by reference.
 (10)-8   --   Employment Agreement, dated July 24, 1996, by and between MedPartners,
                  Inc. and Mark L. Wagar, filed as Exhibit (10)-8 to the Company's
                  Registration Statement on Form S-1 (Registration No. 333-12465) is
                  hereby incorporated herein by reference.
 (10)-9   --   Employment Agreement, dated July 24, 1996, by and between MedPartners,
                  Inc. and Harold O. Knight, Jr., filed as Exhibit (10)-9 to the
                  Company's Registration Statement on Form S-1 (Registration No.
                  333-12465) is hereby incorporated herein by reference.
 (10)-10  --   Employment Agreement, dated July 24, 1996, by and between MedPartners,
                  Inc. and Tracy P. Thrasher, filed as Exhibit (10)-10 to the
                  Company's Registration Statement on Form S-1 (Registration No.
                  333-12465) is hereby incorporated herein by reference.
 (10)-11  --   Registration Rights Agreement, dated as of November 29, 1995, among
                  MedPartners/Mullikin, Inc. and certain of its securityholders, filed as Exhibit (4)-2 to the Company's Registration Statement on Form S-1
                  (Registration No. 333-1130) is hereby incorporated herein by reference.
 (10)-12  --   MedPartners/Mullikin, Inc. 1993 Stock Option Plan, filed as Exhibit
                  (4)-1 to the Company's Registration Statement on Form S-8
                  (Registration No. 333-00234) is hereby incorporated herein by reference.
 (10)-13  --   MedPartners/Mullikin, Inc. 1995 Stock Option Plan, as amended, filed as
                  Exhibit (4)-2 to the Company's Registration Statement on Form S-4
                  (Registration No. 333-00774) is hereby incorporated herein by reference.
 (10)-14  --   Registration Rights Agreement, dated as of August 31, 1994, as amended, filed as Exhibit (10)-16 to MedPartners, Inc.'s Registration
                  Statement on Form S-1 (Registration Statement No. 33-86806) is
                  hereby incorporated by reference.
 (10)-15  --   MedPartners, Inc., MedPartners Incentive Compensation Plan, filed as
                  Exhibit (4)-2 to the Company's Registration Statement on Form S-8
                  (Registration No. 333-11875) is hereby incorporated herein by reference.
 (10)-16  --   Non-Competition and Severance Agreement by and between MedPartners,
                  Inc. and William R. Dexheimer, dated August 31, 1993, filed as
                  Exhibit (10)-23 to MedPartners' Registration Statement on Form S-1
                  (Registration Statement No. 33-86806) is hereby incorporated by reference.
 (10)-17  --   Credit Agreement, dated September 5, 1996, by and among MedPartners,
                  Inc., NationsBank, National Association (South), as administrative agent for the Lenders, The First National Bank of Chicago, as
                  Documentation Agent for the Lenders, and the Lenders thereto, filed as Exhibit (10)-17 to the Company's Registration Statement on Form
                  S-1 (Registration No. 333-12465) is hereby incorporated herein by reference.
 (10)-18  --   Amendment No. 1 to Credit Agreement and Consent, dated September 5,
                  1996, by and among MedPartners, Inc., NationsBank, National
                  Association (South), as administrative agent for the Lenders, The
                  First National Bank of Chicago, as Documentation Agent for the
                  Lenders, and the Lenders thereto, filed as Exhibit (10)-18 to the
                  Company's Registration Statement on Form S-1 (Registration No.
                  333-12465) is hereby incorporated herein by reference.

                                                                                        SEQUENTIALLY
EXHIBIT                                                                                   NUMBERED
  NO.                                        DESCRIPTION                                    PAGE
--------       -----------------------------------------------------------------------  ------------
 (11)     --   Statement re: Earnings per share.
 (21)     --   Subsidiaries of MedPartners, Inc., filed as Exhibit (21) to the
                  Company's Registration Statement on Form S-1 (Registration No.
                  333-12465) is hereby incorporated herein by reference.
 (23)-1   --   Consent of Ernst & Young LLP. See pages immediately following signature pages to the Registration Statement.
 (23)-2   --   Consent of Price Waterhouse LLP. See pages immediately following signature pages to the Registration Statement.
 (23)-3   --   Consent of Haskell Slaughter & Young L.L.C. (included in the opinion filed as Exhibit (5)).
 (24)     --   Powers of Attorney. See the signature page to original filing of this
                  Registration Statement on Form S-1.

---------------

* To be filed by amendment.